Form 10-K, Exhibit 13
period 1996-12-28
THERMO FIBERGEN INC
filed 1997-03-14
CIK 1017921

Exhibit 13






















                              THERMO FIBERGEN INC.

                        Consolidated Financial Statements

                                      1996
PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                      Consolidated Statement of Operations

    (In thousands except per share amounts)        1996      1995      1994
    -----------------------------------------------------------------------
    Revenues (Note 8)                           $ 2,223   $     -   $     -
                                                -------   -------   -------

    Costs and Operating Expenses:
      Cost of revenues                            1,388         -         -
      Selling, general, and administrative
        expenses (Note 6)                         1,126         -         -
      Research and development expenses           1,300       601       128
                                                -------   -------   -------
                                                  3,814       601       128
                                                -------   -------   -------

    Operating Loss                               (1,591)     (601)     (128)

    Interest Income                               1,224         -         -
                                                -------   -------   -------
    Loss Before Income Taxes                       (367)     (601)     (128)
    Income Taxes (Note 5)                             -         -         -
                                                -------   -------   -------
    Net Loss                                    $  (367)  $  (601)  $  (128)
                                                =======   =======   =======
    Loss Per Share                              $  (.03)  $  (.06)  $  (.01)
                                                =======   =======   =======
    Weighted Average Shares                      11,358    10,073    10,073
                                                =======   =======   =======


    The accompanying notes are an integral part of these consolidated financial statements.







                                         2PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                           Consolidated Balance Sheet

    (In thousands except share amounts)                      1996       1995
    ------------------------------------------------------------------------
    Assets
    Current Assets:
      Cash and cash equivalents                           $58,388   $     -
      Accounts receivable, less allowance of
        $30 in 1996 (Note 8)                                  738         -
      Inventories                                             312         -
      Other current assets                                     64         -
                                                          -------   -------
                                                           59,502         -
                                                          -------   -------
    Property, Plant, and Equipment, at Cost, Net            5,821         -
                                                          -------   -------
    Patents and Other Assets                                  969         -
                                                          -------   -------
    Cost in Excess of Net Assets of Acquired
      Company (Note 2)                                      4,741         -
                                                          -------   -------
                                                          $71,033   $     -
                                                          =======   =======

    Liabilities and Shareholders' Investment
    Current Liabilities:
      Accounts payable                                    $   429   $     -
      Accrued payroll and employee benefits                   181         -
      Other accrued liabilities                               649         -
      Due to parent company and affiliated companies        1,766         -
                                                          -------   -------
                                                            3,025         -
                                                          -------   -------
    Commitments (Note 7)

    Common Stock Subject to Redemption ($60,116
      redemption value), 4,715,000 shares issued
      and outstanding (Note 1)                             56,087         -
                                                          -------   -------

    Shareholders' Investment (Notes 3 and 4):
      Common stock, $.01 par value, 25,000,000 shares
        authorized; 10,000,000 shares issued and
        outstanding in 1996                                   100         -
      Capital in excess of par value                       12,094         -
      Accumulated deficit                                    (273)        -
                                                          -------   -------
                                                           11,921         -
                                                          -------   -------
                                                          $71,033   $     -
                                                          =======   =======


    The accompanying notes are an integral part of these consolidated financial statements.

                                         3PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                      Consolidated Statement of Cash Flows

    (In thousands)                                1996       1995       1994
    ------------------------------------------------------------------------
    Operating Activities:
      Net loss                               $   (367)  $   (601)  $   (128)
      Adjustments to reconcile net loss to
        net cash provided by (used in)
        operating activities:
          Depreciation and amortization           701          -          -
          Changes in current accounts,
            excluding the effects of
            acquisition:
              Accounts receivable                 (11)         -          -
              Inventories                         (73)         -          -
              Other current assets                (64)         -          -
              Accounts payable                    281          -          -
              Other current liabilities           568          -          -
                                             --------   --------   --------
    Net cash provided by (used in) operating
      activities                                1,035       (601)      (128)
                                             --------   --------   --------

    Investing Activities:
      Acquisition, net of cash acquired
        (Note 2)                              (12,066)         -          -
      Purchases of property, plant, and
        equipment                                (711)         -          -
      Other                                       (11)         -          -
                                             --------   --------   --------
    Net cash used in investing activities     (12,788)         -          -
                                             --------   --------   --------

    Financing Activities:
      Net proceeds from issuance of Company
        common stock (Note 1)                  55,781          -          -
      Cash transfer from parent company in
        connection with capitalization of
        the Company (Note 1)                   12,500          -          -
      Net transfer from parent company prior
        to capitalization of the Company           94        601        128
      Increase in due to parent company         1,766          -          -
                                             --------   --------   --------
    Net cash provided by financing activities  70,141        601        128
                                             --------   --------   --------

    Increase in Cash and Cash Equivalents      58,388          -          -
    Cash and Cash Equivalents at Beginning
      of Year                                       -          -          -
                                             --------   --------   --------
    Cash and Cash Equivalents at End of Year $ 58,388   $      -   $      -
                                             ========   ========   ========



                                         4PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

    (In thousands)                                1996       1995       1994
    ------------------------------------------------------------------------
    Noncash Activities:
      Fair value of assets of acquired
        company                               $ 12,480  $      -    $      -
      Cash paid for acquired company           (12,070)        -           -
                                              --------  --------    --------
        Liabilities assumed of acquired
          company                             $    410  $      -    $      -
                                              ========  ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.








                                         5PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

               Consolidated Statement of Shareholders' Investment

    (In thousands)                                1996       1995       1994
    ------------------------------------------------------------------------
    Common Stock, $.01 Par Value
      Balance at beginning of year           $      -   $      -    $      -
      Capitalization of the Company               100          -           -
                                             --------   --------    --------
      Balance at end of year                      100          -           -
                                             --------   --------    --------

    Capital in Excess of Par Value
      Balance at beginning of year                  -          -           -
      Capitalization of the Company            12,400          -           -
      Accretion of common stock subject
        to redemption (Note 1)                   (306)         -           -
                                             --------   --------    --------
      Balance at end of year                   12,094          -           -
                                             --------   --------    --------

    Accumulated Deficit
      Balance at beginning of year                  -          -           -
      Net loss after capitalization
        of the Company                           (273)         -           -
                                             --------   --------    --------
      Balance at end of year                     (273)         -           -
                                             --------   --------    --------

    Net Parent Company Investment
      Balance at beginning of year                  -          -           -
      Net loss prior to capitalization
        of the Company                            (94)      (601)       (128)
      Net transfer from parent company
        prior to capitalization of the
        Company                                    94        601         128
      Cash transfer from parent company
        in connection with capitalization
        of the Company (Note 1)                12,500          -           -
      Capitalization of the Company           (12,500)         -           -
                                             --------   --------    --------
      Balance at end of year                        -          -           -
                                             --------   --------    --------
    Total Shareholders' Investment           $ 11,921   $      -    $      -
                                             ========   ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                         6PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations
        Thermo Fibergen Inc. (the Company) was established as a subsidiary of Thermo Fibertek Inc. (Thermo Fibertek) to develop and commercialize equipment and systems to recover materials from papermaking sludge generated by plants that produce virgin and recycled pulp and paper. In July 1996, the Company's wholly owned subsidiary, GranTek Inc. (GranTek), acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology, Inc. (Granulation Technology) and Biodac, a division of Edward Lowe Industries, Inc. GranTek employs patented technology to produce absorbing granules from papermaking sludge. These granules, marketed under the trade name BIODAC(R), are currently used as a carrier to deliver agricultural chemicals for professional turf, home lawn and garden, and mosquito control applications. Prior to GranTek's July 1996 acquisition of Granulation Technology and Biodac, the Company was in the development stage.

    Relationship with Thermo Fibertek and Thermo Electron Corporation
        The Company was incorporated in February 1996 as a wholly owned subsidiary of Thermo Fibertek. In connection with the capitalization of the Company, Thermo Fibertek transferred to the Company a license to use certain technology and its business relating to the development of its fiber-recovery system in the paper and pulp industries, together with $12,500,000 in cash, in exchange for 10,000,000 shares of the Company's common stock. As of December 28, 1996, Thermo Fibertek owned 10,000,000 shares of the Company's common stock, representing 68% of such stock outstanding. Thermo Fibertek is an 84%-owned subsidiary of Thermo Electron Corporation (Thermo Electron).

    Principles of Consolidation
        The accompanying financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany accounts have been eliminated.

    Fiscal Year
        The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1996, 1995, and 1994 are for the fiscal years ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively.

    Stock-based Compensation Plans
        The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 3). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

    Income Taxes
        In the period prior to its initial public offering, the Company and Thermo Fibertek were included in Thermo Electron's consolidated federal and certain state income tax returns. Subsequent to the Company's initial

                                         7PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    public offering in September 1996, Thermo Fibertek's equity ownership of the Company was reduced below 80%, and as a result, the Company is required to file its own federal income tax returns.
        In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

    Loss per Share
        Loss per share has been computed based on the weighted average number of shares outstanding during the year. Pursuant to Securities and Exchange Commission requirements, loss per share has been presented for all periods. Weighted average shares for all periods includes the 10,000,000 shares issued to Thermo Fibertek in connection with the capitalization of the Company, and for periods prior to the Company's initial public offering, the effect of the assumed exercise of stock options issued within one year prior to the Company's initial public offering. Because the effect of the assumed exercise of stock options would be anti-dilutive, they have been excluded from weighted average shares subsequent to the Company's initial public offering.

    Cash and Cash Equivalents
        Prior to its incorporation in February 1996, the Company's cash disbursements were combined with other Thermo Fibertek corporate cash balances.
        As of December 28, 1996, $58,366,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

    Inventories
        Inventories, which represent finished goods, are stated at the lower of cost (on a first-in, first-out basis) or market value and include labor and manufacturing overhead.

                                         8PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Property, Plant, and Equipment
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 15 to 40 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

    (In thousands)                                          1996      1995
    ----------------------------------------------------------------------
    Land                                                 $   87     $    -
    Buildings                                             4,077          -
    Machinery, equipment, and leasehold improvements      2,195          -
                                                         ------     ------
                                                          6,359
    Less: Accumulated depreciation and amortization         538          -
                                                         ------     ------
                                                         $5,821     $    -
                                                         ======     ======

    Patents and Other Assets
        Patents and other assets in the accompanying balance sheet includes the cost of patents acquired in 1996 that are amortized using the straight-line method over an estimated useful life of 12 years. The carrying value of patents was $958,000, net of accumulated amortization of $42,000, at year-end 1996.

    Cost in Excess of Net Assets of Acquired Company
        The excess of cost over the fair value of net assets of acquired company is amortized using the straight-line method over 20 years. Accumulated amortization was $121,000 at year-end 1996. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired company in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

    Common Stock Subject to Redemption
        In September 1996, the Company sold 4,715,000 units, each unit consisting of one share of the Company's common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right have the option to require the Company to redeem, in September 2000 and 2001, one share of the Company's common stock at $12.75 per share. The redemption rights carry terms that generally provide for their expiration if the closing price of the Company's common stock exceeds $19 1/8 for 20 of any

                                         9PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    30 consecutive trading days prior to September 2001. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron. The difference between the redemption value and the original carrying amount of common stock subject to redemption is accreted over the period ending September 2000, which corresponds with the first redemption period. The accretion is charged to capital in excess of par value in the accompanying balance sheet.

    Fair Value of Financial Instruments
        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and due to parent company and affiliated companies. Their respective carrying amounts in the accompanying balance sheet approximate fair value due to their short-term nature.

    Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    2.  Acquisition

        In July 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology and Biodac for $12,070,000 in cash. The acquisition has been accounted for using the purchase method of accounting and the combined results of operations of Granulation Technology and Biodac have been included in the accompanying financial statements from the date of acquisition. The cost of the acquisition exceeded the estimated fair value of the acquired net assets by $4,862,000, which is being amortized over 20 years. Allocation of the purchase price for the acquisition was based on the estimated fair value of net assets acquired and is subject to adjustment upon finalization of the purchase price allocation.
        Based upon unaudited data, the following table presents selected financial information for the Company and Granulation Technology and Biodac on a pro forma basis, assuming the companies had been combined since the beginning of 1995.

    (In thousands except per share amounts)               1996         1995
    -----------------------------------------------------------------------
    Revenues                                          $ 5,377       $ 4,233
    Net loss                                             (471)       (4,107)
    Loss per share                                       (.04)         (.41)

                                        10PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Acquisition (continued)

        The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Granulation Technology and Biodac been made at the beginning of 1995.

    3.  Employee Benefit Plans

    Stock-based Compensation Plans

    Stock Option Plans
    ------------------
        In July 1996, the Company adopted a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted to date became exercisable in December 1996, and are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five to ten year period, depending on the term of the option, which may range from ten to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's common stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in July 1996, that provides for the grant of stock options, at fair market value, to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan have the same general terms as options granted under the stock-based compensation plan described above, except that the restrictions and repurchase rights generally lapse ratably over a four-year period and the option term is five years. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron and Thermo Fibertek.

    Employee Stock Purchase Program
    -------------------------------
        Substantially all of the Company's employees are eligible to participate in an employee stock purchase program sponsored by Thermo Fibertek and Thermo Electron. Under this program, shares of Thermo Fibertek's and Thermo Electron's common stock may be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.
                                        11PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Employee Benefit Plans (continued)

    Pro Forma Stock-based Compensation Expense
        In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted in 1996 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net loss and loss per share would have been as follows:

    (In thousands except per share amounts)                            1996
    -----------------------------------------------------------------------
    Net loss:
      As reported                                                    $(367)
      Pro forma                                                       (479)
    Loss per share:
      As reported                                                     (.03)
      Pro forma                                                       (.04)

        Pro forma compensation expense for options granted is reflected over the vesting period, therefore future pro forma compensation expense may be greater as additional options are granted.
        The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                      1996
    ----------------------------------------------------------------------
    Volatility                                                         29%
    Risk-free interest rate                                           6.6%
    Expected life of options                                    8.3 years

        The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                        12PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Employee Benefit Plans (continued)

    Stock Option Activity
        A summary of the Company's 1996 stock option activity is as follows:

                                                                  Weighted
                                                     Number        Average
                                                         of       Exercise
    (In thousands except per share amounts)          Shares          Price
    ----------------------------------------------------------------------
    Options outstanding, beginning of year                -         $    -

      Granted                                           340          10.16
                                                       ----
    Options outstanding, end of year                    340         $10.16
                                                       ====         ======
    Options exercisable                                 340         $10.16
                                                       ====         ======
    Options available for grant                         485
                                                       ====

    Weighted average fair value per share of                        $ 5.19
      options granted during year                                   ======

        As of December 28, 1996, the options outstanding were exercisable at prices ranging from $10.00 to $12.75 and had a weighted-average remaining contractual life of 11.4 years.

    401(k) Savings Plan
        Substantially all of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $17,000 in 1996.

    4.  Common Stock

        At December 28, 1996, the Company had reserved 825,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.
                                        13PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Income Taxes

        The income taxes in the accompanying statement of operations differs from the amounts calculated by applying the statutory federal income tax rate of 34% to loss before income taxes due to the following:

    (In thousands)                                 1996     1995     1994
    ---------------------------------------------------------------------
    Income tax benefit at statutory rate         $ 125     $ 204    $  44
    Decreases resulting from:
      Losses not benefited                        (125)     (204)     (44)
                                                 -----     -----    -----
                                                 $   -     $   -    $   -
                                                 =====     =====    =====

        Prepaid income taxes consists of the following:

    (In thousands)                                 1996     1995
    ------------------------------------------------------------
    Net operating loss carryforwards             $ 447     $ 334
    Reserves and accruals                          110         -
                                                 -----     -----
                                                   557       334
    Less: Valuation allowance                     (557)     (334)
                                                 -----     -----
                                                 $   -     $   -
                                                 =====     =====

        Due to cumulative losses, a valuation allowance equal to the total net deferred tax asset has been established. Of the 1996 valuation allowance, $84,000 will be used to reduce cost in excess of net assets of acquired company when the underlying asset becomes realizable.

    6.  Related Party Transactions

    Corporate Services Agreement
        The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $22,000 in 1996. The Company was not charged for these services in 1995 and 1994 since no revenues were recorded by the Company during these periods and the amount of services received was not material. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines

                                        14PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    6.  Related Party Transactions (continued)

    the relationships among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

    Repurchase Agreement
        The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

    License Agreement
        In July 1996, the Company entered into a supply and license agreement with Thermo Fibertek in which Thermo Fibertek granted to the Company a worldwide, perpetual, royalty-free license to use Thermo Fibertek's proprietary fiber "scalping" technology in the pulp and paper industries. The agreement has an initial term of eight years and is subject to annual renewals thereafter. The Company's rights under the agreement are exclusive for a period of at least five years and such exclusivity will continue thereafter if the Company has purchased at least 35 scalping units from Thermo Fibertek within the first five years of the license and at least five such units in each subsequent year. The agreement also provides that Thermo Fibertek will be the exclusive manufacturer of products based on the licensed technology. The purchase price to be paid by the Company to Thermo Fibertek for these products will be based on Thermo Fibertek's manufacturing cost plus a gross profit margin of 55%. Thermo Fibertek has agreed not to sell these components or any other technology or products proprietary to Thermo Fibertek for use in competition with the Company in the pulp and paper industries.

    7.  Commitments

        The Company occupies office space under various operating leases. The accompanying statement of operations includes expense from operating leases of $43,000 in 1996. The future minimum payments due under a noncancelable operating lease as of December 28, 1996, are $60,000 in 1997 and 1998 and $20,000 in 1999. Total future minimum lease payments are $140,000.
                                        15PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Significant Customers and Concentrations of Risk

        Revenues from two customers accounted for 56% and 21% of the Company's total revenues in 1996. At year-end 1996, substantially all accounts receivable due to the Company were from three customers. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has or will have a significant negative impact on the Company.
        The Company's product is sold exclusively as an agricultural carrier and therefore, the Company is dependent upon the agricultural market.
        Papermaking sludge, the raw material used in the manufacture of the Company's BIODAC product, is obtained from a single paper mill. The mill has the exclusive right to supply papermaking sludge to the Company under a contract which expires in December 1997, subject to successive mutual two-year extensions. Although the Company believes that its relationship with the mill is good, no assurance can be given that the mill will agree to renew the contract upon its termination. The inability of the Company to obtain papermaking sludge from this paper mill would have a material adverse effect upon the Company's operations.

    9.  Unaudited Quarterly Information

    (In thousands except per share amounts)

    1996                               First    Second     Third(a) Fourth
    ----------------------------------------------------------------------
    Revenues                          $    -    $    -    $  984    $1,239
    Gross profit                           -         -       298       537
    Net income (loss)                   (104)     (177)     (380)      294
    Earnings (loss) per share           (.01)     (.02)     (.04)      .02

    1995                               First    Second     Third    Fourth
    ----------------------------------------------------------------------
    Revenues                          $    -    $    -    $    -    $    -
    Gross profit                           -         -         -         -
    Net loss                            (137)     (139)     (123)     (202)
    Loss per share                      (.01)     (.01)     (.01)     (.02)

    (a) Reflects the July 1996 acquisition of Granulation Technology and Biodac and the net proceeds from the Company's September 1996 initial public offering.

                                        16PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                    Report of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo Fibergen Inc.:

        We have audited the accompanying consolidated balance sheet of Thermo Fibergen Inc. (a Delaware corporation and 68%-owned subsidiary of Thermo Fibertek Inc.) and subsidiary as of December 28, 1996, and December 30, 1995, and the related consolidated statements of operations, shareholders' investment, and cash flows for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Fibergen Inc. and subsidiary as of December 28, 1996, and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.



                                                  Arthur Andersen LLP



    Boston, Massachusetts
    February 3, 1997





                                        17PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

        Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Forward-looking Statements."

    Overview

        The Company was established as a subsidiary of Thermo Fibertek Inc. (Thermo Fibertek) to develop and commercialize equipment and systems to recover materials from papermaking sludge generated by plants that produce virgin and recycled pulp and paper. In July 1996, the Company's wholly owned subsidiary, GranTek Inc. (GranTek), acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology, Inc. (Granulation Technology) and Biodac, a division of Edward Lowe Industries, Inc. GranTek employs patented technology to produce absorbing granules from papermaking sludge. These granules, marketed under the trade name BIODAC(R), are currently used as a carrier to deliver agricultural chemicals for professional turf, home lawn and garden, and mosquito control applications. Prior to GranTek's July 1996 acquisition of Granulation Technology and Biodac, the Company was in the development stage.
        The Company currently intends to limit the pace and amount of its research and development on both its fiber-recovery system and on new products, if any, which may be developed from recovered fibers and other components of pulp residue, so that its internally funded research and development expenditures will be approximately equivalent to the interest or dividend income earned on its cash balances, plus the Company's operating earnings, if any.

    Results of Operations

    1996 Compared With 1995
        Revenues of $2,223,000 in 1996 represent revenues from GranTek, which acquired Granulation Technology and Biodac in July 1996. No revenues were recorded during 1995 as the Company was in the development stage, and its principal business consisted of conducting research and development associated with the Company's fiber-recovery system.
        The gross profit margin was 38% in 1996.
        Selling, general, and administrative expenses as a percentage of revenues were 51% in 1996. Research and development expenses increased to $1,300,000 in 1996 from $601,000 in 1995. This increase was primarily due to the acceleration of the Company's research and development efforts

                                        18PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

    1996 Compared With 1995 (continued)
    associated with the Company's fiber-recovery system, expenditures on research and development relating to the extraction and purification of minerals, and the inclusion of $188,000 of expenses at GranTek. The Company expects that its spending on research and development will continue to increase in 1997.
        Interest income in 1996 resulted primarily from interest earned on cash received in connection with the initial capitalization of the Company in February 1996, and the invested proceeds from the Company's September 1996 initial public offering.

    1995 Compared With 1994
        No revenues were recorded during either period as the Company was in the development stage, and its principal business consisted of conducting research and development associated with the Company's fiber-recovery system.
        Research and development expenses increased to $601,000 in 1995 from $128,000 in 1994 due to the acceleration of the Company's research and development efforts associated with the development of the Company's fiber-recovery system, increased personnel, and higher engineering consulting expenses.

    Liquidity and Capital Resources

        Consolidated working capital was $56,477,000 at December 28, 1996, compared with no working capital at December 30, 1995. Included in working capital at December 28, 1996, are cash and cash equivalents of $58,388,000. Operating activities provided $1,035,000 of cash in 1996.
        During 1996, the Company expended $12,788,000 for investing activities. In July 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology and Biodac for $12,070,000 in cash (Note 2). During 1996, the Company expended $711,000 for purchases of property, plant, and equipment.
        During 1996, $70,141,000 of cash was provided by financing activities. In September 1996, the Company sold units, each unit consisting of one share of the Company's common stock and one redemption right, in an initial public offering for net proceeds of $55,781,000 (Note 1). The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right have the option to require the Company to redeem, in September 2000 and 2001, one share of the Company's common stock at $12.75 per share. The rights are guaranteed, on a subordinated basis, by Thermo Electron Corporation (Thermo Electron). In connection with the capitalization of the Company in February 1996, Thermo Fibertek transferred $12,500,000 in cash to the Company (Note 1).
        In 1997, the Company plans to make capital expenditures of approximately $10,000,000, which includes expenditures for the construction of one or more fiber-recovery plants. Construction of fiber-recovery plants is dependent upon the Company entering into long-term contracts with paper mills, under which the Company will charge fees to accept the mills' pulp sludge. The Company does not currently

                                        19PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

    Liquidity and Capital Resources (continued)

    have such agreements in place nor is there any assurance that the Company will be able to obtain such contracts. The Company anticipates it will require significant amounts of cash to complete the commercialization of its fiber-recovery system. The Company expects to finance commercialization of its fiber-recovery system through a combination of internal funds, including the net proceeds from its initial public offering, additional debt or equity financing, and/or short-term borrowings from Thermo Fibertek and Thermo Electron, although there is no agreement with Thermo Fibertek or Thermo Electron under which such parties would be obligated to lend funds to the Company. The Company believes that its existing resources will be sufficient to meet the Company's capital requirements for the foreseeable future.








                                        20PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                           Forward-looking Statements

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.
        Operating Losses. The Company has not been profitable since its inception as a division of Thermo Fibertek Inc. (Thermo Fibertek) on December 29, 1991. As of December 28, 1996, the cumulative operating losses of the Company were approximately $1,349,000. The Company expects to continue to incur operating losses for at least the next several years.
        Uncertainty of Product Development; Dependence on Thermo Fibertek. The Company's fiber-recovery system incorporates new technology currently under development. Although the Company has completed the construction of its mobile pilot fiber-recovery system, it has not yet begun the commercial production of full-scale fiber-recovery systems. The Company's success will depend in part on Thermo Fibertek, which has licensed to the Company a proprietary "scalping" technology currently under development that is a key component of the Company's fiber-recovery system. The principal development risk associated with the technology comprising the Company's mobile pilot system, including the "scalping" technology under development by Thermo Fibertek, is that such technology may not be readily scaleable. Accordingly, further engineering will be required to adapt such technology to allow it to process papermaking sludge at volumes necessary for successful commercial operation. In addition, while papermaking sludge from all recycled pulp mills share certain defining principal characteristics, such technology must be further engineered to maximize its ability to scalp fibers from the sludge streams of specific mills. No assurance can be given that the development efforts of the Company or of Thermo Fibertek will be successful. Failure to successfully develop the Company's recovery equipment and system would have a material adverse effect on the business of the Company. The Company's success will depend to some degree on its ability to identify and develop technologies to maximize the value of the components of papermaking sludge, such as minerals, for sale into other markets. There can be no assurance that the Company will succeed in obtaining or developing any such technologies. Failure of the Company to obtain or develop such technologies, or to develop active markets for the components of the papermaking sludge it processes, would both increase the Company's ultimate waste-disposal costs, and reduce the Company's anticipated revenue stream. Accordingly, such a failure would have a material adverse effect on the business of the Company.
        Risks of Uncertain Market Acceptance. The Company's proposed fiber-recovery process and market approach are significantly different from processing and disposal methods that are currently available commercially. There is a substantial risk with any new technology that the marketplace may not accept or be receptive to the potential benefits of such technology. Market acceptance of the Company's proposed services and products will depend, in large part, upon the ability of the Company to demonstrate the economic advantage of its system over available alternatives. There can be no assurance that the Company's services will

                                        21PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                           Forward-looking Statements

    be accepted by the pulp and paper industry, that any products the Company may develop from the recoverable components of papermaking sludge will be accepted in their respective markets, or that the Company will be able to sell such products, if accepted, at commercially viable prices. Failure of either the Company's technology to gain market acceptance by the pulp and paper industry, or of any such products to gain market acceptance, generally would have a material adverse effect on the business of the Company.
        Lack of Operating History and Management. The Company has no operating history other than research and development relating to its fiber-recovery equipment and process, and the business recently acquired by its GranTek Inc. (GranTek) subsidiary. No assurance can be given that management experienced in building a research and development or manufacturing organization, or additional skilled personnel necessary to successfully commercialize and expand the Company's business and operations, can be recruited and retained. Failure of the Company to achieve these objectives would have a material adverse effect on the business of the Company.
        Risks Associated with Protection, Defense, and Use of Proprietary Technology and Intellectual Property. The Company holds several United States and foreign patents relating to various aspects of the processing and use of cellulose-based granular materials, including the processing and use of such materials as an agricultural carrier. Thermo Fibertek holds two United States patents and several foreign patents, and expects to file additional United States patent applications relating to the "scalping" technology licensed to the Company. Proprietary rights relating to the Company's technology are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. Moreover, although the Company is developing methods to separate the various components of the sludge stream for which it believes that it may be able to obtain patent protection, there can be no assurance that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's services or products, or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe on the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its

                                        22PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                           Forward-looking Statements

    patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.
        Commodity Price Risks. The Company expects to recover high quality long fiber from the sludge streams of pulp and paper mills and to sell it back to mills under long-term contracts. The prices at which the Company may be able to sell such fiber will generally not be fixed over the term of the contracts and will depend on several factors, including the prevailing prices for both finished paper products and wastepaper. These prices tend to be cyclical and to vary according to paper type. The Company also anticipates that it will seek to sell other recoverable components of the sludge streams, such as fines, wastewater, and minerals. The Company will be exposed to commodity price risk during the period that it has title to these products held in inventory. Prices of these commodities can be volatile, and no assurance can be given that the Company will be able to sell recovered components at a profit.
        Future Capital Needs; Project Financing; Dependence on Capital Markets. The Company's future capital requirements will depend on many factors, including continued progress in its research and development program, the magnitude of such program, competing technological and market developments, the cost of manufacturing activities, and the Company's ability to market its services and products successfully. Any equity or debt financings, if available at all, may be on terms that are not favorable to the Company and, in the case of equity financings, could result in dilution to the Company's stockholders. If adequate funds are not available, the Company may be required to curtail development and commercialization of its fiber-recovery technology.
        In addition, the Company expects to seek to finance each of its recovery plants in a manner that is substantially nonrecourse to the Company. To minimize its equity commitment, the Company will be required to borrow substantial amounts from third party lenders. These borrowings typically would be secured only by the recovery plant assets and/or by the capital stock of a subsidiary operating such plant. If the Company were unable to repay the principal of, and all interest on, such borrowings, the lender would have the right to foreclose on, and obtain title to, such assets or capital stock. The Company anticipates that it will require substantial financing to fund both the equity and debt components of future plants. The ability to finance the Company's recovery plants on a nonrecourse basis will depend on a number of factors, including interest coverage ratios, the length and terms of the Company's contracts with pulp mill customers, and the perception of technology risks by lenders. The Company has had no discussions with potential lenders, and no assurance can be given that financing for future plants will be available on acceptable terms, or at all. Any failure by the Company to obtain adequate amounts of project financing on

                                        23PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                           Forward-looking Statements

    acceptable terms would have a material adverse effect on the future growth of the Company.
        Competition. The Company expects to encounter intense competition in the sale of its services and products. The Company expects that its principal competitors will be landfills, which currently have a collective 70% market share in North America, and approximately 40% in Europe. In addition, many pulp mills have already made substantial investments in de-watering and drying equipment to reduce their landfill costs. Mills are familiar with such methods and may be reluctant to switch to a new solution unless the Company demonstrates significant cost savings to them. Several large waste-management companies have increased their marketing activities to provide landfill disposal services to the pulp and paper industry. Certain competitors are seeking to develop similar technologies and services to treat and process papermaking sludge. No assurance can be given that these technologies may not be superior to those of the Company or that they may not make the Company's technology obsolete. Some of these competitors may have substantially greater financial, marketing, and other resources than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their services and products than the Company. There can be no assurance that the Company's current technology, technology under development, or ability to discover new technologies will be sufficient to enable it to compete effectively with its competitors.
        Risk of Dependence on Pulp and Paper Mill Customers. Each of the Company's fiber-recovery plants will rely upon long-term agreements with a single pulp or paper mill customer, or a cluster of mills within a small geographic area, for its papermaking sludge and tipping fee revenue. The failure of any one mill customer to fulfill its contractual obligations could have a substantial negative impact on the Company. No assurance can be given that a particular mill will not be unwilling or unable, at some time, to make required payments under, or to otherwise honor, its agreements with the Company. The Company expects that each of its commercial plants will generally occupy approximately two acres of land to be acquired at, or immediately adjacent to, a pulp or paper mill. To date, the Company has not acquired any such sites, and no assurance can be given that the Company will be able to acquire any such sites on terms that are favorable to the Company or at all. The Company's GranTek subsidiary obtains its papermaking sludge from a single paper mill located near its Wisconsin plant, under a contract that provides the mill with the exclusive right to supply papermaking sludge to GranTek. The contract terminates on December 26, 1997, subject to successive mutual two-year extensions. Although the Company believes that GranTek's relationship with the mill is good, no assurance can be given that the mill will agree to renew the contract upon its termination in December 1997.
        Environmental and Regulatory Risks. Federal, state, and local environmental laws govern air emissions and discharges into water, as well as the generation, transportation, storage, treatment, and disposal of solid and hazardous waste. These laws establish standards governing most aspects of the construction and operation of the Company's facilities, and often require multiple governmental permits before these

                                        24PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                           Forward-looking Statements

    facilities can be constructed, modified, or operated. There can be no assurance that all required permits will be issued for the Company's recovery plants, or that the requirements for continued permitting under environmental regulatory laws and policies governing their enforcement may not change, requiring new technology or stricter standards for the control of discharges of air or water pollutants, or for solid or hazardous waste handling and disposal. Such future developments could affect the manner in which the Company constructs and operates its plants and could require significant additional expenditures to achieve compliance with such requirements. It is possible that compliance may not be technically or economically feasible. Changes in these regulations could also affect the characteristics of the waste generated by pulp and paper mills. As a result, it is possible that disposal of papermaking sludge could be accomplished in a manner that may not involve the Company's facilities or that would require the Company to purchase papermaking sludge.
        Federal, state, and local laws also frequently impose liability on the present and former owners or operators of facilities that release hazardous substances into the environment. Furthermore, companies may be required by law to provide financial assurances for operating facilities in order to ensure their performance of obligations is in compliance with applicable laws and regulations. Similar liability may be imposed upon the generators and transporters of waste which contains hazardous substances. In the United States, such liability stems primarily from the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), and similar state equivalents, the Federal Toxic Substances Control Act (TSCA), and the Resource Conservation and Recovery Act of 1976 (RCRA), and similar state equivalents. TSCA imposes limitations on the presence in commercial products of polychlorinated biphenyls (PCBs), and on the generation, handling, storage, and disposal of PCB-containing materials, byproducts, and wastes. CERCLA imposes joint and several liability for the costs of remediation and natural resource damages on the owner or operator of a facility from which there is a release, or a threat of a release, of a hazardous substance into the environment, and on the generators and transporters of those hazardous substances. RCRA provides a comprehensive framework for the regulation of the generation, transportation, treatment, storage, and disposal of hazardous waste. Under TSCA, RCRA, and equivalent state laws, regulatory authorities may require, pursuant to administrative order or as a condition of an operating permit, that the owner or operator of a regulated facility take corrective action with respect to contamination resulting from past or present operations. The intent of RCRA is to control hazardous wastes from the time they are generated until they are properly recycled or treated and disposed. Such laws also require that the owner or operator of regulated facilities provide assurance that funds will be available for the closure and post-closure care of its facilities. Because Subtitle D of RCRA imposes strict requirements on landfills, such as the requirement that new landfills must be lined, RCRA creates an incentive for pulp mills to use sludge-management technologies such as those offered by the Company.
                                        25PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                           Forward-looking Statements

        GranTek currently uses papermaking sludge from a nearby paper mill in Green Bay, Wisconsin, to make its granules. The papermaking sludge GranTek receives from the mill contains trace amounts of PCBs, dioxins, and furans, as well as residual amounts of other regulated compounds. During the granulation process, GranTek evaporates approximately 95% of the water contained in the papermaking sludge. Approximately 1.6 pounds per year of PCBs, as well as other compounds, such as formaldehyde, benzene, and volatile organic compounds (VOCs), are thus emitted into the atmosphere from its Green Bay facility. Applicable Wisconsin regulations limit PCB emissions to de minimis amounts unless the generator can demonstrate that it is using the best available control technology to limit emissions. GranTek has been issued an air operating permit by the Wisconsin Department of Natural Resources (the WDNR). GranTek's current operating permit and its application for a new Title V operating permit each require GranTek to reduce PCB and VOC emissions, and to file bi-annual reports on the amounts of PCBs being emitted. In August 1995, GranTek submitted materials to the WDNR requesting that GranTek be relieved of its obligation to reduce emissions, asserting that there are presently no technologically or economically feasible methods to reduce PCB or VOC emissions from its facility that can be implemented. GranTek has received no response from the WDNR to date. Although the Company believes that the WDNR will accept GranTek's findings, and although GranTek's facility is currently fully permitted by Wisconsin regulatory authorities, no assurance can be given that the WDNR will not require GranTek to reduce or eliminate its emissions, that such compliance will not require the Company to make significant expenditures, or that such compliance will be technologically or economically feasible. Such compliance may have material adverse effects on the Company's capital expenditures, earnings, and/or competitive position.
        Because the papermaking sludge contains trace amounts of PCBs, dioxins, furans, and other compounds when GranTek receives it from the mill, residual amounts of these compounds are also found in GranTek's Biodac product. Although these substances are present in residual quantities well below the maximum levels currently permitted under TSCA, RCRA, and applicable federal and state regulations, no assurance can be given that such regulations may not be made more stringent in the future that papermaking sludge containing such substances may not be regulated as hazardous under TSCA or RCRA, or that federal or state regulations may not in the future prohibit the use of materials containing these substances in agricultural applications. Any such regulatory changes may have material adverse effects on the Company's capital expenditures, earnings, and/or competitive position. Changes in these regulations could also affect the characteristics of the waste generated by pulp and paper mills. As a result, it is possible that disposal of papermaking sludge could be accomplished in a manner that may not involve the Company's facilities or that would require the Company to purchase papermaking sludge.
        The Company may be required as a practical matter to assume all environmental liabilities associated with the treatment and final disposal of all components of the pulp mills' residue stream that cannot be returned to mills or sold elsewhere. The Company will endeavor to

                                        26PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                           Forward-looking Statements

    operate its business to minimize its exposure to environmental liabilities. In entering into contracts with customers, the Company will seek to maximize its insulation from environmental liabilities associated with paper mill waste streams by controlling the content of the waste streams it will accept, and by preventing customers from sending any waste streams containing hazardous components to the Company's facilities. Any such disposal of hazardous waste could cause the Company to be responsible for the clean-up or remediation of the disposal site in the future under CERCLA, TSCA, RCRA, and similar state laws. No assurance can be given that claims for environmental liabilities may not be asserted against the Company.












                                        27PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements

                         Selected Financial Information

    (In thousands except
    per share amounts)         1996(a)     1995     1994     1993       1992
    ------------------------------------------------------------------------
                                                                  (Unaudited)
    Statement of Operations
      Data:
    Revenues                $ 2,223   $      -  $     -   $     -   $      -
    Net loss                   (367)      (601)    (128)     (106)      (147)
    Loss per share             (.03)      (.06)    (.01)     (.01)      (.01)

    Balance Sheet Data:
    Working capital         $56,477   $      -  $      -  $     -   $      -
    Total assets             71,033          -         -        -          -
    Common stock subject
      to redemption          56,087          -         -        -          -
    Shareholders'
      investment             11,921          -         -        -          -

    (a) Reflects the February 1996 transfer of $12,500,000 in cash to the Company from Thermo Fibertek in connection with the initial capitalization of the Company, the July 1996 acquisition of Granulation Technology and Biodac, and the net proceeds from the Company's September 1996 initial public offering.











                                        28PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements


    Common Stock Market Information
        The Company's common stock and redemption rights traded together as units until December 12, 1996, after which the Company's common stock and redemption rights traded separately. The following table shows the market range for the Company's equity securities based on reported sales prices on the American Stock Exchange (symbols TFG-U, TFG, and TFG-R) for 1996.

                     Units             Common Stock        Redemption Rights
               -----------------    ------------------     -----------------
    Quarter       High       Low       High        Low        High       Low
    ------------------------------------------------------------------------
    Fourth    $14 1/8   $11 3/4     $11 3/4   $10 3/4     $2 5/16   $1 3/4

        As of January 24, 1997, the Company had 37, 5, and 4 holders of record of its units, common stock, and redemption rights, respectively. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 24, 1997, was $9.00 per share.

    Transfer Agent
        American Stock Transfer & Trust Company is the transfer agent for the Company's common stock and redemption rights and maintains holders' activity records. The agent will respond to questions on issuance of stock and redemption right certificates, change of ownership, lost stock and redemption right certificates, and change of address. For these and similar matters, please direct inquiries to:

        American Stock Transfer & Trust Company
        Shareholder Services Department
        40 Wall Street, 46th Floor
        New York, New York 10005
        (718) 921-8200

    Security Holder Services
        Holders of Thermo Fibergen Inc. units, common stock, and redemption rights who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo Fibergen Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (617) 622-1111. A mailing list is maintained to enable holders whose units, stock, and redemption rights are held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Beginning in 1997, quarterly distribution will be limited to the second quarter report only. All quarterly reports and press releases are available through the Internet from Thermo Electron's home page on the World Wide Web (http://www.thermo.com/subsid/tfg.html).

    Dividend Policy
        The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.
                                        29PAGE

    Thermo Fibergen Inc.                            1996 Financial Statements



    Form 10-K Report
        A copy of the Annual Report on Form 10-K for the fiscal year ended December 28, 1996, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo Fibergen Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

    Annual Meeting
        The annual meeting of shareholders will be held on Monday, June 2, 1997, at 8:00 a.m. at the Hyatt Regency Hotel, Hilton Head, South Carolina.