Form 10-K, Exhibit 13
period 1998-01-03
THERMO FIBERGEN INC
filed 1998-03-23
CIK 1017921

Exhibit 13














                              THERMO FIBERGEN INC.

                        Consolidated Financial Statements

                                      1997
PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                      Consolidated Statement of Operations

    (In thousands except per share amounts)        1997      1996      1995
    -----------------------------------------------------------------------
    Revenues (Note 9)                           $ 4,836   $ 2,223   $     -
                                                -------   -------   -------
    Costs and Operating Expenses:
      Cost of revenues                            2,656     1,388         -
      Selling, general, and administrative
        expenses (Note 7)                         2,727     1,126         -
      Research and development expenses
        (Note 7)                                  1,877     1,300       601
                                                -------   -------   -------
                                                  7,260     3,814       601
                                                -------   -------   -------

    Operating Loss                               (2,424)   (1,591)     (601)

    Interest Income                               3,522     1,224         -
                                                -------   -------   -------
    Income (Loss) Before Income Taxes             1,098      (367)     (601)
    Income Taxes (Note 6)                             -         -         -
                                                -------   -------   -------
    Net Income (Loss)                           $ 1,098   $  (367)  $  (601)
                                                =======   =======   =======
    Basic and Diluted Earnings (Loss)
      per Share (Note 10)                       $   .07   $  (.03)  $  (.06)
                                                =======   =======   =======
    Weighted Average Shares (Note 10):
      Basic                                      14,715    11,321    10,000
                                                =======   =======   =======
      Diluted                                    16,414    11,321    10,000
                                                =======   =======   =======


    The accompanying notes are an integral part of these consolidated financial statements.



                                         2PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                           Consolidated Balance Sheet

    (In thousands except share amounts)                      1997      1996
    ------------------------------------------------------------------------
    Assets
    Current Assets:
      Cash and cash equivalents                           $21,752   $58,388
      Available-for-sale investments, at quoted market
        value (amortized cost of $36,273; Note 2)          36,319         -
      Accounts receivable, less allowance of $30
        (Note 9)                                              645       738
      Inventories                                             507       312
      Prepaid income taxes and other current assets
        (Note 6)                                              300        64
      Due from parent company and affiliated companies        115         -
                                                          -------   -------
                                                           59,638    59,502
                                                          -------   -------
    Property, Plant, and Equipment, at Cost, Net            5,311     5,821
                                                          -------   -------
    Other Assets                                              885       969
                                                          -------   -------
    Cost in Excess of Net Assets of Acquired
      Company (Note 3)                                      4,330     4,741
                                                          -------   -------
                                                          $70,164   $71,033
                                                          =======   =======

    Liabilities and Shareholders' Investment
    Current Liabilities:
      Accounts payable                                    $   338   $   429
      Accrued payroll and employee benefits                   344       181
      Other accrued liabilities                               347       649
      Due to parent company and affiliated companies            -     1,766
                                                          -------   -------
                                                            1,029     3,025
                                                          -------   -------
    Commitments (Note 8)

    Common Stock Subject to Redemption ($60,116
      redemption value), 4,715,000 shares issued
      and outstanding                                      57,176    56,087
                                                          -------   -------
    Shareholders' Investment (Notes 4 and 5):
      Common stock, $.01 par value, 25,000,000 shares
        authorized; 10,000,000 shares issued and
        outstanding                                           100       100
      Capital in excess of par value                       11,830    12,094
      Accumulated deficit                                       -      (273)
      Net unrealized gain on available-for-sale
        investments (Note 2)                                   29         -
                                                          -------   -------
                                                           11,959    11,921
                                                          -------   -------
                                                          $70,164   $71,033
                                                          =======   =======

    The accompanying notes are an integral part of these consolidated financial statements.

                                         3PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                      Consolidated Statement of Cash Flows

    (In thousands)                               1997       1996       1995
    ------------------------------------------------------------------------
    Operating Activities:
      Net income (loss)                      $  1,098   $   (367)  $   (601)
      Adjustments to reconcile net income
        (loss) to net cash provided by
        (used in) operating activities:
          Depreciation and amortization         1,204        701          -
          Deferred tax benefit                   (100)         -          -
          Other noncash items                    (481)         -          -
          Changes in current accounts,
            excluding the effects of
            acquisition:
              Accounts receivable                  93        (11)         -
              Inventories                        (195)       (73)         -
              Other current assets               (151)       (64)         -
              Accounts payable                    (91)       281          -
              Other current liabilities            31        568          -
                                             --------   --------   --------
    Net cash provided by (used in) operating
      activities                                1,408      1,035       (601)
                                             --------   --------   --------
    Investing Activities:
      Acquisition, net of cash acquired
        (Note 3)                                    -    (12,066)         -
      Purchases of available-for-sale
        investments                           (48,050)         -          -
      Proceeds from sale and maturities of
        available-for-sale investments         12,256          -          -
      Purchases of property, plant, and
        equipment                                (377)      (711)         -
      Other                                         8        (11)         -
                                             --------   --------   --------
    Net cash used in investing activities     (36,163)   (12,788)         -
                                             --------   --------   --------
    Financing Activities:
      Change in due to parent company and
        affiliated companies                   (1,881)     1,766          -
      Net proceeds from issuance of Company
        common stock (Note 1)                       -     55,781          -
      Cash transfer from parent company in
        connection with capitalization of the
        Company (Note 1)                            -     12,500          -
      Net transfer from parent company prior
        to capitalization of the Company            -         94        601
                                             --------   --------   --------
    Net cash provided by (used in)
      financing activities                     (1,881)    70,141        601
                                             --------   --------   --------
    Increase (Decrease) in Cash and Cash
      Equivalents                             (36,636)    58,388          -
    Cash and Cash Equivalents at Beginning
      of Year                                  58,388          -          -
                                             --------   --------   --------
    Cash and Cash Equivalents at End of Year $ 21,752   $ 58,388   $      -
                                             ========   ========   ========

                                         4PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

    (In thousands)                               1997       1996       1995
    ------------------------------------------------------------------------
    Noncash Activities:
      Fair value of assets of acquired
        company                              $      -   $ 12,310    $      -
      Cash paid for acquired company                -    (12,070)          -
                                             --------   --------    --------
        Liabilities assumed of acquired
          company                            $      -   $    240    $      -
                                             ========   ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.










                                         5PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

               Consolidated Statement of Shareholders' Investment

    (In thousands)                               1997       1996       1995
    ------------------------------------------------------------------------
    Common Stock, $.01 Par Value
      Balance at beginning of year           $    100   $      -    $      -
      Capitalization of the Company                 -        100           -
                                             --------   --------    --------
      Balance at end of year                      100        100           -
                                             --------   --------    --------
    Capital in Excess of Par Value
      Balance at beginning of year             12,094          -           -
      Capitalization of the Company                 -     12,400           -
      Accretion of common stock subject
        to redemption (Note 1)                   (264)      (306)          -
                                             --------   --------    --------
      Balance at end of year                   11,830     12,094           -
                                             --------   --------    --------
    Accumulated Deficit
      Balance at beginning of year               (273)         -           -
      Net income (loss) after capitalization
        of the Company                          1,098       (273)          -
      Accretion of common stock subject to
        redemption (Note 1)                      (825)         -           -
                                             --------   --------    --------
      Balance at end of year                        -       (273)          -
                                             --------   --------    --------
    Net Unrealized Gain on Available-
      for-sale Investments
      Balance at beginning of year                  -          -           -
      Change in net unrealized gain on
        available-for-sale investments
        (Note 2)                                   29          -           -
                                             --------   --------    --------
      Balance at end of year                       29          -           -
                                             --------   --------    --------
    Net Parent Company Investment
      Balance at beginning of year                  -          -           -
      Net loss prior to capitalization of
        the Company                                 -        (94)       (601)
      Net transfer from parent company
        prior to capitalization of the
        Company                                     -         94         601
      Cash transfer from parent company
        in connection with capitalization
        of the Company (Note 1)                     -     12,500           -
      Capitalization of the Company                 -    (12,500)          -
                                             --------   --------    --------
      Balance at end of year                        -          -           -
                                             --------   --------    --------

    Total Shareholders' Investment           $ 11,959   $ 11,921    $      -
                                             ========   ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.
                                         6PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations
        Thermo Fibergen Inc. (the Company) was established as a subsidiary of Thermo Fibertek Inc. to develop and commercialize equipment and systems to recover materials from papermaking sludge generated by plants that produce virgin and recycled pulp and paper. Through its GranTek Inc. subsidiary, acquired July 1996, the Company employs patented technology to produce absorbing granules from papermaking sludge. These granules, marketed under the trade name Biodac(R), are currently used as a carrier to deliver agricultural chemicals for professional turf, home lawn and garden, agricultural row crop, and mosquito-control applications. The Company has also completed development and market testing of a cat box filler product. Prior to the acquisition of GranTek, the Company was in the development stage.
    Relationship with Thermo Fibertek Inc. and Thermo Electron Corporation
        The Company was incorporated in February 1996 as a wholly owned subsidiary of Thermo Fibertek. In connection with the capitalization of the Company, Thermo Fibertek transferred to the Company a license to use certain technology and its business relating to the development of its fiber-recovery system in the paper and pulp industry, together with $12,500,000 in cash, in exchange for 10,000,000 shares of the Company's common stock. As of January 3, 1998, Thermo Fibertek owned 10,419,950 shares of the Company's common stock, representing 71% of such stock outstanding. Thermo Fibertek is a 90%-owned subsidiary of Thermo Electron Corporation.

    Principles of Consolidation
        The accompanying financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated.
    Fiscal Year
        The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1997, 1996, and 1995 are for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995, respectively. Fiscal year 1997 included 53 weeks; 1996 and 1995 each included 52 weeks.

    Stock-based Compensation Plans
        The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 4). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

    Income Taxes
        In the period prior to its initial public offering, the Company and Thermo Fibertek were included in Thermo Electron's consolidated federal and certain state income tax returns. Subsequent to the Company's initial public offering in September 1996, Thermo Fibertek's equity ownership of the Company was reduced below 80%, and as a result, the Company is required to file its own federal income tax returns.
                                         7PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

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

    Earnings (Loss) per Share
        During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings per Share" (Note 10). As a result, all previously reported earnings (loss) per share have been restated; however, basic and diluted loss per share equals the Company's previously reported loss per share for the 1996 and 1995 periods presented. Basic earnings (loss) per share have been computed by dividing net income (loss) by the weighted average number of shares outstanding during the year. For periods prior to the Company's February 1996 capitalization, shares issued in connection with such capitalization have been shown as outstanding for purposes of computing loss per share. Diluted earnings per share for 1997 have been computed assuming the redemption of redeemable common stock and the exercise of stock options, as well as their related income tax effect. Diluted loss per share for 1996 excludes the effect of assuming the redemption of redeemable common stock and the exercise of outstanding stock options because the effect would be antidilutive due to the Company's net loss during the year. In 1995, the Company had no common stock subject to redemption or stock options outstanding.

    Cash and Cash Equivalents
        At year-end 1997 and 1996, $5,777,000 and $58,366,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, commercial paper, U.S. government-agency securities, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value. As of year-end 1997, the Company's cash equivalents also include $15,964,000 of U.S. government-agency securities, which have original maturities of three months or less.

    Inventories
        Inventories, which represent finished goods, are stated at the lower of cost (on a weighted average basis) or market value and include labor and manufacturing overhead.

                                         8PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Property, Plant, and Equipment
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 15 to 40 years; machinery and equipment, 2 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

    (In thousands)                                         1997       1996
    ----------------------------------------------------------------------
    Land                                                 $   87     $   87
    Buildings                                             4,120      4,077
    Machinery, equipment, and leasehold improvements      2,520      2,195
                                                         ------     ------
                                                          6,727      6,359
    Less: Accumulated depreciation and amortization       1,416        538
                                                         ------     ------
                                                         $5,311     $5,821
                                                         ======     ======

    Other Assets
        Other assets in the accompanying balance sheet includes the cost of patents that are amortized using the straight-line method over an estimated useful life of 12 years. The carrying value of patents was $875,000 and $958,000, net of accumulated amortization of $125,000 and $42,000, at year-end 1997 and 1996, respectively.

    Cost in Excess of Net Assets of Acquired Company
        The excess of cost over the fair value of net assets of acquired company is amortized using the straight-line method over 20 years. Accumulated amortization was $363,000 and $121,000 at year-end 1997 and 1996, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired company in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

    Common Stock Subject to Redemption
        In September 1996, the Company sold 4,715,000 units, each unit consisting of one share of the Company's common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right have the option to require the Company to redeem one share of the Company's common stock at $12.75 per share in September 2000 or 2001. A redemption right may only be exercised if the holder owns a share of common stock at that time. The redemption rights carry terms that generally provide for their

                                         9PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    expiration if the closing price of the Company's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September 2001. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron. The difference between the redemption value and the original carrying amount of common stock subject to redemption is accreted over the period ending September 2000, which corresponds with the first redemption period. The accretion is charged to retained earnings to the extent of income, and the excess is charged to capital in excess of par value.

    Forward Contracts
        The Company uses short-term forward contracts to manage exposure to natural gas price fluctuations by entering into forward contracts to purchase specified quantities of natural gas from its supplier. Losses are recognized on forward purchase contracts when the accumulated cost of inventory, including the overhead component, exceeds its net realizable value. No losses on forward contracts were recorded in the statement of operations for 1997, 1996, and 1995. (Note 8)

    Fair Value of Financial Instruments
        The Company's financial instruments consist primarily of cash and cash equivalents, available-for-sale investments, accounts receivable, due from parent company and affiliated companies, accounts payable, and due to parent company and affiliated companies. Available-for-sale investments are carried at fair value in the accompanying balance sheet (Note 2). The fair value of available-for-sale investments was determined based upon quoted market prices. The carrying amounts of the Company's remaining financial instruments approximate fair value due to their short-term nature.

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

    2.  Available-for-sale Investments

        In accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," the Company's debt securities are considered available-for-sale investments in the accompanying 1997 balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain on available-for-sale investments."

                                        10PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Available-for-sale Investments (continued)

        The aggregate market value, cost basis, and gross unrealized gains of available-for-sale investments at year-end 1997 by major security type are as follows:
                                                                      Gross
                                             Market        Cost  Unrealized
    (In thousands)                            Value       Basis       Gains
    ------------------------------------------------------------------------
    Government-agency securities            $35,826     $35,780     $    46
    Other                                       493         493           -
                                            -------     -------     -------
                                            $36,319     $36,273     $    46
                                            =======     =======     =======

        Available-for-sale investments in the accompanying 1997 balance sheet includes $24,657,000 with contractual maturities of one year or less and $11,662,000 with contractual maturities of more than one year through five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
        The cost of available-for-sale investments that were sold was based on specific identification.

    3. Acquisition

        In July 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc. for $12,070,000 in cash. This business was renamed GranTek Inc. The acquisition has been accounted for using the purchase method of accounting and the combined results of operations of GranTek have been included in the accompanying financial statements from the date of acquisition. The cost of the acquisition exceeded the estimated fair value of the acquired net assets by $4,692,000, which is being amortized over 20 years. Allocation of the purchase price for the acquisition was based on the estimated fair value of net assets acquired.
        Based upon unaudited data, the following table presents selected financial information for the Company and GranTek on a pro forma basis, assuming the companies had been combined since the beginning of 1995.

    (In thousands except per share amounts)                1996        1995
    -----------------------------------------------------------------------
    Revenues                                            $ 5,377     $ 4,233
    Net loss                                               (301)     (4,107)
    Basic and diluted loss per share                       (.03)       (.41)

        The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of GranTek been made at the beginning of 1995.

                                        11PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans

    Stock-based Compensation Plans

    Stock Option Plans
    ------------------
        In July 1996, the Company adopted a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted through the date of the Company's initial public offering became exercisable in December 1996, and subsequent grants are exercisable immediately. Options granted are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five- to ten-year period, depending on the term of the option, which may range from seven to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's common stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in July 1996, that provides for the grant of stock options, at fair market value, to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan have the same general terms as options granted under the stock-based compensation plan described above, except that the restrictions and repurchase rights generally lapse ratably over a four-year period and the option term is five years. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron and Thermo Fibertek.








                                        12PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

    Stock Option Activity
        A summary of the Company's stock option activity is as follows:
                                     1997                     1996
                             --------------------     --------------------
                                         Weighted                 Weighted
                            Number        Average    Number        Average
                                of       Exercise        of       Exercise
    (Shares in thousands)   Shares          Price    Shares          Price
    ----------------------------------------------------------------------
    Options outstanding,
      beginning of year        340         $10.27         -         $    -

        Granted                 55           9.05       340          10.27
        Forfeited              (12)          9.25         -              -
                               ---                      ---
    Options outstanding,
      end of year              383         $10.13       340         $10.27
                               ===         ======       ===         ======
    Options exercisable        383         $10.13       340         $10.27
                               ===         ======       ===         ======
    Options available for
      grant                    416                      360
                               ===                      ===

        As of January 3, 1998, the options outstanding were exercisable at prices ranging from $8.50 to $13.65 per share and had a weighted-average remaining contractual life of 10.1 years.

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



                                        13PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

    Pro Forma Stock-based Compensation Expense
        In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted in 1997 and 1996 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) and basic and diluted earnings (loss) per share would have been as follows:

    (In thousands except per share amounts)              1997           1996
    ------------------------------------------------------------------------
    Net income (loss):
      As reported                                      $1,098        $ (367)
      Pro forma                                           847          (479)
    Basic earnings (loss) per share:
      As reported                                         .07          (.03)
      Pro forma                                           .06          (.04)
    Diluted earnings (loss) per share:
      As reported                                         .07          (.03)
      Pro forma                                           .05          (.04)

        Pro forma compensation expense for options granted is reflected over the vesting period, therefore future pro forma compensation expense may be greater as additional options are granted.
        The weighted average fair value per share of options granted was $5.18 and $5.19 in 1997 and 1996, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:
                                                          1997         1996
    ------------------------------------------------------------------------
    Volatility                                             35%          29%
    Risk-free interest rate                               6.3%         6.6%
    Expected life of options                         7.1 years    8.3 years

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

                                        14PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

    401(k) Savings Plan
        Substantially all of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $60,000 in 1997 and $17,000 in 1996.

    5.  Common Stock
        At January 3, 1998, the Company had reserved 825,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.

    6.  Income Taxes

        The components of the provision for income taxes are as follows:

    (In thousands)                                1997      1996      1995
    -----------------------------------------------------------------------
    Currently payable:
      Federal                                    $  77     $   -     $   -
      State                                         23         -         -
                                                 -----     -----     -----
                                                   100         -         -
                                                 -----     -----     -----
    Prepaid:
      Federal                                      (77)        -         -
      State                                        (23)        -         -
                                                 -----     -----     -----
                                                  (100)        -         -
                                                 -----     -----     -----
                                                 $   -     $   -     $   -
                                                 =====     =====     =====
        The income taxes in the accompanying statement of operations differs from the amounts calculated by applying the statutory federal income tax rate of 34% to income (loss) before income taxes due to the following:

    (In thousands)                                1997      1996      1995
    -----------------------------------------------------------------------
    Income tax provision (benefit) at
      statutory rate                             $ 373     $(125)    $(204)
    Increases (decreases) resulting from:
      State income taxes, net of federal benefit    63         -         -
      Nondeductible expenses                         8         -         -
      Other                                         96         -         -
      Change in valuation allowance               (540)      125       204
                                                 -----     -----     -----
                                                 $   -     $   -     $   -
                                                 =====     =====     =====

                                        15PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    6.  Income Taxes (continued)

        Prepaid income taxes consists of the following:

    (In thousands)                                          1997      1996
    -----------------------------------------------------------------------
    Net operating loss carryforwards                       $   -     $ 447
    Reserves and accruals                                    160       110
    Available-for-sale investments                           (17)        -
                                                           -----     -----
                                                             143       557
    Less: Valuation allowance                                  -      (557)
                                                           -----     -----
                                                           $ 143     $   -
                                                           =====     =====

        The reduction in the valuation allowance in 1997 is primarily due to the utilization of net operating loss carryforwards.

    7.  Related-party Transactions

    Corporate Services Agreement
        The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company has paid Thermo Electron annually an amount equal to 1.0% of the Company's revenues in 1997 and 1996. For these services, the Company was charged $48,000 in 1997 and $22,000 in 1996. The Company was not charged for these services in 1995 since no revenues were recorded by the Company during this period and the amount of services received was not material. Beginning in fiscal 1998, the Company will pay an annual fee equal to 0.8% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationships among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

    Repurchase Agreement
        The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

                                        16PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    7.  Related-party Transactions (continued)

    License Agreement
        In July 1996, the Company entered into a supply and license agreement with Thermo Fibertek in which Thermo Fibertek granted to the Company a worldwide, perpetual, royalty-free license to use Thermo Fibertek's proprietary fiber "scalping" technology in the pulp and paper industry. The agreement has an initial term of eight years and is subject to annual renewals thereafter. The Company's rights under the agreement are exclusive for a period of at least five years and such exclusivity will continue thereafter if the Company has purchased at least 35 scalping units from Thermo Fibertek within the first five years of the license and at least five such units in each subsequent year. The agreement also provides that Thermo Fibertek will be the exclusive manufacturer of products based on the licensed technology. No scalping units have been purchased by the Company through year-end 1997. The purchase price to be paid by the Company to Thermo Fibertek for these products will be based on Thermo Fibertek's manufacturing cost plus a gross profit margin of 55%.

    Other Related Party Transactions
        During 1997, the Company purchased equipment for $92,000 from a wholly owned subsidiary of Thermo Fibertek for use in its fiber-recovery demonstration system.
        During 1997, two wholly owned subsidiaries of Thermo Fibertek performed certain laboratory and administrative services for the Company, for which the Company paid $63,000 and $50,000, respectively.

    8.  Commitments

    Operating Leases
        The Company occupies office space under several operating leases. The accompanying statement of operations includes expense from operating leases of $71,000 and $43,000 in 1997 and 1996, respectively. The future minimum payments due under noncancelable operating leases as of January 3, 1998, are $70,000 in 1998 and $23,000 in 1999. Total future minimum lease payments are $93,000.

    Purchase Commitment and Forward Contract
        During 1997, the Company entered into a contract with a supplier to purchase all natural gas requirements and natural gas management services, which are used by its GranTek subsidiary, from the supplier through October 31, 1998. The Company has the option to enter into forward contracts with the supplier to purchase specified quantities of natural gas at the then-current posted price through specified future dates. At January 3, 1998, the Company had committed to purchase natural gas for $69,000 during January 1998.

                                        17PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Commitments (continued)

    Long-term Contract
        In December 1997, the Company entered into a ten-year contract with a paper mill to provide fiber-recovery and water-clarification services to the mill. In addition, the Company and the paper mill have entered into lease and services agreements, under which the Company will lease land from the paper mill for a nominal fee and the paper mill will provide certain utilities and services to the Company. The Company plans to construct a fiber-recovery and water-clarification facility on the leased property. Once operational, the Company will provide the paper mill with fiber-recovery and water-clarification services for established monthly fees, with increases upon the attainment of certain performance goals by the Company. The contract may be canceled by either party at the end of the fourth year of the contract, or within one year's notice thereafter, if certain benefits or profitability levels are not achieved. If either party elects to terminate the agreement, the paper mill will be required to purchase the facility from the Company at its net book value.
        The Company has entered into an engineering, procurement, and construction contract for the fiber-recovery and water-clarification facility discussed above. Under the contract, the contractor will receive reimbursement for costs incurred on the contract, not to exceed a maximum specified amount, plus a fee. The fee paid to the contractor is subject to increases to the extent that the costs incurred by the contractor for the facility are less than the maximum specified amount. The cost of the facility, including additional expenditures for equipment purchased from Thermo Fibertek, is estimated at $3.5 million.

    9.  Significant Customers and Concentrations of Risk

        Revenues from one customer accounted for 54% and 56% of the Company's total revenues in 1997 and 1996, respectively. Revenues from a second customer accounted for 15% and 21% of the Company's total revenues in 1997 and 1996, respectively. Revenues from a third customer accounted for 14% of the Company's total revenues in 1997. The Company's largest customer has indicated that it will reduce its level of purchases from the Company in 1998, relative to 1997. In addition, the parent company of this customer has announced its intent to divest of its home, lawn, and garden group, the Company's largest customer. No assurance can be given that the Company's relationship with this customer will continue subsequent to such divestiture.
        At year-end 1997, a significant portion of the accounts receivable due to the Company were from two customers. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has or will have a significant negative impact on the Company.
        The Company's Biodac product is sold principally as an agricultural carrier and therefore, the Company is dependent upon the agricultural market.
        Papermaking sludge, the raw material used in the manufacture of the Company's Biodac product, is obtained from a single paper mill. The mill

                                        18PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    9.  Significant Customers and Concentrations of Risk (continued)

    has the exclusive right to supply papermaking sludge to GranTek's existing granulation plant in Green Bay, Wisconsin, under a contract which expires in December 1999, subject to successive mutual two-year extensions. Although the Company believes that its relationship with the mill is good, no assurance can be given that the mill will agree to renew the contract upon its termination. The inability of the Company to obtain papermaking sludge from this paper mill would have a material adverse effect upon the Company's operations.

    10. Earnings (Loss) per Share

        Basic and diluted earnings (loss) per share were calculated as follows:

    (In thousands except per share amounts)     1997        1996        1995
    ------------------------------------------------------------------------
    Basic
    Net income (loss)                       $  1,098    $   (367)   $   (601)
                                            --------    --------    --------
    Weighted average shares                   14,715      11,321      10,000
                                            --------    --------    --------
    Basic earnings (loss) per share         $    .07    $   (.03)   $   (.06)
                                            ========    ========    ========
    Diluted
    Net income (loss)                       $  1,098    $   (367)   $   (601)
                                            --------    --------    --------
    Weighted average shares                   14,715      11,321      10,000
    Effect of:
      Redemption rights                        1,698           -           -
      Stock options                                1           -           -
                                            --------    --------    --------
    Weighted average shares, as adjusted      16,414      11,321      10,000
                                            --------    --------    --------
    Diluted earnings (loss) per share       $    .07    $   (.03)   $   (.06)
                                            ========    ========    ========

        The computation of diluted earnings per share for 1997 excludes the effect of assuming the exercise of certain outstanding stock options because the effect would be antidilutive. As of January 3, 1998, there were 360,000 of such options outstanding, with exercise prices ranging from $10.00 to $13.65 per share. The computation of diluted loss per share for 1996 excludes the effect of assuming the redemption of redeemable common stock and the exercise of outstanding stock options because the effect would be antidilutive due to the Company's net loss during the year.

                                        19PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    11. Unaudited Quarterly Information

    (In thousands except per share amounts)

    1997                               First    Second     Third    Fourth
    ----------------------------------------------------------------------
    Revenues                          $1,526    $1,598    $  906    $  806
    Gross profit                         724       854       372       230
    Net income                           367       568       158         5
    Earnings per share:
      Basic                              .02       .04       .01         -
      Diluted                            .02       .03       .01         -

    1996                               First    Second     Third(a) Fourth
    ----------------------------------------------------------------------
    Revenues                          $    -    $    -    $  984    $1,239
    Gross profit                           -         -       298       537
    Net income (loss)                   (104)     (177)     (380)      294
    Earnings (loss) per share:
      Basic                             (.01)     (.02)     (.04)      .02
      Diluted                           (.01)     (.02)     (.04)      .02

    (a) Reflects the acquisition of GranTek in July 1996 and the net proceeds from the Company's initial public offering in September 1996.







                                        20PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                    Report of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo Fibergen Inc.:

        We have audited the accompanying consolidated balance sheet of Thermo Fibergen Inc. (a Delaware corporation and 71%-owned subsidiary of Thermo Fibertek Inc.) and subsidiary as of January 3, 1998, and December 28, 1996, and the related consolidated statements of operations, shareholders' investment, and cash flows for each of the three years in the period ended January 3, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Fibergen Inc. and subsidiary as of January 3, 1998, and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.



                                                  Arthur Andersen LLP



    Boston, Massachusetts
    February 9, 1998




                                        21PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

        Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

    Overview

        The Company is developing and commercializing equipment and systems to recover materials from papermaking sludge generated by plants that produce virgin and recycled pulp and paper. Through its GranTek Inc. subsidiary, acquired in July 1996, the Company employs patented technology to produce absorbing granules from papermaking sludge. These granules, marketed under the trade name Biodac(R), are currently used as a carrier to deliver agricultural chemicals for professional turf, home lawn and garden, agricultural row crop, and mosquito-control applications. The Company has also completed development and market testing of a cat box filler product.
        The Company's sales are principally in the agricultural-carrier market. The Company's primary customers in this market, chemical formulators, typically purchase carriers during the winter and spring for the cultivation and planting season. As a result, the Company earns a disproportionately high share of its revenues for its agricultural-carrier products during the first two quarters of the year. The Company believes that its planned entrance into the oil- and grease-absorption and cat box filler markets, as well as the international agricultural row-crop market, if successful, may mitigate the seasonality of the Company's sales.
        The Company currently intends to limit the pace and amount of its research and development so that its internally funded research and development expenditures will not exceed the interest income earned on its cash, cash equivalents, and available-for-sale investments, plus the Company's operating earnings before research and development expenses, if any.


    Results of Operations

    1997 Compared With 1996
        Revenues increased to $4,836,000 in 1997 from $2,223,000 in 1996, primarily due to the inclusion of revenues for the full twelve-month period from GranTek, acquired July 1996, offset in part by a $511,000 decrease in revenues in the second half of 1997, primarily due to a

                                        22PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    decrease in demand from the Company's largest customer. The Company's largest customer, which accounted for $2,625,000 of revenues in 1997, has indicated that it will reduce its level of purchases from the Company in 1998, relative to 1997. In addition, the parent company of this customer has announced its intent to divest of its home, lawn, and garden group, the Company's largest customer. No assurance can be given that the Company's relationship with this customer will continue subsequent to such divestiture. (Note 9)
        The gross profit margin increased to 45% in 1997 from 38% in 1996, primarily due to an increase in revenues, a decrease in manufacturing costs, and a change in product mix. In addition, 1996 included an adjustment to expense relating to the revaluation of finished goods inventory acquired from GranTek in 1996.
        Selling, general, and administrative expenses as a percentage of revenues increased to 56% in 1997 from 51% in 1996, principally due to the hiring of additional sales, marketing, and administrative staff to expand the Company's fiber-recovery business.
        Research and development expenses increased to $1,877,000 in 1997 from $1,300,000 in 1996. This increase was primarily due to the acceleration of the Company's research and development efforts associated with the Company's fiber-recovery system and the extraction and purification of minerals, as well as the inclusion of expenses from GranTek for the full twelve-month period.
        Interest income increased to $3,522,000 in 1997 from $1,224,000 in 1996, primarily due to an increase in average invested balances resulting from the proceeds from the Company's September 1996 initial public offering, as well as cash received in connection with the initial capitalization of the Company in February 1996.
        The Company had no income tax expense in 1997 due to a benefit recorded from the use of net operating loss carryforwards. The Company has no remaining net operating loss carryforwards to benefit in future years.

    1996 Compared With 1995
        Revenues of $2,223,000 in 1996 represent revenues from GranTek, acquired July 1996. No revenues were recorded during 1995 as the Company was in the development stage, and its principal business consisted of conducting research and development associated with the Company's fiber-recovery system.
        The gross profit margin was 38% in 1996.
        Selling, general, and administrative expenses as a percentage of revenues were 51% in 1996.
        Research and development expenses increased to $1,300,000 in 1996 from $601,000 in 1995. This increase was primarily due to the acceleration of the Company's research and development efforts associated with the Company's fiber-recovery system and the extraction and purification of minerals, as well as the inclusion of $188,000 of expenses at GranTek.
                                        23PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
        Interest income in 1996 resulted primarily from interest earned on cash received in connection with the initial capitalization of the Company in February 1996, and the invested proceeds from the Company's September 1996 initial public offering.
        The Company had no income tax benefit in 1996 due to a valuation allowance established for net operating loss carryforwards and other tax assets due to the uncertainty surrounding their realization.

    Liquidity and Capital Resources

        Consolidated working capital was $58,609,000 at January 3, 1998, compared with $56,477,000 at December 28, 1996. Included in working capital at January 3, 1998, are cash, cash equivalents, and available-for-sale investments of $58,071,000, compared with $58,388,000 at December 28, 1996. During 1997, $1,408,000 of cash was provided by operating activities.
        During 1997, the Company's primary investing activity, excluding available-for-sale investments activity, was the purchase of property, plant, and equipment for $377,000. During 1997, $1,881,000 of cash was used in financing activities to reduce "Due to parent company and affiliated companies."
        The Company's common stock subject to redemption is redeemable by holders of redemption rights in September 2000 or 2001 for a total redemption value of $60,116,000. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron Corporation.
        In 1998, the Company plans to make expenditures for property, plant, and equipment of approximately $5 million, which includes expenditures for the construction of a fiber-recovery and water-clarification facility (Note 8). In addition, the Company may make additional capital expenditures for the construction of additional fiber-recovery facilities. Construction of fiber-recovery facilities is dependent upon the Company entering into long-term contracts with paper mills, under which the Company will charge fees to accept the mills' papermaking sludge. The Company currently has only one such agreement in place and there is no assurance that the Company will be able to obtain such additional contracts. The Company anticipates it will require significant amounts of cash for the construction of its fiber-recovery facilities. The Company expects to finance the construction of its fiber-recovery facilities through a combination of internal funds, additional debt or equity financing, and/or borrowings from Thermo Fibertek and Thermo Electron, although there is no agreement with Thermo Fibertek or Thermo Electron under which such parties would be obligated to lend funds to the Company. The Company believes that its existing resources will be sufficient to meet the Company's capital requirements for the foreseeable future.

                                        24PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                           Forward-looking Statements

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

        Operating Losses. The Company has not been profitable since its inception as a division of Thermo Fibertek Inc. on December 29, 1991. As of January 3, 1998, the cumulative operating losses of the Company were approximately $4,997,000. The Company expects to continue to incur operating losses for at least the next several years.

        Concentration of Revenues. Historically, a significant portion of the Company's revenues in any particular period has been attributable to sales to a limited number of customers. Revenues from the Company's largest customer accounted for 54% and 56% of the Company's total revenues in 1997 and 1996, respectively. Revenues from a second customer accounted for 15% and 21% of the Company's total revenues in 1997 and 1996, respectively. Revenues from a third customer accounted for 14% of the Company's total revenues in 1997. The Company's largest customer has indicated that it will reduce its level of purchases from the Company in 1998, relative to 1997. In addition, the parent company of this customer has announced its intent to divest of its home, lawn, and garden group, the Company's largest customer. No assurance can be given that the Company's relationship with this customer will continue subsequent to such divestiture. The loss of a significant customer, any reduction in orders from a significant customer, or the cancellation of a significant order from a customer could have a material adverse effect on the Company's results of operations.

        Uncertainty of Product Development; Dependence on Thermo Fibertek. The Company's fiber-recovery system incorporates new technology currently under development. Although the Company has completed the construction and certain testing of its mobile pilot fiber-recovery system, it has not yet completed installation of a full-scale fiber-recovery system. The Company's success will depend in part on Thermo Fibertek, which has licensed to the Company a proprietary "scalping" technology currently under development that is a key component of the Company's fiber-recovery system. The principal development risk associated with the technology comprising the Company's mobile pilot system, including the "scalping" technology under development by Thermo Fibertek, is that such technology may not be readily scaleable. Accordingly, further engineering will be required to adapt such technology to allow it to process papermaking sludge at volumes necessary for successful commercial operation. In addition, while papermaking sludge from all recycled pulp mills shares certain defining principal characteristics, such technology must be further engineered to maximize its ability to scalp fibers from the sludge streams of specific mills. No assurance can be given that the development efforts of the Company or of Thermo Fibertek will be successful. Failure to successfully develop the Company's recovery

                                        25PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                           Forward-looking Statements

    equipment and system would have a material adverse effect on the business of the Company. The Company's success will depend to some degree on its ability to identify and develop technologies to maximize the value of the components of papermaking sludge, such as minerals, for sale into other markets. There can be no assurance that the Company will succeed in obtaining or developing any such technologies. Failure of the Company to obtain or develop such technologies, or to develop active markets for the components of the papermaking sludge it processes, would both increase the Company's ultimate waste-disposal costs, and reduce the Company's anticipated revenue stream. Accordingly, such a failure would have a material adverse effect on the business of the Company.

        Risks of Uncertain Market Acceptance. The Company's fiber-recovery process and market approach are significantly different from processing and disposal methods that are currently available commercially. There is a substantial risk with any new technology that the marketplace may not accept or be receptive to the potential benefits of such technology. Market acceptance of the Company's services and products will depend, in large part, upon the ability of the Company to demonstrate the economic advantage of its system over available alternatives. There can be no assurance that the Company's services will be accepted by the pulp and paper industry, that any products the Company may develop from the recoverable components of papermaking sludge will be accepted in their respective markets, or that the Company will be able to sell such products, if accepted, at commercially viable prices. Failure of either the Company's technology to gain market acceptance by the pulp and paper industry, or of any such products to gain market acceptance, generally would have a material adverse effect on the business of the Company.

        Lack of Operating History and Management. The Company has no operating history other than research and development relating to its fiber-recovery equipment and process, composite materials and pure minerals, and its GranTek Inc. subsidiary. No assurance can be given that management experienced in building a research and development or manufacturing organization, or additional skilled personnel necessary to successfully commercialize and expand the Company's business and operations, can be recruited and retained. Failure of the Company to achieve these objectives would have a material adverse effect on the business of the Company.

        Risks Associated with Protection, Defense, and Use of Proprietary Technology and Intellectual Property. The Company holds several United States and foreign patents relating to various aspects of the processing and use of cellulose-based granular materials, including the processing and use of such materials as an agricultural carrier. Thermo Fibertek holds two United States patents relating to the "scalping" technology licensed to the Company. Proprietary rights relating to the Company's technology are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. Moreover, although the Company is developing methods to separate the various components of the sludge stream for which it believes that it may be able to obtain patent

                                        26PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                           Forward-looking Statements

    protection, there can be no assurance that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's services or products, or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

        Commodity Price Risks. The Company expects to recover high quality long fiber from the sludge streams of pulp and paper mills and to sell it back to mills under long-term contracts. The prices at which the Company may be able to sell such fiber will in certain cases not be fixed over the term of the contracts and will depend on several factors, including the prevailing prices for both finished paper products and wastepaper. These prices tend to be cyclical and to vary according to paper type.

        Future Capital Needs; Project Financing; Dependence on Capital Markets. The Company's future capital requirements will depend on many factors, including continued progress in its research and development program, the magnitude of such program, competing technological and market developments, the cost of manufacturing activities, and the Company's ability to market its services and products successfully. Any equity or debt financings, if available at all, may be on terms that are not favorable to the Company and, in the case of equity financings, could result in dilution to the Company's stockholders. If adequate funds are not available, the Company may be required to curtail development and commercialization of its fiber-recovery technology.
        In addition, after successful installation of one or more of its fiber recovery plants, the Company expects to seek to finance its recovery plants in a manner that is substantially nonrecourse to the

                                        27PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                           Forward-looking Statements

    Company. To minimize its equity commitment, the Company will be required to borrow substantial amounts from third party lenders. These borrowings typically would be secured only by the recovery plant assets, the capital stock of a subsidiary operating such plant, or both. If the Company were unable to repay the principal of, and all interest on, such borrowings, the lender would have the right to foreclose on, and obtain title to, such assets or capital stock. The Company anticipates that it will require substantial financing to fund both the equity and debt components of future plants. The ability to finance the Company's recovery plants on a nonrecourse basis will depend on a number of factors, including interest coverage ratios, the length and terms of the Company's contracts with pulp mill customers, and the perception of technology risks by lenders. The Company has had no discussions with potential lenders, and no assurance can be given that financing for future plants will be available on acceptable terms, or at all. Any failure by the Company to obtain adequate amounts of project financing on acceptable terms would have a material adverse effect on the future growth of the Company.

        Competition. The Company expects to encounter intense competition in the sale of its services and products. The Company expects that its principal competitors will be landfills, which currently have a collective 70% market share in North America, and approximately 40% in Europe. The Company also competes with incineration facilities in Europe. In addition, many pulp mills have already made substantial investments in dewatering and drying equipment to reduce their landfill costs. Mills are familiar with such methods and may be reluctant to switch to a new solution unless the Company demonstrates significant cost savings to them. Several large waste-management companies have increased their marketing activities to provide landfill disposal services to the pulp and paper industry. Certain competitors are seeking to develop technologies and services to treat and process papermaking sludge which are similar to those of the Company. No assurance can be given that these technologies will not be superior to those of the Company or that they will not make the Company's technology obsolete. Some of these competitors may have substantially greater financial, marketing, and other resources than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their services and products than the Company. There can be no assurance that the Company's current technology, technology under development, or ability to discover new technologies will be sufficient to enable it to compete effectively with its competitors.

        Risk of Dependence on Pulp and Paper Mill Customers. Each of the Company's fiber-recovery plants will rely upon long-term agreements with a single pulp or paper mill customer, or a cluster of mills within a small geographic area, for its papermaking sludge and tipping fee revenue. The failure of any one mill customer to fulfill its contractual obligations could have a substantial negative impact on the Company. No assurance can be given that a particular mill will not be unwilling or unable, at some time, to make required payments under, or to otherwise honor, its agreements with the Company. The Company expects that each of

                                        28PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                           Forward-looking Statements

    its commercial plants will be located on property leased from a pulp or paper mill or acquired at, or immediately adjacent to, a pulp or paper mill. No assurance can be given that the Company will be able to acquire any such sites on terms that are favorable to the Company or at all. The Company's GranTek subsidiary obtains its papermaking sludge from a single paper mill located near its Wisconsin plant, under a contract that provides the mill with the exclusive right to supply papermaking sludge to GranTek's existing granulation plant. The contract terminates on December 26, 1999, subject to successive mutual two-year extensions. Although the Company believes that GranTek's relationship with the mill is good, no assurance can be given that the mill will agree to renew the contract upon its termination in December 1999.

        Environmental and Regulatory Risks. Federal, state, and local environmental laws govern air emissions and discharges into water, as well as the generation, transportation, storage, treatment, and disposal of solid and hazardous waste. These laws establish standards governing most aspects of the construction and operation of the Company's facilities, and often require multiple governmental permits before these facilities can be constructed, modified, or operated. There can be no assurance that all required permits will be issued for the Company's recovery plants, or that the requirements for continued permitting under environmental regulatory laws and policies governing their enforcement will not change, requiring new technology or stricter standards for the control of discharges of air or water pollutants, or for solid or hazardous waste handling and disposal. Such future developments could affect the manner in which the Company constructs and operates its plants and could require significant additional expenditures to achieve compliance with such requirements. It is possible that compliance may not be technically or economically feasible. Changes in these regulations could also affect the characteristics of the waste generated by pulp and paper mills. As a result, it is possible that disposal of papermaking sludge could be accomplished in a manner that may not involve the Company's facilities or that would require the Company to purchase papermaking sludge.
        Federal, state, and local laws also frequently impose liability on the present and former owners or operators of facilities that release hazardous substances into the environment. Furthermore, companies may be required by law to provide financial assurances for operating facilities in order to ensure their operations are in compliance with applicable laws and regulations. Similar liability may be imposed upon the generators and transporters of waste which contains hazardous substances. In the United States, such liability stems primarily from the Federal Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), the Federal Toxic Substances Control Act (TSCA), the Resource Conservation and Recovery Act of 1976 (RCRA), the Clean Air Act (CAA), and equivalent state laws. TSCA imposes limitations on the presence in commercial products of polychlorinated biphenyls (PCBs), and on the generation, handling, storage, and disposal of PCB-containing materials, byproducts, and wastes. CERCLA imposes joint and several liability for the costs of remediation and natural resource damage on the owner or operator of a facility from which there is a release, or a threat of a

                                        29PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                           Forward-looking Statements

    release, of a hazardous substance into the environment, and on the generators and transporters of those hazardous substances. RCRA provides a comprehensive framework for the regulation of the generation, transportation, treatment, storage, and disposal of hazardous waste. Under TSCA, RCRA, and equivalent state laws, regulatory authorities may require, pursuant to administrative order or as a condition of an operating permit, that the owner or operator of a regulated facility take corrective action with respect to contamination resulting from past or present operations. The intent of RCRA is to control hazardous wastes from the time they are generated until they are properly recycled or treated and disposed. Such laws also require that the owner or operator of regulated facilities provide assurance that funds will be available for the closure and post-closure remediation of its facilities. Because Subtitle D of RCRA imposes strict requirements on landfills, such as the requirement that new landfills be lined, RCRA creates an incentive for pulp mills to use sludge-management technologies such as those offered by the Company.
        GranTek currently uses papermaking sludge from a nearby paper mill in Green Bay, Wisconsin, to make its granules. The papermaking sludge GranTek receives from the mill contains trace amounts of PCBs, dioxins, and furans, as well as residual amounts of other regulated compounds. During the granulation process, GranTek evaporates approximately 95% of the water contained in the papermaking sludge. Approximately 1.6 pounds per year of PCBs, as well as other compounds, such as formaldehyde, benzene, and volatile organic compounds (VOCs), are emitted into the atmosphere from its Green Bay facility as a result of the evaporation process. Applicable Wisconsin regulations limit PCB emissions to de minimis amounts unless the generator can demonstrate that it is using the best available control technology to limit emissions. GranTek has been issued an air operating permit by the Wisconsin Department of Natural Resources (the WDNR). GranTek's current operating permit, and its application for a new Title V operating permit, each require GranTek to reduce PCB and VOC emissions, and to file an annual report on the amounts of PCBs being emitted. In August 1995, GranTek submitted materials to the WDNR requesting that GranTek be relieved of its obligation to reduce emissions, asserting that there are presently no technologically or economically feasible methods to reduce PCB or VOC emissions from its facility that can be implemented. GranTek has received no response from the WDNR to date. Although the Company believes that the WDNR will accept GranTek's findings, and although GranTek's facility is currently fully permitted by Wisconsin regulatory authorities, no assurance can be given that the WDNR will not require GranTek to reduce or eliminate its emissions, that such compliance will not require the Company to make significant expenditures, or that such compliance will be technologically or economically feasible. Such compliance may have material adverse effects on the Company's capital expenditures, earnings, and/or competitive position.
        Because the papermaking sludge contains trace amounts of PCBs, dioxins, furans, and other compounds when GranTek receives it from the mill, residual amounts of these compounds are also found in GranTek's Biodac product. Although these substances are present in residual quantities well below the maximum levels currently permitted under TSCA,

                                        30PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                           Forward-looking Statements

    RCRA, and applicable federal and state regulations, no assurance can be given that such regulations will not be made more stringent in the future or that papermaking sludge containing such substances will not be regulated as hazardous under TSCA or RCRA, or that federal or state regulations will not in the future prohibit the use of materials containing these substances in agricultural applications. Any such regulatory changes may have material adverse effects on the Company's capital expenditures, earnings, and/or competitive position. Changes in these regulations could also affect the characteristics of the waste generated by pulp and paper mills. As a result, it is possible that disposal of papermaking sludge could be accomplished in a manner that may not involve the Company's facilities or that would require the Company to purchase papermaking sludge.
        The Company may be required as a practical matter to assume all environmental liabilities associated with the treatment and final disposal of all components of the pulp mills' residue stream that cannot be returned to mills or sold elsewhere. The Company will endeavor to operate its business to minimize its exposure to environmental liabilities. In entering into contracts with customers, the Company will seek to maximize its insulation from environmental liabilities associated with paper mill waste streams by controlling the content of the waste streams it will accept, and by preventing customers from sending any waste streams containing hazardous components to the Company's facilities. Any such disposal of hazardous waste could cause the Company to be responsible for the clean-up or remediation of the disposal site in the future under CERCLA, TSCA, RCRA, and similar state laws. No assurance can be given that claims for environmental liabilities may not be asserted against the Company.





                                        31PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements

                         Selected Financial Information

    (In thousands except
    per share amounts)         1997       1996(a)   1995     1994      1993
    -----------------------------------------------------------------------
    Statement of Operations
      Data:
    Revenues                $ 4,836    $ 2,223   $     -  $     -   $     -
    Net income (loss)         1,098       (367)     (601)    (128)     (106)
    Basic and diluted
      earnings (loss)
      per share                 .07       (.03)     (.06)    (.01)     (.01)

    Balance Sheet Data:
    Working capital         $58,609    $56,477   $     -  $      -  $     -
    Total assets             70,164     71,033         -         -        -
    Common stock subject
      to redemption          57,176     56,087         -         -        -
    Shareholders'
      investment             11,959     11,921         -         -        -

    (a) Reflects the transfer of $12,500,000 in cash to the Company from Thermo Fibertek in connection with the capitalization of the Company in February 1996, the acquisition of GranTek in July 1996, and the net proceeds from the Company's initial public offering in September 1996.









                                        32PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements


    Common Stock Market Information
        The Company's common stock and redemption rights traded together as units until December 12, 1996, after which the Company's common stock and redemption rights traded separately. The Company's common stock and redemption rights are traded on the American Stock Exchange under the symbols TFG and TFG-R, respectively. The following table sets forth the high and low sale prices of the Company's equity securities for 1997 and 1996, as reported in the consolidated transaction reporting system.

                       Units            Common Stock      Redemption Rights
                 -----------------  --------------------  ------------------

    Quarter        High       Low       High        Low      High       Low
    ------------------------------------------------------------------------
    1997
    First       $     -   $     -   $10 10/16  $ 7 1/2    $ 4 1/2   $ 2 9/16
    Second            -         -    10 3/8      7 13/16    3 15/16   2 1/2
    Third             -         -    10 1/2      9 1/4      3 1/8     2 9/16
    Fourth            -         -    10 1/4      8 3/4      3 1/2     2 9/16

    1996
    Fourth       14 1/8    11 3/4    11 3/4     10 3/4     2 5/16    1 3/4

        As of January 30, 1998, the Company had 10, 5, and 32 holders of record of its common stock, redemption rights, and units, respectively. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 30, 1998, was $8 13/16 per share.

    Security-holder Services
        Holders of Thermo Fibergen Inc. common stock, redemption rights, and units who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo Fibergen Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (781) 622-1111. A mailing list is maintained to enable holders whose stock and redemption rights are held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Distribution of printed quarterly reports is limited to the second quarter only. All material will be available from Thermo Electron's Internet site (http://www.thermo. com/subsid/tfg1.html).

    Transfer Agent
        American Stock Transfer & Trust Company is the transfer agent and maintains holders' activity records. The agent will respond to questions on issuance of stock and rights certificates, change of ownership, lost stock and rights certificates, and change of address. For these and similar matters, please direct inquiries to:

        American Stock Transfer & Trust Company
        Shareholder Services Department
        40 Wall Street, 46th Floor
        New York, New York 10005
        (718) 921-8200


                                        33PAGE

    Thermo Fibergen Inc.                            1997 Financial Statements


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

    Form 10-K Report
        A copy of the Annual Report on Form 10-K for the fiscal year ended January 3, 1998, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo Fibergen Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

    Annual Meeting
        The annual meeting of shareholders will be held on Monday, June 1, 1998, at 8:15 a.m., at the Hyatt Regency Hotel, Scottsdale, Arizona.