Form 10-K, Exhibit 13
period 1999-01-02
THERMO FIBERGEN INC
filed 1999-03-12
CIK 1017921

Exhibit 13




















                              Thermo Fibergen Inc.

                        Consolidated Financial Statements

                                      1998


Thermo Fibergen Inc.                                                            1998 Financial Statements

                                   Consolidated Statement of Operations

(In thousands except per share amounts)                                           1998      1997     1996
------------------------------------------------------------------------------ -------- --------- -------

Revenues (Note 10)                                                             $ 5,276  $  4,836  $ 2,223
                                                                               -------  --------  -------

Costs and Operating Expenses:
  Cost of revenues                                                               3,171     2,656    1,388
  Selling, general, and administrative expenses (Note 7)                         3,119     2,727    1,126
  Research and development expenses (Note 7)                                     1,454     1,877    1,300
                                                                               -------  --------  -------

                                                                                 7,744     7,260    3,814
                                                                               -------  --------  -------

Operating Loss                                                                  (2,468)   (2,424)  (1,591)

Interest Income                                                                  3,113     3,522    1,224
Gain on Sale of Investments                                                         20         -        -
                                                                               -------  --------  -------

Income (Loss) Before Provision for Income Taxes                                    665     1,098     (367)
Provision for Income Taxes (Note 6)                                                266         -        -
                                                                               -------  --------  -------

Net Income (Loss)                                                              $   399  $  1,098  $  (367)
                                                                               =======  ========  =======

Earnings (Loss) per Share (Note 11)
  Basic                                                                        $   .03  $    .07  $  (.03)
                                                                               =======  ========  ========

  Diluted                                                                      $   .02  $    .07  $  (.03)
                                                                               =======  ========  ========

Weighted Average Shares (Note 11)
  Basic                                                                         14,715    14,715   11,321
                                                                               =======  ========  =======

  Diluted                                                                       16,867    16,414   11,321
                                                                               =======  ========  =======



















The accompanying notes are an integral part of these consolidated financial statements.

                                       2


Thermo Fibergen Inc.                                                            1998 Financial Statements

                                        Consolidated Balance Sheet
(In thousands except share amounts)                                                         1998      1997
---------------------------------------------------------------------------------------- -------- --------

Assets
Current Assets:
  Cash and cash equivalents                                                              $ 6,748  $ 21,752
  Available-for-sale investments, at quoted market value (amortized cost of               48,206    36,319
    $48,210 and $36,273; Note 2)
  Accounts receivable, less allowance of $30 (Note 10)                                     1,188       645
  Inventories                                                                                485       507
  Prepaid income taxes and other current assets (Note 6)                                     366       300
  Due from parent company and affiliated companies                                           300       115
                                                                                         -------  --------

                                                                                          57,293    59,638
                                                                                         -------  --------

Property, Plant, and Equipment, at Cost, Net                                               8,925     5,311
                                                                                         -------  --------

Other Assets                                                                                 802       885
                                                                                         -------  --------

Cost in Excess of Net Assets of Acquired Company (Note 3)                                  4,096     4,330
                                                                                         -------  --------

                                                                                         $71,116  $ 70,164
                                                                                         =======  ========

Liabilities and Shareholders' Investment
Current Liabilities:
  Accounts payable                                                                       $   327  $    338
  Accrued payroll and employee benefits                                                      325       344
  Other accrued liabilities                                                                  732       347
                                                                                         -------  --------

                                                                                           1,384     1,029
                                                                                         -------  --------

Deferred Income Taxes (Note 6)                                                               230         -
                                                                                         -------  --------

Commitments (Note 8)

Common Stock Subject to Redemption ($60,116 redemption value), 4,715,000                  58,260    57,176
  Shares Issued and Outstanding                                                          -------  --------


Shareholders' Investment (Notes 4 and 5):
  Common stock, $.01 par value, 25,000,000 shares authorized; 10,000,000                     100       100
    shares issued and outstanding
  Capital in excess of par value                                                          11,145    11,830
  Accumulated other comprehensive items (Note 1)                                              (3)       29
                                                                                         -------  --------

                                                                                          11,242    11,959
                                                                                         -------  --------

                                                                                         $71,116  $ 70,164
                                                                                         =======  ========



The accompanying notes are an integral part of these consolidated financial statements.


                                       3

Thermo Fibergen Inc.                                                            1998 Financial Statements

                                   Consolidated Statement of Cash Flows
(In thousands)                                                                   1998      1997        1996
--------------------------------------------------------------------------- ---------- ---------- ---------

Operating Activities
  Net income (loss)                                                         $     399  $  1,098   $    (367)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization                                             1,151     1,204         701
      Deferred income tax expense (benefit)                                       242      (100)          -
      Other noncash items                                                        (239)     (481)          -
      Changes in current accounts, excluding the effects of acquisition:
        Accounts receivable                                                      (543)       93         (11)
        Inventories                                                                22      (195)        (73)
        Other current assets                                                      (48)     (151)        (64)
        Accounts payable                                                          (11)      (91)        281
        Other current liabilities                                                  36        31         568
                                                                            ---------  --------   ---------

         Net cash provided by operating activities                              1,009     1,408       1,035
                                                                            ---------  --------   ---------

Investing Activities
  Acquisition, net of cash acquired (Note 3)                                        -         -     (12,066)
  Purchases of available-for-sale investments                                 (70,882)  (48,050)          -
  Proceeds from sale and maturities of available-for-sale                      59,200    12,256           -
   investments
  Purchases of property, plant, and equipment                                  (4,134)     (377)       (711)
  Other                                                                           (12)        8         (11)
                                                                            ---------  --------   ---------

         Net cash used in investing activities                                (15,828)  (36,163)    (12,788)
                                                                            ---------  --------   ---------

Financing Activities
  Change in due from parent company and affiliated companies                     (185)   (1,881)      1,766
  Net proceeds from issuance of Company common stock (Note 1)                       -         -      55,781
  Cash transfer from parent company in connection with                              -         -      12,500
    capitalization of the Company (Note 1)
  Net transfer from parent company prior to capitalization of the                   -         -          94
   Company                                                                  ---------  --------   ---------

         Net cash provided by (used in) financing activities                     (185)   (1,881)     70,141
                                                                            ---------  --------   ---------

Increase (Decrease) in Cash and Cash Equivalents                              (15,004)  (36,636)     58,388
Cash and Cash Equivalents at Beginning of Year                                 21,752    58,388           -
                                                                            ---------  --------   ---------

Cash and Cash Equivalents at End of Year                                    $   6,748  $ 21,752   $  58,388
                                                                            =========  ========   =========

Cash Paid For
  Income taxes                                                              $      89  $     27   $       -

Noncash Activities
  Fair value of assets of acquired company                                  $       -  $      -   $  12,310
  Cash paid for acquired company                                                    -         -     (12,070)
                                                                            ---------  --------   ---------

    Liabilities assumed of acquired company                                 $       -  $      -   $     240
                                                                            =========  ========   =========


The accompanying notes are an integral part of these consolidated financial statements.

                                       4


Thermo Fibergen Inc.                                                            1998 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment
(In thousands)                                                                   1998       1997       1996
--------------------------------------------------------------------------- ---------- ---------- ----------

Comprehensive Income
Net Income (Loss)                                                            $    399   $  1,098   $   (367)
                                                                             --------   --------   --------

Other Comprehensive Items (Note 1):
  Net unrealized gain (loss) on available-for-sale investments                    (32)        29          -
                                                                             --------   --------   --------

                                                                             $    367   $  1,127   $   (367)
                                                                             ========   ========   ========

Shareholders' Investment
Common Stock, $.01 Par Value:
  Balance at beginning of year                                               $    100   $    100   $      -
  Capitalization of the Company                                                     -          -        100
                                                                             --------   --------   --------

  Balance at end of year                                                          100        100        100
                                                                             --------   --------   --------

Capital in Excess of Par Value:
  Balance at beginning of year                                                 11,830     12,094          -
  Capitalization of the Company                                                     -          -     12,400
  Accretion of common stock subject to redemption (Note 1)                       (685)      (264)      (306)
                                                                             --------   --------   --------

  Balance at end of year                                                       11,145     11,830     12,094
                                                                             --------   --------   --------

Accumulated Deficit:
  Balance at beginning of year                                                      -       (273)         -
  Net income (loss) after capitalization of the Company                           399      1,098       (273)
  Accretion of common stock subject of redemption (Note 1)                       (399)      (825)         -
                                                                             --------   --------   --------

  Balance at end of year                                                            -          -       (273)
                                                                             --------   --------   ---------

Accumulated Other Comprehensive Items:
  Balance at beginning of year                                                     29          -          -
  Other comprehensive items                                                       (32)        29          -
                                                                             --------   --------   --------

  Balance at end of year                                                           (3)        29          -
                                                                             --------   --------   --------

Net Parent Company Investment:
  Balance at beginning of year                                                      -          -          -
  Net loss prior to capitalization of the Company                                   -          -        (94)
  Net transfer from parent company prior to capitalization of the                   -          -         94
    Company
  Cash transfer from parent company in connection with                              -          -     12,500
    capitalization of the Company (Note 1)
  Capitalization of the Company                                                     -          -    (12,500)
                                                                             --------   --------   --------

  Balance at end of year                                                            -          -          -
                                                                             --------   --------   --------

                                                                             $ 11,242   $ 11,959   $ 11,921
                                                                             ========   ========   ========




The accompanying notes are an integral part of these consolidated financial statements.

Thermo Fibergen Inc.                                   1998 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
      Thermo Fibergen Inc. (the Company) operates in two business segments:
Fiber-recovery and Water-clarification Services and Cellulose-based Products. The Fiber-recovery and Water-clarification Services segment designs, builds, owns, and operates plants which allow pulp and paper mills to "close the loop" in their water and solids systems. The plants recover and return to the mill long cellulose fiber and clarified water to be reused in papermaking. In July 1998, the Company completed construction of, and began operating, its first fiber-recovery and water-clarification facility, providing clean water and long fiber to a mill under a ten-year contract (Note 8). The Cellulose-based Products segment, which consists of the Company's GranTek subsidiary, acquired July 1996, employs patented technology to produce absorbing granules from papermaking byproducts used as agricultural carriers, oil-and-grease absorbents, and cat box fillers. Prior to the acquisition of GranTek, the Company was in the development stage.

Relationship with Thermo Fibertek Inc. and Thermo Electron Corporation
      The Company was incorporated in February 1996 as a wholly owned subsidiary of Thermo Fibertek. In connection with the capitalization of the Company, Thermo Fibertek transferred to the Company a license to use certain technology (Note 7) and its business relating to the development of fiber-recovery systems for the pulp and paper industry, together with $12,500,000 in cash, in exchange for 10,000,000 shares of the Company's common stock. As of January 2, 1999, Thermo Fibertek owned 10,419,950 shares of the Company's common stock, representing 71% of such stock outstanding. Thermo Fibertek is a 91%-owned subsidiary of Thermo Electron Corporation. In addition, as of January 2, 1999, Thermo Electron owned 266,800 shares of the Company's common stock, representing 2% of such stock outstanding.

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated.

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1998, 1997, and 1996 are for the fiscal years ended January 2, 1999, January 3, 1998, and December 28, 1996, respectively. Fiscal years 1998 and 1996 each included 52 weeks; fiscal 1997 included 53 weeks.

Revenue Recognition
      The Company recognizes revenues upon shipment of its products and as services are rendered.

Stock-based Compensation Plans
      The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 4). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

1.    Nature of Operations and Summary of Significant Accounting Policies
       (continued)

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

Earnings (Loss) per Share
      Basic earnings (loss) per share have been computed by dividing net income
(loss) by the weighted average number of shares outstanding during the year. For periods prior to the Company's February 1996 capitalization, shares issued in connection with such capitalization have been shown as outstanding for purposes of computing loss per share. Diluted earnings per share for 1998 and 1997 have been computed assuming the redemption of redeemable common stock and the exercise of stock options, as well as their related income tax effect. Diluted loss per share for 1996 excludes the effect of assuming the redemption of redeemable common stock and the exercise of outstanding stock options because the effect would be antidilutive due to the Company's net loss during the year.

Cash and Cash Equivalents
      At year-end 1998 and 1997, $6,707,000 and $5,777,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value. At year-end 1998 and 1997, the Company's cash equivalents also included $33,000 and $15,964,000, respectively, of U.S. government-agency securities, which have original maturities of three months or less.

Inventories
      Inventories are stated at the lower of cost (on a weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are:

(In thousands)                                                                                1998    1997
-------------------------------------------------------------------------------------------- ------- ------

Raw Materials and Supplies                                                                    $151    $  -
Finished Goods                                                                                 334     507
                                                                                              ----    ----

                                                                                              $485    $507
                                                                                              ====    ====

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

Property, Plant, and Equipment
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 15 to 25 years; fiber-recovery and water-clarification facility, the shorter of the term of the service contract or the life of the asset; machinery and equipment, 2 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of:


(In thousands)                                                                           1998        1997
---------------------------------------------------------------------------------- ----------- -----------

Land                                                                                   $   87      $   87
Buildings                                                                               4,120       4,120
Fiber-recovery and Water-clarification Facility                                         3,500           -
Machinery, Equipment, and Leasehold Improvements                                        3,468       2,520
                                                                                       ------      ------

                                                                                       11,175       6,727
Less:  Accumulated Depreciation and Amortization                                        2,250       1,416
                                                                                       ------      ------

                                                                                       $8,925      $5,311
                                                                                       ======      ======

Other Assets
      Other assets in the accompanying balance sheet includes the cost of patents that are amortized using the straight-line method over an estimated useful life of 12 years. The carrying value of patents was $792,000 and $875,000, net of accumulated amortization of $208,000 and $125,000, at year-end 1998 and 1997, respectively.

Cost in Excess of Net Assets of Acquired Company
      The excess of cost over the fair value of net assets of acquired company is amortized using the straight-line method over 20 years. Accumulated amortization was $597,000 and $363,000 at year-end 1998 and 1997, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired company in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Common Stock Subject to Redemption
      In September 1996, the Company sold 4,715,000 units, each unit consisting of one share of the Company's common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right have the option to require the Company to redeem one share of the Company's common stock at $12.75 per share in September 2000 or September 2001 for a total redemption value of $60,116,000. A redemption right may only be exercised if the holder owns a share of common stock at that time. As of January 2, 1999, Thermo Electron and Thermo Fibertek had purchased and owned an aggregate of 686,750 shares of the total 4,715,000 shares of Company common stock issued in connection with its initial public offering. As of January 2, 1999, there were 4,715,000 redemption rights outstanding and only 4,028,250 shares of Company common stock held by persons other than Thermo Electron or Thermo Fibertek. In addition, Thermo Electron and/or Thermo Fibertek may acquire additional shares of the Company's common stock in the open market, and there can be no assurance that the Company

1.    Nature of Operations and Summary of Significant Accounting Policies
       (continued)

will issue additional shares of its common stock through the exercise of employee stock options or other transactions. To the extent the number of redemption rights exceeds the number of shares of common stock held by persons other than Thermo Electron or Thermo Fibertek, the Company will not be required to redeem the total redemption value. The redemption rights carry terms that generally provide for their expiration if the closing price of the Company's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September 2001. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron. The difference between the redemption value and the original carrying amount of common stock subject to redemption is accreted over the period ending September 2000, which corresponds with the first redemption period. The accretion is charged to retained earnings to the extent of income, and the excess is charged to capital in excess of par value.

Comprehensive Income
      During the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income and "Other comprehensive items," which represents unrealized net of tax gains and losses on available-for-sale investments, reported as a component of shareholders' investment in the accompanying balance sheet.

Forward Contracts
      The Company manages its exposure to natural gas price fluctuations by entering into short-term forward contracts to purchase specified quantities of natural gas from its supplier. Losses are recognized on forward purchase contracts when the accumulated cost of inventory, including the overhead component, exceeds its net realizable value. No losses on natural gas forward contracts were recorded in the statement of operations for 1998, 1997, and 1996 (Note 8).

Fair Value of Financial Instruments
      The Company's financial instruments consist primarily of cash and cash equivalents, available-for-sale investments, accounts receivable, due from parent company and affiliated companies, accounts payable, and common stock subject to redemption. Available-for-sale investments are carried at fair value in the accompanying balance sheet (Note 2). The fair value of available-for-sale investments was determined based upon quoted market prices. The fair value of common stock subject to redemption was $58,053,000 and $59,232,000 at year-end 1998 and 1997, respectively. The fair value of common stock subject to redemption was determined based upon the quoted market prices of the common stock and the redemption rights. The carrying amounts of the Company's remaining financial instruments approximate fair value due to their short-term nature.

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

Presentation
      Certain amounts in 1997 and 1996 have been reclassified to conform to the presentation in the 1998 financial statements.

2.    Available-for-sale Investments

      The Company's debt securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment. The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by major security type are:

(In thousands)                                                                           Gross       Gross
                                                                Market        Cost  Unrealized  Unrealized
                                                                 Value       Basis       Gains      Losses
----------------------------------------------------------- ----------- ----------- ----------- -----------

1998
Government-agency Securities                                   $47,494     $47,498     $     6     $   (10)
Other                                                              712         712           -           -
                                                               -------     -------     -------     -------

                                                               $48,206     $48,210     $     6     $   (10)
                                                               =======     =======     =======     =======


1997
Government-agency Securities                                   $35,826     $35,780     $    46     $     -
Other                                                              493         493           -           -
                                                               -------     -------     -------     -------

                                                               $36,319     $36,273     $    46     $     -
                                                               =======     =======     =======     =======

      Available-for-sale investments in the accompanying 1998 balance sheet includes $33,523,000 with contractual maturities of one year or less and $14,683,000 with contractual maturities of more than one year through five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
      The cost of available-for-sale investments that were sold was based on specific identification in determining the gross realized gains recorded in the accompanying 1998 statement of operations.

3.    Acquisition

      In July 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc. for $12,070,000 in cash. This business was renamed GranTek Inc. The acquisition has been accounted for using the purchase method of accounting and its results of operations have been included in the accompanying financial statements from the date of acquisition. The cost of the acquisition exceeded the estimated fair value of the acquired net assets by $4,692,000, which is being amortized over 20 years. Allocation of the purchase price for the acquisition was based on the estimated fair value of net assets acquired.



                                       10

3.    Acquisition (continued)

      Based upon unaudited data, the following table presents selected financial information for the Company and GranTek on a pro forma basis, assuming the companies had been combined since the beginning of 1996.

(In thousands except per share amounts)                                                               1996
----------------------------------------------------------------------------------- ----------- -----------

Revenues                                                                                            $5,377
Net Loss                                                                                              (301)
Basic and Diluted Loss per Share                                                                      (.03)

      The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of GranTek been made at the beginning of 1996.

4.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company has a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. As of year-end 1998, only nonqualified stock options have been awarded under this plan. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which may range from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's common stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options, at fair market value, to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan have the same general terms as options granted under the stock-based compensation plan described above, except that the restrictions and repurchase rights generally lapse ratably over a four-year period and the option term is five years. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron and Thermo Fibertek.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 20,000 shares at a weighted average exercise price of $11.83 per share elected to participate in this exchange and, as a result, received options to purchase 10,000 shares of Company common stock at $7.95 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

      A summary of the Company's stock option activity is:


                                                       1998                 1997                1996
                                               -------------------  ------------------  ------------------
                                                          Weighted            Weighted            Weighted
                                                           Average             Average             Average
                                                          Exercise            Exercise            Exercise
                                                             Price               Price               Price
                                                 Number              Number               Number
                                                     of                  of                   of
(Shares in thousands)                            Shares              Shares               Shares
---------------------------------------------- --------- ---------- -------- ---------- --------- ---------

Options Outstanding, Beginning of Year              383     $10.13      340     $10.27        -     $    -
  Granted                                            90       8.71       55       9.05      340      10.27
  Forfeited                                         (23)      9.57      (12)      9.25        -          -
  Canceled due to exchange                          (20)     11.83        -          -        -          -
                                                   ----                 ---                 ---

Options Outstanding, End of Year                    430     $ 9.78      383     $10.13      340     $10.27
                                                   ====     ======      ===     ======      ===     ======

Options Exercisable                                 430     $ 9.78      383     $10.13      340     $10.27
                                                   ====     ======      ===     ======      ===     ======

Options Available for Grant                         370                 416                 360
                                                   ====                 ===                 ===

      A summary of the status of the Company's stock options at January 2, 1999, is:

                                                              Options Outstanding and Exercisable
                                                      -----------------------------------------------------
Range of Exercise Prices                                    Number            Weighted            Weighted
                                                                of             Average             Average
                                                            Shares           Remaining            Exercise
                                                    (In thousands)    Contractual Life               Price
------------------------------------------------ ------------------ ------------------- -------------------

$  7.95 - $  9.15                                               65           6.9 years               $8.37
   9.16 -   11.55                                              345           9.2 years                9.87
  11.56 -   12.75                                               20           2.8 years               12.75
                                                              ----

$  7.95 - $12.75                                               430           8.6 years               $9.78
                                                               ===

Employee Stock Purchase Program
      Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by Thermo Fibertek and Thermo Electron. Prior to the 1998 program year, the applicable shares of Thermo Fibertek's and Thermo Electron's common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased were subject to a six-month resale restriction. Effective November 1, 1998, shares of Thermo Fibertek's and Thermo Electron's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

Pro Forma Stock-based Compensation Expense
      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) and earnings (loss) per share would have been:

(In thousands except per share amounts)                                          1998       1997       1996
--------------------------------------------------------------------------- ---------- ---------- ----------

Net Income (Loss):
  As reported                                                                  $  399     $1,098     $ (367)
  Pro forma                                                                       170        847       (479)
Basic Earnings (Loss) per Share:
  As reported                                                                     .03         .07      (.03)
  Pro forma                                                                       .01         .06      (.04)
Diluted Earnings (Loss) per Share:
  As reported                                                                     .02         .07      (.03)
  Pro forma                                                                       .01         .05      (.04)

      Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $3.43, $5.18, and $5.19 in 1998, 1997, and 1996, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                 1998       1997       1996
--------------------------------------------------------------------------- ---------- ---------- ----------

Volatility                                                                        35%        35%        29%
Risk-free Interest Rate                                                          5.0%       6.3%       6.6%
Expected Life of Options                                                    5.1 years  7.1 years  8.3 years

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

401(k) Savings Plan
      Substantially all of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $67,000, $60,000, and $17,000 in 1998, 1997, and 1996,
respectively.

5.    Common Stock

      At January 2, 1999, the Company had reserved 825,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.

6.    Income Taxes

      The components of the provision for income taxes are:

(In thousands)                                                                       1998     1997    1996
---------------------------------------------------------------------------------- -------- ------- -------

Currently Payable:
  Federal                                                                          $   14   $   77  $    -
  State                                                                                10       23       -
                                                                                   ------   ------  ------

                                                                                       24      100       -
                                                                                   ------   ------  ------

Net Deferred (Prepaid):
  Federal                                                                             211      (77)      -
  State                                                                                31      (23)      -
                                                                                   ------   ------  ------

                                                                                      242     (100)      -
                                                                                   ------   ------  ------
                                                                                   $  266   $    -  $    -
                                                                                   ======   ======  ======

      The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 34% to income (loss) before provision for income taxes due to:

(In thousands)                                                                       1998     1997    1996
---------------------------------------------------------------------------------- -------- ------- -------

Provision (Benefit) for Income Taxes at Statutory Rate                             $  226   $  373  $ (125)
Increases (Decreases) Resulting From:
  State income taxes, net of federal benefit                                         (176)      63       -
  Nondeductible expenses                                                               18        8       -
  Tax benefit of foreign sales corporation                                             (5)      96       -
  Change in valuation allowance                                                       203     (540)    125
                                                                                   ------   ------  ------

                                                                                   $  266   $    -  $    -
                                                                                   ======   ======  ======



                                       14


6.    Income Taxes (continued)

      Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of:

(In thousands)                                                                                1998    1997
------------------------------------------------------------------------------------------- ------- -------

Prepaid Income Taxes, Net:
  State operating loss carryforwards                                                         $ 203   $   -
  Reserves and accruals                                                                        126     160
  Available-for-sale investments                                                                 5     (17)
                                                                                             -----   -----

                                                                                               334     143
                                                                                             -----   -----

  Less:  Valuation allowance                                                                   203       -
                                                                                             -----   -----
                                                                                             $ 131   $ 143
                                                                                             =====   =====

Deferred Income Taxes, Net:
  Depreciation                                                                               $ 179   $   -
  Amortization of intangibles                                                                   51       -
                                                                                             -----   -----

                                                                                             $ 230   $   -
                                                                                             =====   =====


      The valuation allowance relates to uncertainty surrounding the realization of state operating loss carryforwards of $2.1 million at year-end 1998, which expire in 2003.

7.    Related-party Transactions

Corporate Services Agreement
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company currently pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In 1997 and 1996, the Company paid an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $42,000, $48,000 and $22,000 in 1998, 1997, and 1996, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationships among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

Repurchase Agreement
      The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

License Agreement
      In July 1996, the Company entered into a supply and license agreement with Thermo Fibertek in which Thermo Fibertek granted to the Company a worldwide, perpetual, royalty-free license to use Thermo Fibertek's proprietary fiber "scalping" technology in the pulp and paper industry. The agreement has an initial term of eight years and is subject to annual renewals thereafter. The Company's rights under the agreement are exclusive for a period of at least five years and such exclusivity will continue thereafter if the Company has purchased at least 35 scalping units from Thermo Fibertek within the first five years of the license and at least five such units in each subsequent year. The agreement also provides that Thermo Fibertek will be the exclusive manufacturer of products based on the licensed technology. Through year-end 1998, the Company purchased two scalping units from a wholly owned subsidiary of Thermo Fibertek. These purchases are included in other related-party transactions.

Other Related-party Transactions
      During 1998 and 1997, the Company purchased equipment for $441,000 and $92,000, respectively, from wholly owned subsidiaries of Thermo Fibertek for use in its fiber-recovery and water-clarification systems.
      During 1998 and 1997, two wholly owned subsidiaries of Thermo Fibertek performed certain laboratory and administrative services for the Company for which the Company paid $69,000 and $113,000, respectively.

8.    Commitments

Operating Leases
      The Company occupies office space under several operating leases. The accompanying statement of operations includes expense from operating leases of $121,000, $71,000, and $43,000 in 1998, 1997, and 1996, respectively. The future minimum payments due under noncancelable operating leases as of January 2, 1999, are $106,000 in 1999; $64,000 in 2000; and $20,000 in 2001. Total future minimum lease payments are $190,000.

Purchase Commitments and Forward Contract
      During 1998, the Company entered into a contract with a supplier to purchase all natural gas requirements and natural gas management services, which are used by its GranTek subsidiary, from the supplier through October 2000. The Company has the option to enter into forward contracts with the supplier to purchase specified quantities of natural gas at the then-current posted price through specified future dates. As of January 2, 1999, the Company had committed to purchase natural gas for $132,000 in both 1999 and 2000. Total commitments for the purchase of natural gas are $264,000.
      During 1998, the Company also entered into a five-year contract with a supplier to purchase all necessary chemicals used in conjunction with certain equipment for the processing of papermaking byproducts at its fiber-recovery and water-clarification facility. The contract expires in July 2003.

Long-term Contract
      In December 1997, the Company entered into a ten-year contract with a paper mill to provide fiber-recovery and water-clarification services to the mill, and also entered into an engineering, procurement, and construction contract for the construction of the facility to provide such services. In July 1998, the Company completed construction of, and began operating, the fiber-recovery and water-clarification facility, providing clean water and long fiber to the mill. In addition, the Company and the paper mill have entered into lease and services agreements, under which the Company leases land from the paper mill for a nominal fee and the paper mill provides certain utilities and services to the Company. The Company provides the paper mill with fiber-recovery and water-clarification services for fixed monthly fees, subject to certain adjustments and increases upon the attainment of certain performance goals by the Company. The contract may be canceled by either party within six months after the end of the fourth year of the contract, or with one year's notice thereafter, if certain benefits or profitability levels are not achieved. If either party elects to terminate the agreement, the paper mill will be required to purchase the facility from the Company at its net book value.

9.     Business Segments

      The Company organizes and manages its business by individual functional operating entity. The Company's two operating entities constitute the Company's business segments: Fiber-recovery and Water-clarification Services and Cellulose-based Products. The Fiber-recovery and Water-clarification Services segment designs, builds, owns, and operates plants which allow pulp and paper mills to "close the loop" in their water and solids systems. The plants recover and return to the mill long cellulose fiber and clarified water to be reused in papermaking. In July 1998, the Company completed construction of, and began operating, its first fiber-recovery and water-clarification facility, providing clean water and long fiber to a mill under a ten-year contract (Note 8). The Cellulose-based Products segment, which consists of the Company's GranTek subsidiary, acquired July 1996, employs patented technology to produce absorbing granules from papermaking byproducts used as agricultural carriers, oil-and-grease absorbents, and cat box fillers. The agricultural carriers are marketed under the trade name Biodac(R) and are used to deliver agricultural chemicals for professional turf, home lawn and garden, agricultural row-crop, and mosquito-control applications.

(In thousands)                                                                  1998      1997         1996
------------------------------------------------------------------------- ----------- ---------- ----------

Revenues:
  Cellulose-based Products                                                  $  4,711    $4,836     $  2,223
  Fiber-recovery and Water-clarification Services                                565         -            -
                                                                            --------    ------     --------

                                                                            $  5,276    $4,836     $  2,223
                                                                            ========    ======     ========

Income (Loss) Before Provision for Income Taxes:
  Cellulose-based Products                                                  $     65    $  246     $    (25)
  Fiber-recovery and Water-clarification Services                             (2,533)   (2,670)      (1,566)
                                                                            --------    ------     --------

  Total operating loss                                                        (2,468)   (2,424)      (1,591)
  Interest and other income                                                    3,133     3,522        1,224
                                                                            --------    ------     --------

                                                                            $    665    $1,098     $   (367)
                                                                            ========    ======     ========

Total Assets:
  Cellulose-based Products                                                  $ 12,974    $12,861    $ 11,979
  Fiber-recovery and Water-clarification Services                             58,142     57,303      59,054
                                                                            --------    -------    --------

                                                                            $ 71,116    $70,164    $ 71,033
                                                                            ========    =======    ========

Depreciation and Amortization:
  Cellulose-based Products                                                  $    773    $1,038     $    652
  Fiber-recovery and Water-clarification Services                                378       166           49
                                                                            --------    ------     --------

                                                                            $  1,151    $1,204     $    701
                                                                            ========    ======     ========

Capital Expenditures:
  Cellulose-based Products                                                  $    844    $   88     $    255
  Fiber-recovery and Water-clarification Services                              3,290       289          456
                                                                            --------    ------     --------

                                                                            $  4,134    $  377     $    711
                                                                            ========    ======     ========

                                       18


10.   Significant Customers and Concentrations of Risk

      Revenues from one customer accounted for 34%, 54%, and 56% of the Company's total revenues in 1998, 1997, and 1996, respectively. Revenues from a second customer accounted for 14%, 15%, and 21% of the Company's total revenues in 1998, 1997, and 1996, respectively. Revenues from a third customer accounted for 16% and 14% of the Company's total revenues in 1998 and 1997. In addition, the Company began providing services to a mill in July 1998 under a ten-year contract. Revenues from the mill accounted for 11% of the Company's total revenues in 1998. The Company's largest customer began reducing its level of purchases from the Company in 1997 and continued to reduce its level of purchases from the Company in 1998. The decrease in demand from the Company's largest customer is believed to be a result of uncertainty surrounding the divestiture of this business by its parent company. The divestiture was completed in January 1999. No assurance can be given that the Company's relationship with this customer will continue.
      At year-end 1998, a significant portion of the accounts receivable due to the Company was from three customers. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has or will have a significant negative impact on the Company.
      Revenues from the Cellulose-based Products segment are principally from sales of Biodac(R), its agricultural-carrier product; therefore, the Company is dependent upon the agricultural market.
      Papermaking byproducts, the raw material used in the manufacture of the products sold by the Cellulose-based Products segment, is obtained from a single paper mill. The mill has the exclusive right to supply papermaking byproducts to GranTek's existing granulation plant in Green Bay, Wisconsin, under a contract which expires in December 1999, subject to successive mutual two-year extensions. Although the Company believes that its relationship with the mill is good, no assurance can be given that the mill will agree to renew the contract upon its termination. The inability of the Company to obtain papermaking byproducts from this paper mill would have a material adverse effect upon the Company's operations.


                                       19

11.   Earnings (Loss) per Share

      Basic and diluted earnings (loss) per share were calculated as follows:

(In thousands except per share amounts)                                           1998      1997     1996
------------------------------------------------------------------------------ -------- --------- --------

Basic
Net Income (Loss)                                                              $   399  $  1,098  $  (367)
                                                                               -------  --------  -------

Weighted Average Shares                                                         14,715    14,715   11,321
                                                                               -------  --------  -------

Basic Earnings (Loss) per Share                                                $   .03  $    .07  $  (.03)
                                                                               =======  ========  =======

Diluted
Net Income (Loss)                                                              $   399  $  1,098  $  (367)
                                                                               -------  --------  -------

Weighted Average Shares                                                         14,715    14,715   11,321
Effect of:
  Redemption rights                                                              2,151     1,698        -
  Stock options                                                                      1         1        -
                                                                               -------  --------  -------

Weighted Average Shares, as Adjusted                                            16,867    16,414   11,321
                                                                               -------  --------  -------

Diluted Earnings (Loss) per Share                                              $   .02  $    .07  $  (.03)
                                                                               =======  ========  =======

      The computation of diluted earnings per share for 1998 and 1997 excludes the effect of assuming the exercise of certain outstanding stock options because the effect would be antidilutive. As of January 2, 1999, there were 420,000 of such options outstanding, with exercise prices ranging from $8.43 to $12.75 per share. The computation of diluted loss per share for 1996 excludes the effect of assuming the redemption of redeemable common stock and exercise of outstanding stock options because the effect would be antidilutive due to the Company's net loss during the year.


                                       20

12.   Unaudited Quarterly Information

(In thousands except per share amounts)

1998                                                                First     Second      Third     Fourth
---------------------------------------------------------------- --------- ---------- ---------- ----------

Revenues                                                            $1,343    $1,317     $1,124     $1,492
Gross Profit                                                           552       516        436        601
Net Income                                                             117         5         75        202
Earnings per Share:
  Basic                                                                .01         -        .01        .01
  Diluted                                                              .01         -          -        .01

1997                                                                First     Second      Third     Fourth
---------------------------------------------------------------- --------- ---------- ---------- ----------

Revenues                                                            $1,526    $1,598     $  906     $  806
Gross Profit                                                           724       854        372        230
Net Income                                                             367       568        158          5
Earnings per Share:
  Basic                                                                .02       .04        .01          -
  Diluted                                                              .02       .03        .01          -


Thermo Fibergen Inc.                                   1998 Financial Statements

                    Report of Independent Public Accountants

To the Shareholders and Board of Directors of Thermo Fibergen Inc.:

      We have audited the accompanying consolidated balance sheet of Thermo Fibergen Inc. (a Delaware corporation and 71%-owned subsidiary of Thermo Fibertek Inc.) and subsidiary as of January 2, 1999, and January 3, 1998, and the related consolidated statements of operations, comprehensive income and shareholders' investment, and cash flows for each of the three years in the period ended January 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Fibergen Inc. and subsidiary as of January 2, 1999, and January 3, 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1999, in conformity with generally accepted accounting principles.



                                                            Arthur Andersen LLP



Boston, Massachusetts
February 10, 1999

Thermo Fibergen Inc.                                   1998 Financial Statements

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

Overview

      The Company organizes and manages its business by individual functional operating entity. The Company's two operating entities constitute the Company's business segments: Fiber-recovery and Water-clarification Services and Cellulose-based Products. The Fiber-recovery and Water-clarification Services segment designs, builds, owns, and operates plants, which allow pulp and paper mills to "close the loop" in their water and solids systems. The plants recover and return to the mill long cellulose fiber and clarified water to be reused in papermaking. In July 1998, the Company completed construction of, and began operating, its first fiber-recovery and water-clarification facility, providing clean water and long fiber to a mill under a ten-year contract (Note 8).
      The Cellulose-based Products segment, which consists of the Company's GranTek subsidiary, acquired July 1996, employs patented technology to produce absorbing granules from papermaking byproducts which are used as agricultural carriers , oil-and-grease absorbents, and cat box fillers. The agricultural carriers are marketed under the trade name Biodac(R), and are used to deliver agricultural chemicals for professional turf, home lawn and garden, agricultural row-crop, and mosquito-control applications. Development of a nontoxic, noncorrosive, biodegradable de-icer was completed in 1998. Other products under development include controlled-release granules for carrying fertilizers and cellulose-fiber-reinforced composite materials.
      Revenues from the Cellulose-based Products segment are principally from sales in the agricultural-carrier market. The Company's primary customers in this market, chemical formulators, typically purchase carriers during the winter and spring for the cultivation and planting season. As a result, the Company earns a disproportionate share of its revenues from its agricultural-carrier products during the first two quarters of the year. The Company believes that its entrance into the oil- and grease-absorption, cat box filler, and international agricultural row-crop markets, if successful, may mitigate the seasonality of the Company's sales.
      The Company currently intends to limit the pace and amount of its research and development so that its research and development expenditures will not exceed the interest income earned on its cash, cash equivalents, and available-for-sale investments, plus the Company's operating earnings, if any, before research and development expenses.

Results of Operations

1998 Compared With 1997
      Revenues increased to $5,276,000 in 1998 from $4,836,000 in 1997, due to the inclusion of $565,000 of revenues at the Fiber-recovery and Water-clarification Services segment from its fiber-recovery and water-clarification facility, which began operations in July 1998. Revenues at the Cellulose-based Products segment decreased $125,000 principally due to a decrease in demand from its largest customer, offset in part by an increase in demand from its other customers and the inclusion of revenues from new product introductions. Revenues from the Company's largest customer decreased by $845,000 to $1,780,000 in 1998. Such decrease is believed to be a result of uncertainty surrounding the divestiture of this business by its parent company. The divestiture was completed in January 1999. No assurance can be given that the Company's relationship with this customer will continue (Note 10).

      The gross profit margin decreased to 40% in 1998 from 45% in 1997, due to a decrease in gross profit margin at the Cellulose-based Products segment, principally as a result of a decrease in production volume in the second quarter resulting from shutdowns of the manufacturing plant while emptying inventory storage tanks, a decrease in revenues, and additional costs associated with the introduction of its cat box filler product. The inventory storage tanks at the manufacturing plant were emptied to enable the Company to process an upgraded quality of papermaking byproduct (raw material) which is necessary for the production of the Company's new row-crop granular product. The decrease in gross profit margin at the Cellulose-based Products segment was offset in part by the inclusion of higher-margin revenue at the Fiber-recovery and Water-clarification Services segment in 1998.
      Selling, general, and administrative expenses as a percentage of revenues increased to 59% in 1998 from 56% in 1997, principally due to the hiring of additional sales and marketing staff at the Fiber-recovery and Water-clarification Services segment. Research and development expenses decreased to $1,454,000 in 1998 from $1,877,000 in 1997, primarily due to a reduction in expenditures for development of the fiber-recovery process at the Fiber-recovery and Water-clarification Services segment and completion of the development of the cat box filler product at the Cellulose-based Products segment.
      Interest income decreased to $3,113,000 in 1998 from $3,522,000 in 1997, principally as a result of a decrease in interest rates during the 1998 period and a decrease in average invested balances. Average invested balances decreased primarily due to the use of cash to fund the construction of the fiber-recovery and water-clarification facility in 1998.
      The provision for income taxes was $266,000 in 1998. The effective tax rate of 40% exceeded the statutory federal income tax rate primarily due to the impact of state income taxes. The Company did not record a provision for income taxes in 1997 due to the benefit of net operating loss carryforwards, which were fully utilized in 1997.

1997 Compared With 1996
      Revenues consist of revenues from the Cellulose-based Products segment, which increased to $4,836,000 in 1997 from $2,223,000 in 1996, primarily due to the inclusion of revenues for the full twelve-month period from GranTek, acquired July 1996, offset in part by a $511,000 decrease in revenues in the second half of 1997, primarily due to a decrease in demand from the Company's largest customer for the reason discussed in the results of operations for 1998.
      The gross profit margin increased to 45% in 1997 from 38% in 1996, primarily due to an increase in revenues, a decrease in manufacturing costs, and a change in product mix. In addition, 1996 included an adjustment to expense relating to the revaluation of finished goods inventory acquired from GranTek in 1996.
      Selling, general, and administrative expenses as a percentage of revenues increased to 56% in 1997 from 51% in 1996, principally due to the hiring of additional sales, marketing, and administrative staff at the Fiber-recovery and Water-clarification Services segment to expand the Company's fiber-recovery business.
      Research and development expenses increased to $1,877,000 in 1997 from $1,300,000 in 1996. This increase was primarily due to the acceleration of the Company's research and development efforts associated with the Company's fiber-recovery system and the extraction and purification of minerals at the Fiber-recovery and Water-clarification Services segment, as well as the inclusion of expenses from GranTek for the full twelve-month period at the Cellulose-based Products segment.
      Interest income increased to $3,522,000 in 1997 from $1,224,000 in 1996, primarily due to an increase in average invested balances resulting from the proceeds from the Company's September 1996 initial public offering, as well as cash received in connection with the initial capitalization of the Company in February 1996.
      The Company had no income tax expense in 1997 due to a benefit recorded from the use of net operating loss carryforwards.

Liquidity and Capital Resources

      Consolidated working capital was $55,909,000 at January 2, 1999, compared with $58,609,000 at January 3, 1998. Included in working capital at January 2, 1999, are cash, cash equivalents, and available-for-sale investments of $54,954,000, compared with $58,071,000 at January 3, 1998. During 1998,
$1,009,000 of cash was provided by operating activities. An increase in accounts receivable, principally due to an increase in fourth quarter 1998 sales activity as compared to the fourth quarter of 1997, used $543,000 of cash.
      During 1998, the Company's primary investment activity, excluding available-for-sale investments activity, was the purchase of property, plant, and equipment for $4,134,000, which included $3,182,000 expended for the construction of the fiber-recovery and water-clarification facility, completed in July 1998.
      The Company's common stock subject to redemption is redeemable by holders of redemption rights in September 2000 or September 2001 for a total redemption value of $60,116,000 (Note 1). The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron.
      In 1999, the Company plans to make expenditures for property, plant, and equipment of approximately $350,000. In addition, the Company plans to make capital expenditures for the construction of additional fiber-recovery facilities. Construction of fiber-recovery facilities is dependent upon the Company entering into long-term contracts with paper mills, under which the Company will charge fees to process the mills' papermaking byproducts. There is no assurance that the Company will be able to obtain such additional contracts. The Company anticipates that it will require significant amounts of cash for the construction of its fiber-recovery facilities. The Company will seek to finance the construction of its fiber-recovery facilities through a combination of internal funds, additional debt or equity financing, and/or borrowings from Thermo Fibertek Inc. and Thermo Electron, although there is no agreement with Thermo Fibertek or Thermo Electron under which such parties would be obligated to lend funds to the Company. The Company believes that its existing resources will be sufficient to meet the Company's capital requirements until September 2000 when the Company's redemption rights become exercisable.

Market Risk

      The Company is exposed to market risk from changes in equity prices and interest rates which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.

Equity Prices
        The Company's common stock subject to redemption is sensitive to fluctuations in the price of Company common stock. The holder of a redemption right may require the Company to redeem one share of Company common stock at $12.75 per share in September 2000 or September 2001. If the Company's common stock is trading on the open market at a price which is less than $12.75 per share in September 2001, the holders of redemption rights would more likely than not exercise their redemption rights. In the event all redemption rights are exercised, the Company may use up to $60,116,000 in cash to settle the redemption obligation.
        In addition, changes in equity prices would result in changes in the fair value of common stock subject to redemption due to the difference between the current market price and the price at the date of issuance of the underlying financial instruments. Since the market price of the redemption rights generally fluctuates in the opposite direction of fluctuations in the market price of the Company's common stock, the effect of a 10% increase in the market price of Company common stock on the fair value of common stock subject to redemption would be negated in part by a decrease in the market price of redemption rights.

Interest Rates
      The Company's available-for-sale investments are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase of the financial instrument. A 10% increase in year-end 1998 market interest rates would result in a negative impact of $40,000 on the fair value of the Company's interest-sensitive financial instruments.

Year 2000

      The Company continues to assess the potential impact of the year 2000 on the Company's internal business systems, products, and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) contacting key suppliers, vendors, and customers to determine their year 2000 compliance status; and (iii) developing a contingency plan.

The Company's State of Readiness
      The Company has implemented a compliance program to ensure that its critical information technology systems and facilities will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and facilities for year 2000 compliance, has largely been completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical facilities. The Company is currently in phase two of its program, during which any noncompliant systems or facilities that were identified during phase one are prioritized and remediated. Based on its evaluations, the Company does not believe that any material upgrades to its critical facilities are needed. The Company is currently upgrading or replacing its material noncompliant information technology systems, and this process was approximately 50% complete as of January 2, 1999. The Company expects that all of its material information technology systems and critical facilities will be year 2000 compliant by October 1999.
      The Company believes that all of its current material products are not date sensitive and should not be affected by year 2000 issues.
      The Company is in the process of identifying and assessing the year 2000 readiness of key suppliers, vendors, and customers that are believed to be significant to the Company's business operations. As part of this effort, the Company has developed and is distributing questionnaires relating to year 2000 compliance to its significant suppliers, vendors, and customers. The Company intends to follow-up and monitor the year 2000 compliance progress of significant suppliers, vendors, and customers that indicate that they are not year 2000 compliant or that do not respond to the Company's questionnaires. The Company has not completed the majority of its assessment of third party risk, but expects to be substantially completed by October 1999.

Contingency Plan
      The Company intends to develop a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. This plan may include identifying and securing other suppliers, increasing inventories, and modifying production facilities and schedules. As the Company continues to evaluate the year 2000 readiness of its business systems, facilities, and significant suppliers, vendors, and customers, it will modify and adjust its contingency plan as may be required.

Estimated Costs to Address the Company's Year 2000 Issues
      The Company had not incurred any material expenses to third parties (External Costs) related to year 2000 issues as of January 2, 1999, and the total External Costs of year 2000 remediation are expected to be less than $25,000. Year 2000 costs are funded from working capital. All internal costs and related External Costs other than capital additions related to year 2000 remediation have been and will continue to be expensed as incurred. The Company does not track the internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems staff.

Risks of the Company's Year 2000 Issues
      While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. If any of the Company's material suppliers, vendors, or customers, including the paper mill for which the Company performs fiber-recovery and water-clarification services, experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

Thermo Fibergen Inc.                                  1998 Financial Statements

                           Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

      Operating Losses. The Company has reported operating losses since its inception as a division of Thermo Fibertek Inc. on December 29, 1991. As of January 2, 1999, the cumulative operating losses of the Company were approximately $7,465,000. The Company expects to continue to incur operating losses for at least the next several years.

      Concentration of Revenues. Historically, a significant portion of the Company's revenues in any particular period has been attributable to sales to a limited number of customers. Revenues from the Company's largest customer accounted for 34% and 54% of the Company's total revenues in 1998 and 1997, respectively. Revenues from a second customer accounted for 14% and 15% of the Company's total revenues in 1998 and 1997, respectively. Revenues from a third customer accounted for 16% and 14% of the Company's total revenues in 1998 and 1997. In addition, the Company began providing services to a mill in July 1998 under a ten-year contract. Revenues from the mill accounted for 11% of the Company's total revenues in 1998. The Company's largest customer was sold by its parent company in January 1999. No assurance can be given that the Company's relationship with this customer will continue. The loss of a significant customer, any reduction in orders from a significant customer, or the cancellation of a significant order from a customer could have a material adverse effect on the Company's results of operations.

      Risks of Uncertain Market Acceptance. The Company's fiber-recovery and water-clarification systems and market approach are significantly different from processing, treatment, and disposal methods that are currently available commercially. There is a substantial risk with any new service or product that the marketplace may not accept or be receptive to its potential benefits. As of January 2, 1999, the Company had installed and was operating only one full-scale fiber-recovery and water-clarification system at a paper mill. Market acceptance of the Company's services and products will depend, in large part, upon the ability of the Company to demonstrate the economic advantage of its system over available alternatives. There can be no assurance that the Company's services will be accepted by the pulp and paper industry. The Company has also developed and begun marketing several new products, in addition to its Biodac home lawn and garden granules, that use the recoverable components of papermaking byproducts. These products include oil and grease absorbents, agricultural row-crop granules, and cat box filler. There can be no assurance that these products, or other new products developed by the Company from papermaking byproducts, will gain market acceptance. With respect to consumer products, such as the Company's cat box filler, the Company has no established distribution channel network or brand name recognition. Failure of the Company's products and services to gain market acceptance would have a material adverse effect on the business of the Company.

      Risks Associated With Fiber-recovery and Water-clarification Systems. In order for the Company's fiber-recovery and water-clarification business to expand, the Company will need to continue to improve and upgrade its systems so that they can be used throughout the pulp and paper industry. Certain mills require more stringent water clarity for their papermaking processes. The Company's success will, in part, depend on its ability to upgrade the technology used in its existing fiber-recovery and water-clarification system to attain these higher water-clarity standards. There can be no assurance that the Company will be able to develop such technology or implement it in a cost effective manner.
      In addition, the Company's success will depend to some degree on its ability to identify and develop new technologies to maximize the value of the components of papermaking byproducts, such as cellulose fibers and minerals, for sale into other markets. There can be no assurance that the Company will succeed in obtaining or developing such new technologies. Failure of the Company to obtain or develop such technologies, or to develop active markets for the components of the papermaking byproducts it processes, could reduce the Company's anticipated revenues. Accordingly, such a failure could have a material adverse effect on the business of the Company.

      Common Stock Subject to Redemption. The Company's common stock subject to redemption is sensitive to fluctuations in the price of Company common stock. The holder of a redemption right may require the Company to redeem one share of Company common stock at $12.75 per share in September 2000 or September 2001. If the Company's common stock is trading on the open market at a price which is less than $12.75 per share, the holders of redemption rights would more likely than not exercise their redemption rights. In the event all redemption rights are exercised, the Company may use up to $60.1 million in cash to settle the redemption obligation. To satisfy this obligation, the Company may need to seek financing from Thermo Fibertek or Thermo Electron, the guarantor of the redemption rights. In addition, there is no assurance that the Company will be able to obtain additional debt or equity financing and/or borrowings from Thermo Fibertek or Thermo Electron on acceptable terms, or at all, to continue to expand its business. The exercise of a significant number of redemption rights could have a material adverse impact on the Company's results of operations, financial condition, and prospects.

      Lack of Operating History and Plant Construction and Management Experience. Prior to the commencement of operations at the Company's first full-scale fiber-recovery and water-clarification plant in July 1998, the Company had no operating history in plant construction and operation. The Company's management has had limited experience in operating fiber-recovery and water-clarification plants and no assurance can be given that additional skilled personnel necessary to successfully commercialize and expand the Company's business and operations can be recruited and retained. Failure of the Company to achieve these objectives would have a material adverse effect on the business of the Company.

      Risk of Dependence on Pulp and Paper Mill Customers. Each of the Company's fiber-recovery and water-clarification plants will rely upon long-term agreements with an individual pulp or paper mill customer, or a cluster of mills within a small geographic area, for its revenue. The failure of any one mill customer to fulfill its contractual obligations could have a substantial negative impact on the Company. No assurance can be given that a particular mill will be willing or able, at some time, to make required payments under, or to otherwise honor, its agreement with the Company. The Company expects that each of its commercial plants will be located on property leased from a pulp or paper mill or acquired at, or immediately adjacent to, a pulp or paper mill. No assurance can be given that the Company will be able to acquire any such sites on terms that are favorable to the Company or at all.
      The Company's GranTek subsidiary obtains its papermaking byproducts from a single paper mill located near its Wisconsin plant, under a contract that provides the mill with the exclusive right to supply papermaking byproducts to GranTek's existing granulation plant. The contract terminates on December 26, 1999, subject to successive mutual two-year extensions. Although the Company believes that GranTek's relationship with the mill is good, no assurance can be given that the mill will agree to renew the contract upon its termination in December 1999.

      Risks Associated with Protection, Defense, and Use of Proprietary Technology and Intellectual Property. The Company holds several United States and foreign patents relating to various aspects of the processing and use of cellulose-based granular materials, including the processing and use of such materials as an agricultural carrier. Thermo Fibertek holds two United States patents relating to the "scalping" technology licensed to the Company. Proprietary rights relating to the Company's technology are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. Moreover, although the Company is developing technologies for which it believes that it may be able to obtain patent protection, there can be no assurance that patents will issue from any pending or future patent applications owned by, or licensed to, the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's services or products, or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

      Future Capital Needs; Project Financing; Dependence on Capital Markets. The Company's future capital requirements will depend on many factors, including continued progress in its research and development program, the magnitude of such program, competing technological and market developments, the cost of manufacturing activities, and the Company's ability to market its services and products successfully. Any equity or debt financings, if available at all, may be on terms that are not favorable to the Company and, in the case of equity financings, could result in dilution to the Company's stockholders. If adequate funds are not available, the Company may be required to curtail development and commercialization of its products and services.
      In addition, after successful installation of one or more additional fiber-recovery and water-clarification plants, the Company expects to seek to finance its plants in a manner that is substantially nonrecourse to the Company. To minimize its equity commitment, the Company will be required to borrow substantial amounts from third party lenders. These borrowings typically would be secured only by the plant assets, the capital stock of a subsidiary operating such plant, or both. If the Company were unable to repay the principal of, and all interest on, such borrowings, the lender would have the right to foreclose on, and obtain title to, such assets or capital stock. The Company anticipates that it will require substantial financing to fund both the equity and debt components of future plants. The ability to finance the Company's plants on a nonrecourse basis will depend on a number of factors, including interest coverage ratios, the length and terms of the Company's contracts with pulp and paper mill customers, and the perception of technology risks by lenders. The Company has had no discussions with potential lenders, and no assurance can be given that financing for future plants will be available on acceptable terms, or at all. Any failure by the Company to obtain adequate amounts of project financing on acceptable terms would have a material adverse effect on the future growth of the Company.

      Competition. The Company expects to encounter intense competition in the sale of its services and products. The Company expects that its principal competitors in its fiber-recovery and water-clarification business will be landfills. The Company also competes with incineration facilities in Europe. In addition, many pulp and paper mills have already made substantial investments in dewatering and drying equipment to reduce their disposal costs. Mills are familiar with such methods and may be reluctant to switch to a new solution unless the Company demonstrates significant cost savings to them. Certain competitors are seeking to develop technologies and services to treat and process papermaking byproducts which are similar to those of the Company. No assurance can be given that these technologies will not be superior to those of the Company. Some of these competitors may have substantially greater financial, marketing, and other resources than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their services and products than the Company. There can be no assurance that the Company will be able to compete effectively with its competitors.

      The Company also encounters intense competition in the sale of its Biodac agricultural carrier products, cat box filler, and other products made from the recoverable components of papermaking byproducts. The Company's main competitors are companies that produce clay-based products. Many of the Company's competitors have substantially greater financial, marketing, and other resources than the Company, as well as better established distribution channels and brand name recognition. There can be no assurance that the Company will be able to compete effectively in the markets for its cellulose-based products.

      Environmental and Regulatory Risks. Federal, state, and local environmental laws govern air emissions and discharges into water, as well as the generation, transportation, storage, treatment, and disposal of solid waste. These laws establish standards governing most aspects of the construction and operation of the Company's facilities, and often require multiple governmental permits before these facilities can be constructed, modified, or operated. There can be no assurance that all required permits will be issued for the Company's fiber-recovery and water-clarification plants, or that the requirements for continued permitting under environmental regulatory laws and policies governing their enforcement will not change, requiring new technology or stricter standards for the control of discharges of air or water pollutants, or for solid waste handling and disposal. Such future developments could affect the manner in which the Company constructs and operates its plants, could require significant additional expenditures to achieve compliance with such requirements, or could delay or result in the abandonment of certain projects. It is possible that compliance may not be technically or economically feasible. Changes in these regulations could also affect the characteristics of the waste generated by pulp and paper mills. As a result, it is possible that disposal of papermaking byproducts could be accomplished in a manner that may not involve the Company's facilities.
      In connection with its fiber-recovery and water-clarification plants, the Company may be required to assume environmental liabilities associated with the treatment and final disposal of components of the pulp and paper mills' stream of byproducts that cannot be returned to mills or sold elsewhere. The Company will endeavor to operate its business to minimize its exposure to environmental liabilities. In entering into contracts with customers, the Company will seek to maximize its insulation from environmental liabilities associated with pulp and paper mill waste streams by controlling the content of the waste streams it will accept, and by preventing customers from sending any waste streams containing hazardous components to the Company's facilities. Any such disposal of hazardous waste could cause the Company to be responsible for the clean-up or remediation of the disposal site in the future under federal statutes including the Federal Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Toxic Substances Control Act (TSCA), the Resource Conservation and Recovery Act of 1976 (RCRA), the Clean Air Act, and equivalent state laws. No assurance can be given that claims for environmental liabilities will not be asserted against the Company.
      GranTek currently uses papermaking byproducts from a nearby paper mill in Green Bay, Wisconsin, to make its granules. The papermaking byproducts GranTek receives from the mill contain trace amounts of PCBs, dioxins, and furans, as well as residual amounts of other regulated compounds. During the granulation process, GranTek evaporates approximately 95% of the water contained in the papermaking byproducts. Approximately 1.6 pounds per year of PCBs, as well as other compounds, such as formaldehyde, benzene, and volatile organic compounds
(VOCs), are emitted into the atmosphere from its Green Bay facility as a result of the evaporation process. Applicable Wisconsin regulations limit PCB emissions to de minimis amounts unless the generator can demonstrate that it is using the best available control technology to limit emissions. In June 1998, GranTek was issued a permit by the Wisconsin Department of Natural Resources (the WDNR) relieving it of its obligation to reduce emissions. Such permit expires in 2003. No assurance can be given that in the future the WDNR will not require GranTek to reduce or eliminate its emissions, that such compliance will not require the Company to make significant expenditures, or that such compliance will be technologically or economically feasible. Such compliance may have material adverse effects on the Company's capital expenditures, earnings, and/or competitive position.
      Because the papermaking byproducts contain trace amounts of PCBs, dioxins, furans, and other compounds when GranTek receives them from the mill, residual amounts of these compounds are also found in GranTek's Biodac products. Although these substances are present in residual quantities well below the maximum levels currently permitted under TSCA, RCRA, and applicable federal and state regulations, no assurance can be given that such regulations will not be made more stringent in the future or that papermaking byproducts containing such substances will not be regulated as hazardous under TSCA or RCRA, or that federal or state regulations will not in the future prohibit the use of materials containing these substances in agricultural applications. Any such regulatory changes may have material adverse effects on the Company's capital expenditures, earnings, and/or competitive position. Changes in these regulations could also affect the characteristics of the waste generated by pulp and paper mills. As a result, it is possible that disposal of papermaking byproducts could be accomplished in a manner that may not involve the Company's facilities or that would require the Company to purchase papermaking byproducts.

      Commodity Price Risks. The Company expects to recover high quality long fiber from the residual streams of pulp and paper mills and to sell it back to mills under long-term contracts. The prices at which the Company may be able to sell such fiber will in certain cases not be fixed over the term of the contracts and will depend on several factors, including the prevailing prices for both finished paper products and wastepaper. These prices tend to be cyclical and to vary according to paper type.

      Potential Impact of Year 2000 on Processing of Date-sensitive Information. While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. If any of the Company's material suppliers, vendors, or customers, including the paper mill for which the Company performs fiber-recovery and water clarification services, experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.


Thermo Fibergen Inc.                                                            1998 Financial Statements

                                      Selected Financial Information
(In thousands except per share amounts)                        1998     1997   1996(a)      1995     1994
---------------------------------------------------------- --------- -------- --------- --------- --------

Statement of Operations Data
Revenues                                                   $  5,276  $ 4,836  $  2,223  $      -  $     -
Net Income (Loss)                                               399    1,098      (367)     (601)    (128)
Earnings (Loss) per Share:
  Basic                                                         .03      .07      (.03)     (.06)    (.01)
  Diluted                                                       .02      .07      (.03)     (.06)    (.01)

Balance Sheet Data
Working Capital                                            $ 55,909  $58,609  $ 56,477  $      -  $     -
Total Assets                                                 71,116   70,164    71,033         -        -
Common Stock Subject to Redemption                           58,260   57,176    56,087         -        -
Shareholders' Investment                                     11,242   11,959    11,921         -        -

(a) Reflects the transfer of $12,500,000 in cash to the Company from Thermo
    Fibertek in connection with the capitalization of the Company in February
    1996, the acquisition of GranTek in July 1996, and the net proceeds from the Company's initial public offering in September 1996.


Common Stock Market Information
      The Company's common stock and redemption rights traded together as units until December 12, 1996, after which the Company's common stock and redemption rights traded separately. The Company's common stock and redemption rights are traded on the American Stock Exchange under the symbols TFG and TFG_r, respectively. The following table sets forth the high and low sale prices of the Company's equity securities for 1998 and 1997, as reported in the consolidated transaction reporting system.

                                                                     Common Stock        Redemption Rights
Quarter                                                              High        Low       High         Low
--------------------------------------------------------------- ---------- ---------- ---------- -----------
1998
First                                                            $ 9 5/8   $  8 1/2   $  3 1/2   $  2 5/8
Second                                                             9 7/8      8 7/8      3 1/8      2 13/16
Third                                                              9 11/16    7 1/4      5 1/8      2 5/8
Fourth                                                             8 7/8      7 1/4      4 7/8      3 1/8

1997
First                                                            $10 10/16 $  7 1/2   $  4 1/2   $  2 9/16
Second                                                            10 3/8      7 13/16    3 15/16    2 1/2

Third                                                             10 1/2      9 1/4      3 1/8      2 9/16
Fourth                                                            10 1/4      8 3/4      3 1/2      2 9/16

      As of January 29, 1999, the Company had 36 and 31 holders of record of its common stock and redemption rights, respectively. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 29, 1999, was $8 7/8 per share.

Security-holder Services
      Holders of Thermo Fibergen Inc. common stock or redemption rights who desire information about the Company are invited to contact the Investor Relations Department, Thermo Fibergen Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, (781) 622-1111. A mailing list is maintained to enable holders whose stock and redemption rights are held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Distribution of printed quarterly reports is limited to the second quarter only. All material is available from Thermo Electron's Internet site (http://www.thermo. com/subsid/tfg1.html).

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended January 2, 1999, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo Fibergen Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.

Annual Meeting
      The annual meeting of shareholders will be held on Thursday, May 27, 1999, at 9 a.m., at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts.