Form 10-K, Exhibit 13
period 2000-01-01
THERMO FIBERGEN INC
filed 2000-03-21
CIK 1017921

Exhibit 13








                              Thermo Fibergen Inc.

                        Consolidated Financial Statements

                                     1999



Thermo Fibergen Inc.                                                             1999 Financial Statements

                        Consolidated Statement of Income

(In thousands except per share amounts)                                            1999      1998    1997
------------------------------------------------------------------------------- -------- --------- -------

Revenues (Note 10)                                                              $ 8,579  $  5,276  $ 4,836
                                                                                -------  --------  -------

Costs and Operating Expenses:
 Cost of revenues                                                                 4,804     3,171    2,656
 Selling, general, and administrative expenses (Note 7)                           3,400     3,119    2,727
 Research and development expenses (Note 7)                                       1,385     1,454    1,877
                                                                                -------  --------  -------

                                                                                  9,589     7,744    7,260
                                                                                -------  --------  -------

Operating Loss                                                                   (1,010)   (2,468)  (2,424)

Interest Income                                                                   2,691     3,113    3,522
Gain on Sale of Investments                                                           -        20        -
                                                                                -------  --------  -------

Income Before Provision for Income Taxes and Minority Interest                    1,681       665    1,098
Provision for Income Taxes (Note 6)                                                 694       266        -
Minority Interest Income                                                            (53)        -        -
                                                                                -------  --------  -------

Net Income                                                                      $ 1,040  $    399  $ 1,098
                                                                                =======  ========  =======

Earnings per Share (Note 11)
 Basic                                                                          $   .07  $    .03  $   .07
                                                                                =======  ========  =======

 Diluted                                                                        $   .07  $    .02  $   .07
                                                                                =======  ========  =======

Weighted Average Shares (Note 11)
 Basic                                                                           14,389    14,715   14,715
                                                                                =======  ========  =======

 Diluted                                                                         15,540    16,867   16,414
                                                                                =======  ========  =======

















The accompanying notes are an integral part of these consolidated financial statements.

Thermo Fibergen Inc.                                                             1999 Financial Statements

                           Consolidated Balance Sheet

(In thousands except share amounts)                                                         1999     1998
---------------------------------------------------------------------------------------- -------- --------

Assets
Current Assets:
 Cash and cash equivalents (includes $6,707 under repurchase                             $    51  $ 6,748
   agreement with affiliated company in 1998)
 Advance to affiliate                                                                      5,087        -
 Available-for-sale investments, at quoted market value (amortized                        46,405   48,206
   cost of $46,470 and $48,210; Note 2)
 Accounts receivable, less allowance of $30 (Note 10)                                      1,164    1,188
 Inventories                                                                                 817      485
 Deferred tax asset and other current assets (Note 6)                                        197      366
 Due from parent company and affiliated companies                                            377      300
                                                                                         -------  -------

                                                                                          54,098   57,293
                                                                                         -------  -------

Property, Plant, and Equipment, at Cost, Net                                              10,062    8,925
                                                                                         -------  -------

Other Assets (Notes 1 and 3)                                                               4,416      802
                                                                                         -------  -------

Cost in Excess of Net Assets of Acquired Company (Note 3)                                  3,862    4,096
                                                                                         -------  -------

                                                                                         $72,438  $71,116
                                                                                         =======  =======


Thermo Fibergen Inc.                                                             1999 Financial Statements

                     Consolidated Balance Sheet (continued)

(In thousands except share amounts)                                                         1999     1998
---------------------------------------------------------------------------------------- -------- --------

Liabilities and Shareholders' Investment
Current Liabilities:
 Accounts payable                                                                        $   920  $   327
 Accrued payroll and employee benefits                                                       385      325
 Accrued income taxes                                                                        290        -
 Other accrued liabilities (Note 3)                                                        2,326      732
 Common stock subject to redemption ($60,116 redemption value),                           59,344        -
   4,715,000 shares issued and outstanding                                               -------  -------

                                                                                          63,265    1,384
                                                                                         -------  -------

Deferred Income Taxes (Note 6)                                                               512      230
                                                                                         -------  -------

Commitments (Note 8)

Minority Interest (Note 3)                                                                 3,021        -
                                                                                         -------  -------

Common Stock Subject to Redemption ($60,116 redemption value),                                 -   58,260
 4,715,000 Shares Issued and Outstanding                                                 -------  -------

Shareholders' Investment (Notes 4 and 5):
 Common stock, $.01 par value, 25,000,000 shares authorized;                                 100      100
   10,000,000 shares issued
 Capital in excess of par value                                                           11,102   11,145
 Treasury stock at cost, 554,400 shares                                                   (5,520)       -
 Accumulated other comprehensive items                                                       (42)      (3)
                                                                                         -------  -------

                                                                                           5,640   11,242
                                                                                         -------  -------

                                                                                         $72,438  $71,116
                                                                                         =======  =======















The accompanying notes are an integral part of these consolidated financial statements.

Thermo Fibergen Inc.                                                             1999 Financial Statements

                      Consolidated Statement of Cash Flows
(In thousands)                                                                   1999      1998       1997
--------------------------------------------------------------------------- ---------- ---------- --------

Operating Activities
 Net income                                                                 $   1,040  $     399  $ 1,098
 Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                              1,410      1,151    1,204
     Minority interest income                                                     (53)         -        -
     Deferred income tax expense (benefit)                                        270        242     (100)
     Other noncash items                                                            -       (239)    (481)
     Changes in current accounts:
       Accounts receivable                                                         24       (543)      93
       Inventories                                                               (195)        22     (195)
       Other current assets                                                       192        (48)    (151)
       Accounts payable                                                           422        (11)     (91)
       Other current liabilities                                                  574         36       31
                                                                            ---------  ---------  -------

        Net cash provided by operating activities                               3,684      1,009    1,408
                                                                            ---------  ---------  -------

Investing Activities
 Acquisition of capital equipment and technology (Note 3)                        (500)         -        -
 Advances to affiliate, net                                                    (5,087)         -        -
 Purchases of available-for-sale investments                                  (61,825)   (70,882) (48,050)
 Proceeds from sale of available-for-sale investments                               -      7,730        -
 Proceeds from maturities of available-for-sale investments                    63,565     51,470   12,256
 Purchases of property, plant, and equipment                                     (939)    (4,134)    (377)
 Other                                                                              2        (12)       8
                                                                            ---------  ---------  -------

        Net cash used in investing activities                                  (4,784)   (15,828) (36,163)
                                                                            ---------  ---------  -------

Financing Activities
 Purchases of Company common stock                                             (3,293)         -        -
 Purchases of Company common stock from Thermo Electron                        (2,227)         -        -
 Change in due from parent company and affiliated companies                       (77)      (185)  (1,881)
                                                                            ---------  ---------  -------

        Net cash used in financing activities                                  (5,597)      (185)  (1,881)
                                                                            ---------  ---------  -------

Decrease in Cash and Cash Equivalents                                          (6,697)   (15,004) (36,636)
Cash and Cash Equivalents at Beginning of Year                                  6,748     21,752   58,388
                                                                            ---------  ---------  -------

Cash and Cash Equivalents at End of Year                                    $      51  $   6,748  $21,752
                                                                            =========  =========  =======

Cash Paid (Refunded) For
 Income taxes                                                               $     (71) $      89  $    27



Thermo Fibergen Inc.                                                             1999 Financial Statements

                Consolidated Statement of Cash Flows (continued)
(In thousands)                                                                   1999      1998       1997
--------------------------------------------------------------------------- ---------- ---------- --------

Noncash Activities (Note 3)
 Fair value of capital equipment and technology acquired                    $   5,275  $       -  $     -
 Cash paid for capital equipment and technology                                  (500)         -        -
 Payable for capital equipment and technology                                  (1,700)         -        -
 Equity interest in subsidiary transferred for capital equipment               (3,075)         -        -
   and technology                                                           ---------  ---------  -------

                                                                            $       -  $       -  $     -
                                                                            =========  =========  =======







































The accompanying notes are an integral part of these consolidated financial statements.

Thermo Fibergen Inc.                                                             1999 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment

(In thousands)                                                                  1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Comprehensive Income
Net Income                                                                  $  1,040   $    399   $  1,098
                                                                            --------   --------   --------

Other Comprehensive Items:
 Net unrealized gain (loss) on available-for-sale investments                    (39)       (32)        29
                                                                            --------   --------   --------

                                                                            $  1,001   $    367   $  1,127
                                                                            ========   ========   ========

Shareholders' Investment
Common Stock, $.01 Par Value:
 Balance at beginning and end of year                                       $    100   $    100   $    100
                                                                            --------   --------   --------

Capital in Excess of Par Value:
 Balance at beginning of year                                                 11,145     11,830     12,094
 Accretion of common stock subject to redemption (Note 1)                        (43)      (685)      (264)
                                                                            --------   --------   --------

 Balance at end of year                                                       11,102     11,145     11,830
                                                                            --------   --------   --------

Retained Earnings:
 Balance at beginning of year                                                      -          -       (273)
 Net income                                                                    1,040        399      1,098
 Accretion of common stock subject of redemption (Note 1)                     (1,040)      (399)      (825)
                                                                            --------   --------   --------

 Balance at end of year                                                            -          -          -
                                                                            --------   --------   --------

Accumulated Other Comprehensive Items:
 Balance at beginning of year                                                     (3)        29          -
 Other comprehensive items                                                       (39)       (32)        29
                                                                            --------   --------   --------

 Balance at end of year                                                          (42)        (3)        29
                                                                            --------   --------   --------

Treasury Stock:
 Balance at beginning of year                                                      -          -          -
 Purchases of Company common stock                                            (5,520)         -          -
                                                                            --------   --------   --------

 Balance at end of year                                                       (5,520)         -          -
                                                                            --------   --------   --------

                                                                            $  5,640   $ 11,242   $ 11,959
                                                                            ========   ========   ========










The accompanying notes are an integral part of these consolidated financial statements.


Thermo Fibergen Inc.                                                             1999 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
      Thermo Fibergen Inc. (the Company) operates in two business segments:
Fiber-recovery and Water-clarification Services and Cellulose-based Products.
Through its Fiber-recovery and Water-clarification Services segment, the Company designs, builds, owns, and operates plants to help pulp and paper mills improve product quality, reduce costs, and close the loop in their water and solids systems. The plants recover and return to the mill long cellulose fiber and clarified water to be reused in papermaking. The Company currently owns and operates one such plant in South Carolina, which it began operating in July 1998 under a ten-year contract (Note 8).
      The Cellulose-based Products segment includes the Company's GranTek subsidiary, which employs patented technology to produce biodegradable absorbing granules from papermaking byproducts that are marketed and sold as Biodac(R) inert carriers for agricultural crop protection chemicals, Gran-sorb(TM) oil and grease absorbents, PaPurr(TM) cat box filler, and FiberRest(TM) animal bedding.
In addition, through its majority-owned NEXT Fiber Products Inc. subsidiary, the Company intends to develop, produce, and market fiber-based composites primarily for the building industry (Note 3). The Company is currently finalizing development of the composites material and expects to complete construction of and begin operating the composites manufacturing facility, located in Green Bay, Wisconsin, during 2000.

Relationship with Thermo Fibertek Inc. and Thermo Electron Corporation
      The Company was incorporated in February 1996 as a wholly owned subsidiary of Thermo Fibertek. In connection with the capitalization of the Company, Thermo
Fibertek transferred to the Company a license to use certain technology (Note 7) and its business relating to the development of fiber-recovery systems for the pulp and paper industry, together with $12,500,000 in cash, in exchange for 10,000,000 shares of the Company's common stock. As of January 1, 2000, Thermo
Fibertek owned 10,419,350 shares of the Company's common stock, representing 74% of such stock outstanding. Thermo Fibertek is a 91%-owned subsidiary of Thermo
Electron Corporation. In addition, as of January 1, 2000, Thermo Electron owned
15,750 shares of the Company's common stock, representing 0.1% of such stock outstanding.

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, and its majority-owned subsidiary. All material intercompany accounts and transactions have been eliminated.

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1999, 1998, and 1997 are for the fiscal years ended January 1, 2000, January 2, 1999, and January 3, 1998, respectively. Fiscal years 1999 and
1998 each included 52 weeks; fiscal 1997 included 53 weeks.

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

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Income Taxes
      In accordance with Statement of Financial Accounting Standards (SFAS) No.
109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

Earnings per Share
      Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the effect would be antidilutive, diluted earnings per share have been computed assuming the redemption of redeemable common stock and the exercise of stock options, as well as their related income tax effect.

Cash and Cash Equivalents
      At year-end 1998, $6,707,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S.
government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The
Company's funds subject to the repurchase agreement were readily convertible into cash by the Company. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Effective June 1999, the Company adopted a new cash management arrangement with Thermo Electron, described below, that replaces the repurchase agreement. Cash equivalents are carried at cost, which approximates market value. At year-end 1998, the Company's cash equivalents also included
$33,000 of U.S. government-agency securities, which had original maturities of three months or less.

Advance to Affiliate
      Effective June 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice.
      In addition, under the new domestic cash management arrangement, amounts borrowed from Thermo Electron for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set at the beginning of each month. The Company has no borrowings under this arrangement at year-end 1999.

Inventories
      Inventories are stated at the lower of cost (on a weighted average or first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                                                                1999   1998
-------------------------------------------------------------------------------------------- ------- -----

Raw Materials and Supplies                                                                    $364    $151
Finished Goods                                                                                 453     334
                                                                                              ----    ----

                                                                                              $817    $485
                                                                                              ====    ====

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

      The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of revenues any amounts required to reduce the carrying value of inventories to net realizable value.

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

(In thousands)                                                                            1999       1998
----------------------------------------------------------------------------------- ----------- ----------

Land                                                                                   $    87     $    87
Buildings                                                                                4,120       4,120
Fiber-recovery and Water-clarification Facility                                          3,573       3,500
Machinery, Equipment, and Leasehold Improvements                                         3,557       3,468
Construction in Process                                                                  1,971           -
                                                                                       -------     -------

                                                                                        13,308      11,175
Less:  Accumulated Depreciation and Amortization                                         3,246       2,250
                                                                                       -------     -------

                                                                                       $10,062     $ 8,925
                                                                                       =======     =======

Other Assets
      Other assets in the accompanying balance sheet includes the cost of acquired intellectual property and patents, which are amortized using the straight-line method over estimated useful lives of 7 and 12 years, respectively. The carrying value of acquired intellectual property was $3,697,000, net of accumulated amortization of $90,000, at year-end 1999. The carrying value of patents was $708,000 and $792,000, net of accumulated amortization of $292,000 and $208,000, at year-end 1999 and 1998, respectively.

Cost in Excess of Net Assets of Acquired Company
      The excess of cost over the fair value of net assets of acquired company is amortized using the straight-line method over 20 years. Accumulated amortization was $831,000 and $597,000 at year-end 1999 and 1998, respectively.
The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished.
Such events or circumstances generally would include the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset. The Company considers the future undiscounted cash flows of the acquired company in assessing the recoverability of this asset. The Company assesses cash flows before interest charges and when impairment is indicated, writes the asset down to fair value. If quoted market values are not available, the Company estimates fair value by calculating the present value of future cash flows. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.


1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Common Stock Subject to Redemption
      In September 1996, the Company sold 4,715,000 units, each unit consisting of one share of the Company's common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights subsequently began trading separately.
Holders of a redemption right have the option to require the Company to redeem one share of the Company's common stock at $12.75 per share in September 2000 or September 2001 for a total redemption value of $60,116,000. A redemption right may only be exercised if the holder owns a share of common stock at that time.
As of January 1, 2000, Thermo Electron, Thermo Fibertek, and the Company had purchased and owned an aggregate of 989,500 shares of the total 4,715,000 shares of Company common stock issued in connection with its initial public offering.
As of January 1, 2000, there were 4,715,000 redemption rights outstanding and only 3,725,500 shares of Company common stock held by persons other than Thermo
Electron or Thermo Fibertek. In addition, Thermo Electron, Thermo Fibertek, and/or the Company may acquire additional shares of the Company's common stock in the open market. There can be no assurance that the Company will issue additional shares of its common stock through the exercise of employee stock options or other transactions. To the extent the number of redemption rights exceeds the number of shares of common stock held by persons other than Thermo
Electron or Thermo Fibertek, the Company will not be required to redeem the total redemption value. The redemption rights carry terms that generally provide for their expiration if the closing price of the Company's common stock exceeds
$19 1/8 for 20 of any 30 consecutive trading days prior to September 2001. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron.
The difference between the redemption value and the original carrying amount of common stock subject to redemption is accreted over the period ending September
2000, which corresponds with the first redemption period. The accretion is charged to retained earnings to the extent of income, and the excess is charged to capital in excess of par value.

Comprehensive Income
      Comprehensive income combines net income and "Other comprehensive items," which represents unrealized net of tax gains and losses on available-for-sale investments, reported as a component of shareholders' investment in the accompanying balance sheet.

Forward Contracts
      The Company manages its exposure to natural gas price fluctuations by entering into short-term forward contracts to purchase specified quantities of natural gas from its supplier. Losses are recognized on forward purchase contracts when the accumulated cost of inventory, including the overhead component, exceeds its net realizable value. No losses on natural gas forward contracts were recorded in the statement of income for 1999, 1998, and 1997
(Note 8).

Fair Value of Financial Instruments
      The Company's financial instruments consist primarily of cash and cash equivalents, advance to affiliate, available-for-sale investments, accounts receivable, due from parent company and affiliated companies, accounts payable, and common stock subject to redemption. Available-for-sale investments are carried at fair value in the accompanying balance sheet (Note 2). The fair value of available-for-sale investments was determined based upon quoted market prices. The fair value of common stock subject to redemption was $61,592,000 and $58,053,000 at year-end 1999 and 1998, respectively. The fair value of common stock subject to redemption was determined based upon the quoted market prices of the common stock and the redemption rights. The carrying amounts of the Company's remaining financial instruments approximate fair value due to their short-term nature.


1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

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

2.    Available-for-sale Investments

      The Company's debt securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment. The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by major security type are as follows:

(In thousands)                                                                           Gross      Gross
                                                                Market        Cost  Unrealized  Unrealized
                                                                 Value       Basis       Gains     Losses
----------------------------------------------------------- ----------- ----------- ----------- ----------

1999
Government-agency Securities                                   $46,074     $46,139     $     -     $   (65)
Other                                                              331         331           -           -
                                                               -------     -------     -------     -------

                                                               $46,405     $46,470     $     -     $   (65)
                                                               =======     =======     =======     =======

1998
Government-agency Securities                                   $47,494     $47,498     $     6     $   (10)
Other                                                              712         712           -           -
                                                               -------     -------     -------     -------

                                                               $48,206     $48,210     $     6     $   (10)
                                                               =======     =======     =======     =======

      Available-for-sale investments in the accompanying 1999 balance sheet have contractual maturities of one year or less. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
      The cost of available-for-sale investments that were sold was based on specific identification in determining the gross realized gains and losses recorded in the accompanying statement of income.


3.    Composites Venture

      In October 1999, the Company created a subsidiary, NEXT Fiber Products
Inc., to develop, produce, and market fiber-based composites primarily for the building industry. The Company capitalized NEXT Fiber Products with $3,200,000 in cash. NEXT Fiber Products then purchased capital equipment and technology related to the development of fiber-based composites, valued at $5,275,000, in exchange for shares of the subsidiary's common stock equal to 49% of its equity and $2,200,000 in cash, payable in installments, if certain conditions are met.
The Company paid $500,000 of the purchase price in 1999. The $1,700,000 remaining obligation is included in other accrued liabilities in the accompanying 1999 balance sheet. Subsequent to year end, the Company paid
$1,200,000 of this obligation. To the extent that NEXT Fiber Products does not purchase $1,000,000 of capital equipment by April 2001, the remaining funds will be remitted to the seller as additional consideration for the acquired assets.
As of January 1, 2000, the Company had committed $517,000 of such funds for purchases of capital equipment. The Company has options to acquire the 49% equity interest not owned by the Company, exercisable during the months of October 2001, 2002, or 2003, for pre-established multiples of NEXT Fiber
Products' pre-tax earnings.
      The Company is currently finalizing development of the composites material and expects to complete construction of and begin operating the composites manufacturing facility, located in Green Bay, Wisconsin, during 2000.

4.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company has a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. As of year-end 1999, only nonqualified stock options have been awarded under this plan. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which may range from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's common stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options, at fair market value, to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan have the same general terms as options granted under the stock-based compensation plan described above, except that the restrictions and repurchase rights generally lapse ratably over a four-year period and the option term is five years. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron and Thermo
Fibertek.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 20,000 shares at a weighted average exercise price of $11.83 per share elected to participate in this exchange and, as a result, received options to purchase 10,000 shares of Company common stock at $7.95 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

      A summary of the Company's stock option activity is as follows:

                                                       1999                1998                 1997
                                               ------------------  -------------------  -----------------
                                                         Weighted             Weighted           Weighted
                                                          Average              Average            Average
                                                         Exercise             Exercise           Exercise
                                                            Price                Price              Price
                                                 Number              Number              Number
                                                     of                  of                  of
(Shares in thousands)                            Shares              Shares              Shares
---------------------------------------------- --------- --------- --------- ---------- -------- ---------

Options Outstanding, Beginning of Year              430     $9.78       383     $10.13      340     $10.27
 Granted                                             68      8.93        90       8.71       55       9.05
 Forfeited                                          (23)     9.55       (23)      9.57      (12)      9.25
 Canceled due to exchange                             -         -       (20)     11.83        -          -
                                                    ---                 ---                 ---

Options Outstanding, End of Year                    475     $9.67       430     $ 9.78      383     $10.13
                                                    ===     =====       ===     ======      ===     ======

Options Exercisable                                 475     $9.67       430     $ 9.78      383     $10.13
                                                    ===     =====       ===     ======      ===     ======

Options Available for Grant                         325                 370                 416
                                                    ===                 ===                 ===

      A summary of the status of the Company's stock options at January 1, 2000, is as follows:

                                                             Options Outstanding and Exercisable
                                                     -----------------------------------------------------
Range of Exercise Prices                                   Number             Weighted           Weighted
                                                               of              Average            Average
                                                           Shares            Remaining           Exercise
                                                   (In thousands)     Contractual Life              Price
------------------------------------------------ ----------------- -------------------- ------------------

$  7.95 - $  9.15                                            128            5.8 years               $8.68
   9.16 -   10.36                                            327            8.2 years                9.87
  10.37 -   12.75                                             20            1.7 years               12.75
                                                             ---

$  7.95 - $ 12.75                                            475            7.3 years               $9.67
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


4.    Employee Benefit Plans (continued)

Pro Forma Stock-based Compensation Expense
      In October 1995, the Financial Accounting Standards Board issued SFAS No.
123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS
No. 123, the effect on the Company's net income and earnings per share would have been as follows:

(In thousands except per share amounts)                                         1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Net Income:
 As reported                                                                  $1,040     $  399   $1,098
 Pro forma                                                                       774        170      847
Basic Earnings per Share:
 As reported                                                                     .07        .03      .07
 Pro forma                                                                       .05        .01      .06
Diluted Earnings per Share:
 As reported                                                                     .07        .02      .07
 Pro forma                                                                       .05        .01      .05

      Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $3.57, $3.43, and $5.18 in 1999, 1998, and 1997, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Volatility                                                                       35%        35%        35%
Risk-free Interest Rate                                                         5.3%       5.0%       6.3%
Expected Life of Options                                                    5.0 years 5.1 years  7.1 years

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(k) Savings Plan
      Substantially all of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $76,000, $67,000, and $60,000 in 1999, 1998, and 1997,
respectively.

5.    Common Stock

      At January 1, 2000, the Company had reserved 825,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.

6.    Income Taxes

      The components of the provision for income taxes are as follows:

(In thousands)                                                                       1999     1998   1997
---------------------------------------------------------------------------------- -------- ------- ------

Currently Payable:
 Federal                                                                           $  394   $   14  $   77
 State                                                                                 30       10      23
                                                                                   ------   ------  ------

                                                                                      424       24     100
                                                                                   ------   ------  ------

Net Deferred (Prepaid):
 Federal                                                                              219      211     (77)
 State                                                                                 51       31     (23)
                                                                                   ------   ------  ------

                                                                                      270      242    (100)
                                                                                   ------   ------  ------

                                                                                   $  694   $  266  $    -
                                                                                   ======   ======  ======

      The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

(In thousands)                                                                       1999     1998   1997
---------------------------------------------------------------------------------- -------- ------- ------

Provision for Income Taxes at Statutory Rate                                       $  572   $  226  $  373
Increases (Decreases) Resulting From:
 State income taxes, net of federal benefit                                           (30)    (176)     63
 Nondeductible expenses and other                                                     108       18       8
 Tax benefit of foreign sales corporation                                              (6)      (5)     96
 Change in valuation allowance                                                         50      203    (540)
                                                                                   ------   ------  ------

                                                                                   $  694   $  266  $    -
                                                                                   ======   ======  ======


      Deferred tax asset and deferred income taxes in the accompanying balance sheet consist of the following:

(In thousands)                                                                                1999   1998
------------------------------------------------------------------------------------------- ------- ------

Deferred Tax Asset:
 State operating loss carryforwards                                                           $253    $203
 Reserves and accruals                                                                         141     126
 Available-for-sale investments                                                                 23       5
                                                                                              ----    ----

                                                                                               417     334
 Less:  Valuation allowance                                                                    253     203
                                                                                              ----    ----

                                                                                              $164    $131
                                                                                              ====    ====
Deferred Income Taxes:
 Depreciation                                                                                 $462    $179
 Amortization of intangibles                                                                    50      51
                                                                                              ----    ----

                                                                                              $512    $230
                                                                                              ====    ====

      The valuation allowance relates to uncertainty surrounding the realization of state operating loss carryforwards of $2.7 million and $2.1 million at year-end 1999 and 1998, respectively, which begin to expire in 2003.

7.    Related-party Transactions

Corporate Services Agreement
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. The Company paid an amount equal to 0.8% and 1.0% of the Company's revenues in 1998 and 1997, respectively. For these services, the Company was charged $69,000, $42,000, and $48,000 in 1999, 1998, and 1997,
respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the
Thermo Electron Corporate Charter defines the relationships among Thermo
Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo
Electron charges the Company based upon costs attributable to the Company.

Cash Management
      The Company invests excess cash in arrangements with Thermo Electron as discussed in Note 1.


7.    Related-party Transactions (continued)

License Agreement
      In 1996, the Company entered into a supply and license agreement with Thermo Fibertek in which Thermo Fibertek granted to the Company a worldwide, perpetual, royalty-free license to use Thermo Fibertek's proprietary fiber
"scalping" technology in the pulp and paper industry. The agreement has an initial term of eight years and is subject to annual renewals thereafter. The
Company's rights under the agreement are exclusive for a period of at least five years and such exclusivity will continue thereafter if the Company has purchased at least 35 scalping units from Thermo Fibertek within the first five years of the license and at least five such units in each subsequent year. The agreement also provides that Thermo Fibertek will be the exclusive manufacturer of products based on the licensed technology. As of year-end 1999, the Company had purchased two scalping units from a wholly owned subsidiary of Thermo Fibertek.
These purchases are included in other related-party transactions for 1998.

Other Related-party Transactions
      During 1999 and 1998, the Company purchased equipment for $52,000 and $441,000, respectively, from wholly owned subsidiaries of Thermo Fibertek for use in its fiber-recovery and water-clarification systems.
      During 1998, two wholly owned subsidiaries of Thermo Fibertek performed certain laboratory and administrative services for the Company, for which the Company paid $69,000.

8.    Commitments

Operating Leases
      The Company occupies office space under several operating leases. The accompanying statement of income includes expense from operating leases of $135,000, $121,000, and $71,000 in 1999, 1998, and 1997, respectively. The future minimum payments due under noncancelable operating leases as of January
1, 2000, are $256,000 in 2000; $120,000 in 2001; and $96,000 in each of 2002,
2003, and 2004. Total future minimum lease payments are $664,000.

Purchase Commitments and Forward Contract
      During 1998, the Company entered into a contract with a supplier to purchase all natural gas requirements and natural gas management services, which are used by its GranTek Inc. subsidiary, from the supplier through October 2000.
The Company has the option to enter into forward contracts with the supplier to purchase specified quantities of natural gas at the then-current posted price through specified future dates. As of January 1, 2000, the Company had committed to purchase natural gas for $132,000 in 2000.

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


9.     Business Segment Information

      The Company organizes and manages its business by individual functional operating entity. The Company operates in two business segments: Fiber-recovery and Water-clarification Services and Cellulose-based Products. Through its
Fiber-recovery and Water-clarification Services segment, the Company designs, builds, owns, and operates plants to help pulp and paper mills improve product quality, reduce costs, and close the loop in their water and solids systems. The plants recover and return to the mill long cellulose fiber and clarified water to be reused in papermaking. In July 1998, the Company completed construction of, and began operating, its first fiber-recovery and water-clarification facility, providing clean water and long fiber to a mill under a ten-year contract (Note 8).
      The Cellulose-based Products segment includes the Company's GranTek subsidiary, which employs patented technology to produce biodegradable absorbing granules from papermaking byproducts used as agricultural carriers, oil and grease absorbents, cat box fillers, and animal bedding. The agricultural carriers are marketed under the trade name Biodac(R) and are used to deliver agricultural chemicals for professional turf, home lawn and garden, agricultural row-crop, and mosquito-control applications. In addition, the Company plans to develop, produce, and market fiber-based composites through its majority-owned
NEXT Fiber Products subsidiary. The Company is currently finalizing development of the composites material and expects to complete construction of and begin operating the composites manufacturing facility, located in Green Bay, Wisconsin, during 2000.

(In thousands)                                                                 1999       1998        1997
------------------------------------------------------------------------- ---------- ----------- ---------

Revenues:
 Cellulose-based Products                                                   $ 7,183    $  4,711    $ 4,836
 Fiber-recovery and Water-clarification Services                              1,396         565          -
                                                                            -------    --------    -------

                                                                            $ 8,579    $  5,276    $ 4,836
                                                                            =======    ========    =======
Income Before Provision for Income Taxes:
 Cellulose-based Products                                                   $   793    $     65    $   246
 Fiber-recovery and Water-clarification Services                             (1,803)     (2,533)    (2,670)
                                                                            -------    --------    -------

 Total operating loss                                                        (1,010)     (2,468)    (2,424)
 Interest and other income                                                    2,691       3,133      3,522
                                                                            -------    --------    -------

                                                                            $ 1,681    $    665    $ 1,098
                                                                            =======    ========    =======
Total Assets:
 Cellulose-based Products                                                   $19,216    $ 12,974    $12,861
 Fiber-recovery and Water-clarification Services                             53,222      58,142     57,303
                                                                            -------    --------    -------

                                                                            $72,438    $ 71,116    $70,164
                                                                            =======    ========    =======
Depreciation and Amortization:
 Cellulose-based Products                                                   $   840    $    773    $ 1,038
 Fiber-recovery and Water-clarification Services                                570         378        166
                                                                            -------    --------    -------

                                                                            $ 1,410    $  1,151    $ 1,204
                                                                            =======    ========    =======
Capital Expenditures:
 Cellulose-based Products                                                   $   541    $    844    $    88
 Fiber-recovery and Water-clarification Services                                398       3,290        289
                                                                            -------    --------    -------

                                                                            $   939    $  4,134    $   377
                                                                            =======    ========    =======



10.   Significant Customers, Export Sales, and Concentrations of Risk

      Revenues from one customer accounted for 43%, 34%, and 54% of the Company's total revenues in 1999, 1998, and 1997, respectively. Revenues from a second customer accounted for 11%, 16%, and 14% of the Company's total revenues in 1999, 1998, and 1997, respectively. Revenues from a third customer accounted for 10%, 14%, and 15% of the Company's total revenues in 1999, 1998, and 1997, respectively. In addition, the Company began providing services to a mill in July 1998 under a ten-year contract. Revenues from the mill accounted for 16% and 11% of the Company's total revenues in 1999 and 1998, respectively.
      Export revenues accounted for 8%, 13%, and 7% of the Company's total revenues in 1999, 1998, and 1997, respectively.
      At year-end 1999, a significant portion of the accounts receivable due to the Company was from four customers. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has or will have a significant negative impact on the Company.
      Revenues from the Cellulose-based Products segment are principally from sales of Biodac(R), its agricultural-carrier product; therefore, the Company is dependent upon the agricultural market.
      The raw material used in the manufacture of the products sold by GranTek is obtained from a single paper mill. The mill has the exclusive right to supply papermaking byproducts to GranTek's existing granulation plant in Green Bay, Wisconsin, under a contract that expires in December 2001, subject to successive mutual two-year extensions. Although the Company believes that its relationship with the mill is good, no assurance can be given that the mill will agree to renew the contract upon its termination. The inability of the Company to obtain papermaking byproducts from this paper mill would have a material adverse effect upon the Company's operations.

11.   Earnings per Share

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)                                            1999     1998     1997
------------------------------------------------------------------------------ --------- -------- --------

Basic
Net Income                                                                     $  1,040  $   399  $ 1,098
                                                                               --------  -------  -------

Weighted Average Shares                                                          14,389   14,715   14,715
                                                                               --------  -------  -------

Basic Earnings per Share                                                       $    .07  $   .03  $   .07
                                                                               ========  =======  =======

Diluted
Net Income                                                                     $  1,040  $   399  $ 1,098
                                                                               --------  -------  -------

Weighted Average Shares                                                          14,389   14,715   14,715
Effect of:
 Redemption rights                                                                1,125    2,151    1,698
 Stock options                                                                       26        1        1
                                                                               --------  -------  -------

Weighted Average Shares, as Adjusted                                             15,540   16,867   16,414
                                                                               --------  -------  -------

Diluted Earnings per Share                                                     $    .07  $   .02  $   .07
                                                                               ========  =======  =======

      Options to purchase 123,000, 385,000, and 350,000 shares of common stock were not included in the computation of diluted earnings per share for 1999, 1998, and 1997, respectively, because the options'
exercise prices were greater than the average market price for the common stock and their effect would have been antidilutive.

12.   Unaudited Quarterly Information

(In thousands except per share amounts)

1999                                                                First     Second      Third    Fourth
---------------------------------------------------------------- --------- ---------- ---------- ---------

Revenues                                                            $2,074    $2,253     $2,266     $1,986
Gross Profit                                                          964      1,024        938        849
Net Income                                                            279        282        302        177
Basic and Diluted Earnings per Share                                  .02        .02        .02        .01

1998                                                                First     Second      Third    Fourth
---------------------------------------------------------------- --------- ---------- ---------- ---------

Revenues                                                            $1,343    $1,317     $1,124     $1,492
Gross Profit                                                          552        516        436        601
Net Income                                                            117          5         75        202
Earnings per Share:
 Basic                                                                  .01        -      .01          .01
 Diluted                                                                .01        -          -        .01

13.   Subsequent Event

      On January 31, 2000, Thermo Electron announced that, as part of a major reorganization plan, it plans to spin off its equity interest in Thermo Fibertek as a dividend to Thermo Electron shareholders. The distribution is subject to receipt of a favorable ruling from the Internal Revenue Service regarding the tax treatment of the spin off, and other customary conditions. Under the plan, the Company will remain a majority-owned subsidiary of Thermo Fibertek. Thermo
Electron will continue to guarantee the Company's obligation under its redemption rights (Note 1) following the spin off.


Thermo Fibergen Inc.                                                             1999 Financial Statements

                    Report of Independent Public Accountants

To the Shareholders and Board of Directors of Thermo Fibergen Inc.:

      We have audited the accompanying consolidated balance sheet of Thermo
Fibergen Inc. (a Delaware corporation and 74%-owned subsidiary of Thermo
Fibertek Inc.) and subsidiaries as of January 1, 2000, and January 2, 1999, and the related consolidated statements of income, comprehensive income and shareholders' investment, and cash flows for each of the three years in the period ended January 1, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo
Fibergen Inc. and subsidiaries as of January 1, 2000, and January 2, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 2000, in conformity with generally accepted accounting principles.



                                                       Arthur Andersen LLP



Boston, Massachusetts
February 9, 2000


Thermo Fibergen Inc.                                                             1999 Financial Statements

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

Overview

      The Company organizes and manages its business by individual functional operating entity. The Company's two operating entities constitute the Company's business segments: Fiber-recovery and Water-clarification Services and Cellulose-based Products. Through its Fiber-recovery and Water-clarification
Services segment, the Company designs, builds, owns, and operates plants to help pulp and paper mills improve product quality, reduce costs, and close the loop in their water and solids systems on a long-term contract basis. The plants recover and return to the mill long cellulose fiber and clarified water to be reused in papermaking. The Company currently owns and operates one such plant in South Carolina, which it began operating in July 1998 under a ten-year contract.
      The Cellulose-based Products segment includes the Company's GranTek subsidiary, which employs patented technology to produce biodegradable absorbing granules from papermaking byproducts that are marketed and sold as Biodac(R) agricultural carriers, Gran-sorb(TM) oil and grease absorbents, PaPurr(TM)
(pronounced "paper") cat box filler, and FiberRest(TM) animal bedding. Biodac(R) is used to deliver agricultural chemicals for professional turf, home lawn and garden, agricultural row-crop, and mosquito-control applications. Products under development include controlled-release granules for carrying fertilizers.
Through its majority-owned NEXT Fiber Products Inc. subsidiary, formed in October 1999, the Company intends to develop, produce, and market fiber-based composites primarily for the building industry. The Company is currently finalizing development of the composites material and expects to complete construction of and begin operating the composites manufacturing facility, located in Green Bay, Wisconsin, during 2000.
      The Company currently intends to limit the pace and amount of its research and development so that its research and development expenditures will not exceed the interest income earned on its cash, cash equivalents, available-for-sale investments, and advance to affiliate, plus the Company's operating earnings, if any, before research and development expenses.

Results of Operations

1999 Compared With 1998
      Revenues increased to $8,579,000 in 1999 from $5,276,000 in 1998. This increase was primarily in the Cellulose-based Products segment as a result of $1,683,000 of increased demand for Biodac, principally from its two largest customers, as well as increased sales of its cat box filler product, which was introduced in late 1998. Revenues increased in the Fiber-recovery and Water-clarification Services segment due to the inclusion of revenues for the full 1999 period from its fiber-recovery and water-clarification facility, which began operations in July 1998.
      The gross profit margin increased to 44% in 1999 from 40% in 1998, primarily because the 1998 gross profit margin in the Cellulose-based Products segment was reduced due to the effect of a decrease in production volume resulting from necessary shutdowns of the GranTek manufacturing plant while inventory storage tanks were emptied. In addition, the Cellulose-based Products segment gross margin was $150,000 lower in 1998 due to costs associated with the introduction of its cat box filler product. The gross profit margin increased in the Fiber-recovery and Water- clarification Services segment due to the inclusion for the full year of higher-margin revenues from its fiber-recovery and water-clarification facility.


1999 Compared With 1998 (continued)
      Selling, general, and administrative expenses as a percentage of revenues decreased to 40% in 1999 from 59% in 1998, principally due to an increase in revenues in both segments. Selling, general, and administrative expenses increased to $3,400,000 in 1999 from $3,119,000 in 1998, primarily due to $410,000 of additional selling costs for cat box filler, offset in part by a $136,000 decrease in selling costs for agricultural carriers. The Company expects that selling, general, and administrative expenses will increase as it expands its fiber-based composites business.
      Research and development expenses decreased to $1,385,000 in 1999 from $1,454,000 in 1998, primarily due to a reduction in expenditures related to the development of the fiber-recovery process in the Fiber-recovery and Water-clarification Services segment. The Company expects to increase its research and development expenses in 2000 as it develops new products at its fiber-based composites business.
      Interest income decreased to $2,691,000 in 1999 from $3,113,000 in 1998, principally due to a decrease in average invested balances resulting primarily from the use of cash to fund the construction of the Company's fiber-recovery and water-clarification facility, completed in July 1998, and purchases of Company common stock in 1999.
      The effective tax rate was 41% in 1999, compared with 40% in 1998. The effective tax rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes, including increases in the associated valuation allowance, and certain nondeductible expenses.

1998 Compared With 1997
      Revenues increased to $5,276,000 in 1998 from $4,836,000 in 1997, due to the inclusion of $565,000 of revenues at the Fiber-recovery and Water-clarification Services segment from its fiber-recovery and water-clarification facility, which began operations in July 1998. Revenues in the Cellulose-based Products segment decreased $125,000 principally due to a decrease in demand from its largest customer, offset in part by an increase in demand from its other customers and the inclusion of revenues from new product introductions. Revenues from the Company's largest customer decreased by $845,000 to $1,780,000 in 1998. Such decrease is believed to be a result of uncertainty surrounding the divestiture of this business by its parent company.
The divestiture was completed in January 1999 and did not adversely affect subsequent revenues.
      The gross profit margin decreased to 40% in 1998 from 45% in 1997, due to a decrease in gross profit margin in the Cellulose-based Products segment, principally as a result of a decrease in production volume in the second quarter resulting from shutdowns of the manufacturing plant while inventory storage tanks were emptied, a decrease in revenues, and $257,000 of costs associated with the introduction of its cat box filler product. The inventory storage tanks at the manufacturing plant were emptied to enable the Company to process an upgraded quality of papermaking byproduct (raw material) which is necessary for the production of the Company's new row-crop granular product. The decrease in gross profit margin in the Cellulose-based Products segment was offset in part by the inclusion of higher-margin revenue in the Fiber-recovery and Water-clarification Services segment in 1998.
      Selling, general, and administrative expenses as a percentage of revenues increased to 59% in 1998 from 56% in 1997, principally due to the hiring of additional sales and marketing staff in the Fiber-recovery and Water-clarification Services segment. Research and development expenses decreased to $1,454,000 in 1998 from $1,877,000 in 1997, primarily due to a reduction in expenditures for development of the fiber-recovery process in the Fiber-recovery and Water-clarification Services segment and completion of the development of the cat box filler product in the Cellulose-based Products segment.
      Interest income decreased to $3,113,000 in 1998 from $3,522,000 in 1997, principally as a result of a decrease in interest rates during the 1998 period and a decrease in average invested balances resulting primarily from the use of cash to fund the construction of the fiber-recovery and water-clarification facility in 1998.
      The provision for income taxes was $266,000 in 1998. The effective tax rate of 40% exceeded the statutory federal income tax rate primarily due to the impact of state income taxes, including increases in the associated valuation allowance. The Company did not record a provision for income taxes in 1997 due to the benefit of net operating loss carryforwards, which were fully utilized in 1997.

Liquidity and Capital Resources

      The Company had negative working capital of $9,167,000 at January 1, 2000, compared with working capital of $55,909,000 at January 2, 1999. Working capital decreased by $59,344,000 due to the reclassification of common stock subject to redemption to current liabilities. Included in working capital at January 1, 2000, are cash, cash equivalents, and available-for-sale investments of $46,456,000, compared with $54,954,000 at January 2, 1999. In addition, the
Company had $5,087,000 invested in an advance to affiliate at January 1, 2000.
Prior to the use of a new domestic cash management arrangement between the Company and Thermo Electron Corporation, which became effective June 1999, amounts invested with Thermo Electron were included in cash and cash equivalents.
      During 1999, $3,684,000 of cash was provided by operating activities. An increase in accounts payable provided $422,000 of cash, primarily due to increased purchasing activity at GranTek to support its increased sales. An increase in other current liabilities provided $574,000 of cash, primarily due to increased accrued income taxes.
      During 1999, the Company's primary investment activities involved the purchase and maturity of available-for-sale investments and advances to affiliate. The Company used $939,000 for purchases of property, plant, and equipment, including $346,000 for the composites manufacturing facility.
      In October 1999, the Company capitalized its NEXT Fiber Products subsidiary with $3,200,000 in cash. NEXT Fiber Products then purchased capital equipment and technology related to the development of fiber-based composites, valued at $5,275,000, in exchange for shares of its common stock equal to 49% of its equity and $2,200,000 in cash, payable in installments, if certain conditions are met. The Company paid $500,000 of the purchase price in 1999. The
$1,700,000 remaining obligation is included in other accrued liabilities in the accompanying 1999 balance sheet. Subsequent to year end, the Company paid
$1,200,000 of this obligation. To the extent that NEXT Fiber Products does not purchase $1,000,000 of capital equipment by April 2001, the remaining funds will be remitted to the seller as additional consideration for the acquired assets.
As of January 1, 2000, the Company had committed $517,000 of such funds for purchases of capital equipment. Accounts payable in the accompanying 1999 balance sheet includes $171,000 for such purchases. The Company has options to acquire the 49% equity interest not owned by the Company, exercisable during the months of October 2001, 2002, or 2003, for pre-established multiples of NEXT
Fiber Products' pre-tax earnings.
      During 1999, the Company's financing activities used $5,597,000 of cash, principally for the purchase of Company common stock in open market and negotiated transactions, pursuant to authorizations by its Board of Directors.
The Company's authorization to purchase Company common stock has expired.
      The Company's common stock subject to redemption is redeemable by holders of redemption rights in September 2000 or September 2001 for a total redemption value of $60,116,000. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron. As of January 1, 2000, there were 4,715,000 redemption rights outstanding and only 3,725,500 shares of Company common stock held by persons other than Thermo Electron or Thermo Fibertek Inc.
      During 2000, the Company plans to make expenditures for property, plant, and equipment of approximately $2,400,000, including $483,000 at NEXT Fiber
Products. In addition, the Company may make capital expenditures for the construction of additional fiber-recovery and water-clarification facilities.
Construction of fiber-recovery and water-clarification facilities is dependent upon the Company entering into long-term contracts with paper mills, under which the Company will charge fees to process the mills' papermaking byproducts. There is no assurance that the Company will be able to obtain such additional contracts. The Company anticipates that it will require significant amounts of cash for any construction of its fiber-recovery and water-clarification facilities. The Company will seek to finance any construction of such facilities through a combination of internal funds, additional debt financing, and/or borrowings from Thermo Fibertek, although there is no agreement with Thermo
Fibertek under which it would be obligated to lend funds to the Company. The
Company believes that its existing resources will be sufficient to meet the Company's capital requirements until September 2000, when the Company's redemption rights become exercisable. The Company's liquidity will be materially adversely affected if the redemption of its common stock occurs in the third quarter of 2000. Thermo Fibertek has committed to provide any required funding to enable the Company to maintain its operations through at least December 31, 2000.


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

Interest Rates
      The Company's available-for-sale investments are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase of the financial instrument. A 10% increase in year-end 1999 and 1998 market interest rates would result in a negative impact to the Company of $96,000 and $40,000, respectively, on the fair value of the Company's interest-sensitive financial instruments.

Year 2000

      As of the date of this report, the Company has completed its year 2000 initiatives, which included: (i) testing and upgrading significant information technology systems and facilities; (ii) testing and developing upgrades, where necessary, for the Company's current products and certain discontinued products;
(iii) assessing the year 2000 readiness of its key suppliers, vendors, and customers; and (iv) developing contingency plans.
      As a result of completing these initiatives, the Company believes that all of its material information technology systems and critical non-information technology systems are year 2000 compliant. The Company believes that all of the material products that it currently manufactures and sells are year 2000 compliant or are not date sensitive. In addition, the Company is not aware of any significant supplier or vendor that has experienced material disruption due to year 2000 issues. The Company has also developed a contingency plan to allow its primary business operations to continue despite disruptions due to year 2000 problems, if any, that might yet arise in the future. The costs incurred to date by the Company in connection with the year 2000 issue have not been material.
      While the Company to date has been successful in minimizing negative consequences arising from year 2000 issues, there can be no assurance that in the future the Company's business operations or financial condition may not be impacted by year 2000 problems, such as increased warranty claims, vendor and supplier disruptions, or litigation relating to year 2000 issues.


Thermo Fibergen Inc.                                                             1999 Financial Statements

                           Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

      Operating Losses. The Company has reported operating losses since its inception as a division of Thermo Fibertek Inc. on December 29, 1991. As of January 1, 2000, the cumulative operating losses of the Company were approximately $8,475,000. The Company expects to continue to incur operating losses for at least the next year.

      Risks Associated With New Composites Business. The Company recently established a majority-owned subsidiary to develop, produce, market, and sell fiber-based composites primarily for the building industry. Development and commercialization of this new product will require significant development and testing of the product and manufacturing process and there can be no assurance the Company's development efforts will be successful. Further, even if the Company successfully develops these new products, there can be no assurance that they will gain market acceptance. The Company's ability to successfully market these products will depend on converting the demand for wood-based building products into demand for the Company's fiber-based composites. The Company's strategy will be to emphasize the advantages of its products over conventional wood-based products or other competitive non-wood alternatives. To penetrate the market and gain market share, the Company must educate consumers, including wood suppliers, contractors, and homebuilders, regarding the benefits of its fiber-based products over wood products. Moreover, the Company has no experience manufacturing these products at volume, cost, and quality levels sufficient to satisfy expected demand and no assurance can be given that the Company will not encounter difficulties in connection with any large-scale manufacturing or commercialization of these new products.

      Concentration of Revenues. Historically, a significant portion of the Company's revenues in any particular period has been attributable to sales to a limited number of customers. Revenues from the Company's largest customer accounted for 43% and 34% of the Company's total revenues in 1999 and 1998, respectively. Revenues from a second customer accounted for 11% and 16% of the Company's total revenues in 1999 and 1998, respectively. Revenues from a third customer accounted for 10% and 14% of the Company's total revenues in 1999 and 1998, respectively. In addition, the Company began providing services to a mill in July 1998 under a ten-year contract. Revenues from the mill accounted for 16% and 11% of the Company's total revenues in 1999 and 1998, respectively. The loss of a significant customer, any reduction in orders from a significant customer, or the cancellation of a significant order from a customer could have a material adverse effect on the Company's results of operations.

      Risks of Uncertain Market Acceptance. The Company's fiber-recovery and water-clarification systems and market approach are significantly different from processing, treatment, and disposal methods that are currently available commercially. There is a substantial risk with any new service or product that the marketplace may not accept or be receptive to its potential benefits. As of January 1, 2000, the Company had installed and was operating only one full-scale fiber-recovery and water-clarification system at a paper mill. Market acceptance of the Company's services and products will depend, in large part, upon the ability of the Company to demonstrate the economic advantage of its system over available alternatives. There can be no assurance that the Company's services will be accepted by the pulp and paper industry. The Company has also developed and begun marketing several new products, in addition to its Biodac home lawn and garden granules, that use the recoverable components of papermaking byproducts. These products include oil and grease absorbents, agricultural row-crop granules, cat box filler, and animal bedding. There can be no assurance that these products, or other new products developed by the Company from papermaking byproducts, will gain market acceptance. With respect to consumer products, such as the Company's cat box filler, and animal bedding, the Company has no established distribution channel network or brand name recognition.
Failure of the Company's products and services to gain market acceptance would have a material adverse effect on the business of the Company.


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

      Risk of Dependence on Pulp and Paper Mill Customers. Each of the Company's fiber-recovery and water-clarification plants will rely upon long-term agreements with an individual pulp or paper mill customer, or a cluster of mills within a small geographic area, for its revenue. The failure of any one mill customer to fulfill its contractual obligations could have a substantial negative impact on the Company. No assurance can be given that a particular mill will be willing or able, at some time, to make required payments under, or to otherwise honor, its agreement with the Company. The Company expects that each of its commercial plants will be located on property leased from a pulp or paper mill or acquired at, or immediately adjacent to, a pulp or paper mill. No assurance can be given that the Company will be able to acquire any such sites on terms that are favorable to the Company or at all.
      The Company's GranTek subsidiary obtains its papermaking byproducts from a single paper mill located near its Wisconsin plant, under a contract that provides the mill with the exclusive right to supply papermaking byproducts to GranTek's existing granulation plant. The contract terminates on December 26, 2001, subject to successive mutual two-year extensions. Although the Company believes that GranTek's relationship with the mill is good, no assurance can be given that the mill will agree to renew the contract upon its termination in December 2001.


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

      Risks Associated with Cash Management Arrangement with Thermo Electron.
The Company participates in a cash management arrangement with Thermo Electron.
Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least
50% of all funds invested under the cash management arrangement by all Thermo
Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo
Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secured creditors and would be treated on a pari passu basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.

Thermo Fibergen Inc.                                                             1999 Financial Statements

                         Selected Financial Information

(In thousands except per share amounts)                1999 (a)      1998       1997   1996 (b)      1995
----------------------------------------------------- ---------- --------- ---------- ---------- ---------

Statement of Operations Data
Revenues                                                $ 8,579    $5,276    $ 4,836    $ 2,223    $     -
Net Income (Loss)                                         1,040       399      1,098       (367)      (601)
Earnings (Loss) per Share:
 Basic                                                      .07       .03        .07       (.03)      (.06)
 Diluted                                                    .07       .02        .07       (.03)      (.06)

Balance Sheet Data
Working Capital                                         $(9,167)  $55,909    $58,609    $56,477    $     -
Total Assets                                             72,438    71,116     70,164     71,033          -
Common Stock Subject to Redemption                            -    58,260     57,176     56,087          -
Shareholders' Investment                                  5,640    11,242     11,959     11,921          -

(a) Reflects the reclassification of common stock subject to redemption to current liabilities.
(b) Reflects the transfer of $12,500,000 in cash to the Company from Thermo Fibertek in connection with the capitalization of the Company in February 1996, the acquisition of
    GranTek in July 1996, and the net proceeds from the Company's initial public offering in September 1996.

Common Stock Market Information
      The Company's common stock and redemption rights traded together as units until December 12, 1996, after which the Company's common stock and redemption rights traded separately. The Company's common stock and redemption rights are traded on the American Stock Exchange under the symbols TFG and TFG_r, respectively. The following table sets forth the high and low sale prices of the Company's equity securities for 1999 and 1998, as reported in the consolidated transaction reporting system.

                                                                     Common Stock       Redemption Rights
Quarter                                                             High        Low       High        Low
-------------------------------------------------------------- ---------- ---------- ---------- ----------
1999
First                                                           $  9 3/8      $  8 1/2   $3 3/8   $2 5/8
Second                                                            11 3/4         9 1/16   2 1/2    1 3/16
Third                                                             11 1/2        11 3/16   1 3/8    1 1/16
Fourth                                                            12 3/16       10 1/4    1 15/16    7/8

1998
First                                                           $  9 5/8      $  8 1/2   $3 1/2   $2 5/8
Second                                                             9 7/8         8 7/8    3 1/8    2 13/16
Third                                                              9 11/16       7 1/4    5 1/8    2 5/8
Fourth                                                             8 7/8         7 1/4    4 7/8    3 1/8

      As of January 28, 2000, the Company had 32 and 26 holders of record of its common stock and redemption rights, respectively. This does not include holdings in street or nominee names. The closing market price on the American Stock
Exchange for the Company's common stock and redemption rights on January 28, 2000, was $11 3/8 per share and 15/16 per share, respectively.


Thermo Fibergen Inc.                                                             1999 Financial Statements

Security-holder Services
      Holders of Thermo Fibergen Inc. common stock or redemption rights who desire information about the Company are invited to contact the Investor
Relations Department, Thermo Fibergen Inc., 81 Wyman Street, P.O. Box 9046,
Waltham, Massachusetts 02454-9046, (781) 622-1111. Company information is available at http://www.thermo.com/subsid/tfg1.html on Thermo Electron's
Internet site.

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended January
1, 2000, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo Fibergen
Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.