Form 10-K, Exhibit 13
period 2000-12-30
THERMO FIBERGEN INC
filed 2001-03-27
CIK 1017921

Exhibit 13







                          Thermo Fibergen Inc.

                   Consolidated Financial Statements

                                  2000

Thermo Fibergen Inc.                                                             2000 Financial Statements

                                     Consolidated Statement of Income


(In thousands except per share amounts)                                            2000      1999     1998
----------------------------------------------------------------------------------------------------------

Revenues (Note 10)                                                              $ 7,794   $ 8,579  $ 5,276
                                                                                -------   -------  -------

Costs and Operating Expenses:
 Cost of revenues                                                                 6,192     4,804    3,171
 Selling, general, and administrative expenses (Note 7)                           4,293     3,400    3,119
 Research and development expenses (Note 7)                                       1,154     1,385    1,454
 Gain on sale of property (Note 3)                                                 (729)        -        -
                                                                                -------   -------  -------

                                                                                 10,910     9,589    7,744
                                                                                -------   -------  -------

Operating Loss                                                                   (3,116)   (1,010)  (2,468)

Interest Income                                                                   2,499     2,691    3,113
Gain on Sale of Investments                                                           -         -       20
                                                                                -------   -------  -------

Income (Loss) Before Income Taxes and Minority Interest                            (617)    1,681      665
Provision (Benefit) for Income Taxes (Note 6)                                      (175)      694      266
Minority Interest Income                                                           (865)      (53)       -
                                                                                -------   -------  -------

Net Income                                                                      $   423   $ 1,040  $   399
                                                                                =======   =======  =======

Earnings per Share (Note 11)
 Basic                                                                          $   .03   $   .07  $   .03
                                                                                =======   =======  =======

 Diluted                                                                        $   .03   $   .07  $   .02
                                                                                =======   =======  =======

Weighted Average Shares (Note 11)
 Basic                                                                           13,500    14,389   14,715
                                                                                =======   =======  =======

 Diluted                                                                         13,830    15,540   16,867
                                                                                =======   =======  =======



The accompanying notes are an integral part of these consolidated financial statements.



Thermo Fibergen Inc.                                                             2000 Financial Statements

                                    Consolidated Balance Sheet

(In thousands except share amounts)                                                         2000      1999
----------------------------------------------------------------------------------------------------------

Assets
Current Assets:
 Cash and cash equivalents                                                               $ 5,115   $    51
 Advance to affiliate                                                                          -     5,087
 Available-for-sale investments, at quoted market value (amortized                         8,050    46,405
   cost of $8,047 and $46,470; Note 2)
 Accounts receivable, less allowance of $30 (Note 10)                                      1,583     1,164
 Inventories                                                                               1,071       817
 Note receivable (Note 3)                                                                  2,400         -
 Other current assets (Note 6)                                                               201       197
 Due from parent company and affiliated companies                                            324       377
                                                                                         -------   -------

                                                                                          18,744    54,098
                                                                                         -------   -------

Property, Plant, and Equipment, at Cost, Net                                               9,924    10,062
                                                                                         -------   -------

Other Assets (Notes 1, 3 and 6)                                                            6,169     4,416
                                                                                         -------   -------

Goodwill (Note 3)                                                                          3,628     3,862
                                                                                         -------   -------

                                                                                         $38,465   $72,438
                                                                                         =======   =======

Thermo Fibergen Inc.                                                             2000 Financial Statements

                                  Consolidated Balance Sheet (continued)

(In thousands except share amounts)                                                         2000      1999
----------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Investment
Current Liabilities:
 Accounts payable                                                                        $   753   $   920
 Accrued payroll and employee benefits                                                       451       385
 Accrued income taxes                                                                        245       290
 Other accrued liabilities (Note 3)                                                        1,176     2,326
 Common stock subject to redemption, 4,715,000 shares issued;
   2,001,049 and 4,715,000 shares outstanding (Note 1)                                    25,513    59,344
                                                                                         -------   -------

                                                                                          28,138    63,265
                                                                                         -------   -------

Deferred Income Taxes (Note 6)                                                             2,335       512
                                                                                         -------   -------

Commitments (Note 8)

Minority Interest (Note 3)                                                                 2,156     3,021
                                                                                         -------   -------

Shareholders' Investment (Notes 4 and 5):
 Common stock, $.01 par value, 25,000,000 shares authorized;
   10,051,500 and 10,000,000 shares issued                                                   101       100
 Capital in excess of par value                                                           11,557    11,102
 Accumulated deficit                                                                        (309)        -
 Treasury stock at cost, 553,900 and 554,400 shares                                       (5,515)   (5,520)
 Accumulated other comprehensive items                                                         2       (42)
                                                                                         -------   -------

                                                                                           5,836     5,640
                                                                                         -------   -------

                                                                                         $38,465   $72,438
                                                                                         =======   =======


The accompanying notes are an integral part of these consolidated financial statements.




Thermo Fibergen Inc.                                                             2000 Financial Statements

                                   Consolidated Statement of Cash Flows

(In thousands)                                                                   2000       1999      1998
----------------------------------------------------------------------------------------------------------

Operating Activities
 Net income                                                                  $    423   $  1,040  $    399
 Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
     Depreciation and amortization                                              2,226      1,410     1,151
     Minority interest income                                                    (865)       (53)        -
     Gain on sale of property (Note 3)                                           (729)         -         -
     Deferred income tax expense (benefit)                                       (888)       270       242
     Other noncash items                                                           (4)         -      (239)
     Changes in current accounts, excluding the effect of disposition:
       Accounts receivable                                                       (419)        24      (543)
       Inventories                                                               (302)      (195)       22
       Other current assets                                                       (35)       192       (48)
       Accounts payable                                                          (167)       422       (11)
       Other current liabilities                                                  278        574        36
                                                                             --------   --------  --------

        Net cash provided by (used in) operating activities                      (482)     3,684     1,009
                                                                             --------   --------  --------

Investing Activities
 Acquisition of capital equipment and technology (Note 3)                      (1,200)      (500)        -
 Proceeds from sale of property (Note 3)                                          200          -         -
 Payments received on note for sale of property (Note 3)                          800          -         -
 Advances to affiliate, net                                                     5,087     (5,087)        -
 Purchases of available-for-sale investments                                  (26,580)   (61,825)  (70,882)
 Proceeds from sale of available-for-sale investments                               -          -     7,730
 Proceeds from maturities of available-for-sale investments                    65,003     63,565    51,454
 Purchases of property, plant, and equipment                                   (3,805)      (939)   (4,134)
 Proceeds from sale of property, plant, and equipment                             142          2         4
 Other                                                                            (52)         -         -
                                                                             --------   --------  --------

        Net cash provided by (used in) investing activities                    39,595     (4,784)  (15,828)
                                                                             --------   --------  --------

Financing Activities
 Redemption of Company common stock (Note 1)                                  (34,603)         -         -
 Purchases of Company common stock                                                  -     (3,293)        -
 Purchases of Company common stock from Thermo Electron                             -     (2,227)        -
 Net proceeds from issuance of Company common stock                               501          -         -
 Change in due to (from) parent company and affiliated companies                   53        (77)     (185)
                                                                             --------   --------  --------

        Net cash used in financing activities                                 (34,049)    (5,597)     (185)
                                                                             --------   --------  --------

Increase (Decrease) in Cash and Cash Equivalents                                5,064     (6,697)  (15,004)
Cash and Cash Equivalents at Beginning of Year                                     51      6,748    21,752
                                                                             --------   --------  --------

Cash and Cash Equivalents at End of Year                                     $  5,115   $     51  $  6,748
                                                                             ========   ========  ========


Thermo Fibergen Inc.                                                             2000 Financial Statements

                             Consolidated Statement of Cash Flows (continued)

(In thousands)                                                                   2000       1999      1998
----------------------------------------------------------------------------------------------------------

Cash Paid (Refunded) For
 Income taxes                                                                $    558   $    (71) $     89

Noncash Activities (Note 3)
 Fair value of capital equipment and technology acquired                     $      -   $  5,275  $      -
 Cash paid for capital equipment and technology                                     -       (500)        -
 Payable for capital equipment and technology                                       -     (1,700)        -
 Equity interest in subsidiary transferred for capital equipment
   and technology                                                                   -     (3,075)        -
                                                                             --------   --------  --------

                                                                             $      -   $      -  $      -
                                                                             ========   ========  ========


The accompanying notes are an integral part of these consolidated financial statements.


Thermo Fibergen Inc.                                                             2000 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment

(In thousands)                                                                  2000       1999       1998
----------------------------------------------------------------------------------------------------------

Comprehensive Income
Net Income                                                                   $   423    $ 1,040    $   399
                                                                             -------    -------    -------

Other Comprehensive Items:
 Net unrealized gain (loss) on available-for-sale investments                     44        (39)       (32)
                                                                             -------    -------    -------

                                                                             $   467    $ 1,001    $   367
                                                                             =======    =======    =======

Shareholders' Investment
Common Stock, $.01 Par Value:
 Balance at beginning of year                                                $   100    $   100    $   100
 Activity under employees' stock plans                                             1          -          -
                                                                             -------    -------    -------

 Balance at end of year                                                          101        100        100
                                                                             -------    -------    -------

Capital in Excess of Par Value:
 Balance at beginning of year                                                 11,102     11,145     11,830
 Activity under employees' stock plans                                           495          -          -
 Accretion of common stock subject to redemption (Note 1)                        (40)       (43)      (685)
                                                                             -------    -------    -------

 Balance at end of year                                                       11,557     11,102     11,145
                                                                             -------    -------    -------

Accumulated Deficit:
 Balance at beginning of year                                                      -          -          -
 Net income                                                                      423      1,040        399
 Accretion of common stock subject to redemption (Note 1)                       (732)    (1,040)      (399)
                                                                             -------    -------    -------

 Balance at end of year                                                         (309)         -          -
                                                                             -------    -------    -------

Accumulated Other Comprehensive Items:
 Balance at beginning of year                                                    (42)        (3)        29
 Other comprehensive items                                                        44        (39)       (32)
                                                                             -------    -------    -------

 Balance at end of year                                                            2        (42)        (3)
                                                                             -------    -------    -------

Treasury Stock:
 Balance at beginning of year                                                 (5,520)         -          -
 Purchases of Company common stock                                                 -     (5,520)         -
 Activity under employees' stock plans                                             5          -          -
                                                                             -------    -------    -------

 Balance at end of year                                                       (5,515)    (5,520)         -
                                                                             -------    -------    -------

                                                                             $ 5,836    $ 5,640    $11,242
                                                                             =======    =======    =======


The accompanying notes are an integral part of these consolidated financial statements.


Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
      Thermo Fibergen Inc. (the Company) operates in three business segments:
Cellulose-based Products, Fiber-based Composite Products, and Fiber-recovery and
Water-clarification Services.
      The Cellulose-based Products segment is comprised of the Company's GranTek subsidiary, which employs patented technology to produce biodegradable absorbing granules from papermaking byproducts that are marketed and sold as Biodac(R) agricultural carriers, Gran-sorb(TM) oil and grease absorbents, and PaPurr(R) cat box fillers.
      The Fiber-based Composite Products segment, through its NEXT Fiber
Products Inc. subsidiary, develops, produces, and markets fiber-based composites primarily for the building industry, used for applications such as soundwalls, decking, privacy fencing, and siding. In January 2001, the Company acquired the remaining 49% equity interest in NEXT Fiber Products from the minority investors
(Note 3). The Company constructed a composites manufacturing facility in Green
Bay, Wisconsin, and began limited production at such facility in 2000.
      In addition, through its Fiber-recovery and Water-clarification Services segment, the Company designs, owns, and operates plants to help pulp and paper mills improve product quality, reduce costs, and close the loop in their water and solids systems. Prior to September 2000, the Company owned and operated one such plant in South Carolina, which it began operating in July 1998 under a 10-year contract. The Company sold this plant to the host mill in September 2000
(Note 3), although it intends to continue operating in this line of business and is pursuing other fiber-recovery projects.

Relationship with Thermo Fibertek Inc. and Thermo Electron Corporation
      The Company was incorporated in February 1996 as a wholly owned subsidiary of Thermo Fibertek. In connection with the capitalization of the Company, Thermo
Fibertek transferred to the Company a license to use certain technology (Note 7) and its business relating to the development of fiber-recovery systems for the pulp and paper industry, together with $12,500,000 in cash, in exchange for 10,000,000 shares of the Company's common stock. As of December 30, 2000, Thermo
Fibertek owned 10,413,350 shares of the Company's common stock, representing 91% of such stock outstanding. Thermo Fibertek is a 91%-owned subsidiary of Thermo
Electron Corporation. In addition, as of December 30, 2000, Thermo Electron owned 9,550 shares of the Company's common stock, representing 0.1% of such stock outstanding.
      On January 31, 2000, Thermo Electron announced that, as part of a major reorganization plan, it plans to spin off its equity interest in Thermo Fibertek as a dividend to Thermo Electron shareholders. Under the plan, the Company will remain a majority-owned subsidiary of Thermo Fibertek. In February 2001, Thermo
Electron received a favorable ruling from the Internal Revenue Service regarding the spin off. The IRS required that the spin off be completed within one year of the ruling, and subject to certain conditions that Thermo Fibertek raise additional capital in public offerings within one year of the spin off. The spin off of Thermo Fibertek will require final Thermo Electron Board of Director actions and other customary conditions. Thermo Electron has announced that it expects to distribute the Thermo Fibertek dividend in the second half of 2001.
Thermo Electron will continue to guarantee, on a subordinated basis, the Company's obligation under its redemption rights following the spin off.

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, and its majority-owned subsidiary. All material intercompany accounts and transactions have been eliminated.

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 2000, 1999, and 1998 are for the fiscal years ended December
30, 2000, January 1, 2000, and January 2, 1999, respectively.

Revenue Recognition
      The Company recognizes revenues upon shipment of its products and as services are rendered.






Thermo Fibergen Inc.                                   2000 Financial Statements

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

Income Taxes
      The Company, Thermo Fibertek, and Thermo Electron have a tax allocation agreement under which both the Company and Thermo Fibertek are included in the consolidated federal and certain state income tax returns filed by Thermo
Electron. The agreement provides that in years in which these entities have taxable income, the Company will pay to Thermo Electron amounts comparable to the taxes it would have paid if the Company had filed separate tax returns. If
Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would be required to file its own federal income tax returns. Prior to the Company's September 2000 purchase of 2,713,951 shares of Company common stock (Note 1), Thermo Fibertek's ownership of outstanding shares of Company common stock was less than 80% and the Company filed its own income tax return.
As of December 30, 2000, NEXT Fiber Products was a 51%-owned subsidiary and therefore not included in the Company's consolidated income tax returns.
      In accordance with Statement of Financial Accounting Standards (SFAS) No.
109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

Earnings per Share
      Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the effect would be antidilutive, diluted earnings per share have been computed assuming the redemption of redeemable common stock and the exercise of stock options, as well as their related income tax effect.

Cash and Cash Equivalents
      Cash equivalents are carried at cost, which approximates market value. At year-end 2000, the Company's cash equivalents primarily include investments in commercial paper and U.S. government-agency and U.S. Treasury securities with maturities of less than ninety days at date of purchase.

Advance to Affiliate
      From June 1999 to August 2000, the Company participated in a domestic cash management arrangement with Thermo Electron. Under the arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes earned interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron was contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company had the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice.
Effective August 2000, the Company no longer participates in the domestic cash management arrangement.






Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

Inventories
      Inventories are stated at the lower of cost (on a weighted average or first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                                                              2000     1999
---------------------------------------------------------------------------------------------------------

Raw Materials and Supplies                                                                $  395   $  364
Work in Process                                                                               85        -
Finished Goods                                                                               591      453
                                                                                          ------   ------

                                                                                          $1,071   $  817
                                                                                          ======   ======

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

(In thousands)                                                                            2000        1999
----------------------------------------------------------------------------------------------------------

Land                                                                                   $    87     $    87
Buildings                                                                                4,343       4,120
Fiber-recovery and Water-clarification Facility                                              -       3,573
Machinery, Equipment, and Leasehold Improvements                                         7,758       3,557
Construction in Process                                                                  1,153       1,971
                                                                                       -------     -------

                                                                                        13,341      13,308
Less:  Accumulated Depreciation and Amortization                                         3,417       3,246
                                                                                       -------     -------

                                                                                       $ 9,924     $10,062
                                                                                       =======     =======

Other Assets
      Other assets in the accompanying balance sheet includes the cost of acquired intellectual property and patents, which are amortized using the straight-line method over estimated useful lives of 7 and 12 years, respectively. The carrying value of acquired intellectual property was $5,333,000 and $3,697,000, net of accumulated amortization of $1,006,000 and $90,000, at year-end 2000 and 1999, respectively. The carrying value of patents was $625,000 and $708,000, net of accumulated amortization of $375,000 and $292,000, at year-end 2000 and 1999, respectively.






Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

Goodwill
      Goodwill is amortized using the straight-line method over 20 years.
Accumulated amortization was $1,065,000 and $831,000 at year-end 2000 and 1999, respectively. The Company assesses the future useful life of this asset and other noncurrent assets whenever events or changes in circumstances indicate that the current useful life has diminished. Such events or circumstances generally would include the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset. The Company considers the future undiscounted cash flows of the acquired company in assessing the recoverability of this asset. The Company assesses cash flows before interest charges and when impairment is indicated, writes the asset down to fair value. If quoted market values are not available, the Company estimates fair value by calculating the present value of future cash flows. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Common Stock Subject to Redemption
      In September 1996, the Company sold 4,715,000 units, each unit consisting of one share of the Company's common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights subsequently began trading separately. During the month of September 2000, the initial redemption period, holders of the Company's common stock and common stock redemption rights surrendered 2,713,951 shares of the Company's common stock at a redemption price of $12.75 per share, for a total of $34,603,000. The Company used available working capital to fund the payment and retired these shares immediately following the redemption.
Following the September 2000 redemption period, 2,001,049 redemption rights remain outstanding. Holders of a redemption right have the option to require the Company to redeem one share of the Company's common stock at $12.75 per share in September 2001 for a total redemption value of $25,513,000. A redemption right may only be exercised if the holder owns a share of common stock at that time.
As of December 30, 2000, Thermo Electron, Thermo Fibertek, and the Company had purchased and owned an aggregate of 976,800 shares of the total 4,715,000 shares of the Company's common stock issued in connection with its initial public offering. In addition, in 2000, the Company issued 51,500 shares of the Company's common stock through the exercise of employee stock options.
      As of December 30, 2000, there were 2,001,049 redemption rights outstanding and 1,075,749 shares of the Company's common stock held by persons other than Thermo Electron or Thermo Fibertek. In addition, Thermo Electron,
Thermo Fibertek, and/or the Company may acquire additional shares of the Company's common stock in the open market. There can be no assurance that the Company will issue additional shares of its common stock through the exercise of employee stock options or other transactions. To the extent the number of redemption rights exceeds the number of shares of common stock held by persons other than Thermo Electron or Thermo Fibertek, the maximum redemption value that the Company would be required to pay is an amount equal to the redemption price of $12.75 per share times the total number of shares of the Company's common stock outstanding held by persons other than Thermo Electron or Thermo Fibertek at the time of redemption. The redemption rights carry terms that generally provide for their expiration if the closing price of the Company's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September
2001. The redemption rights are guaranteed, on a subordinated basis, by Thermo
Electron. In addition, Thermo Fibertek has agreed to lend the Company up to $5 million on commercially reasonable terms, for the September 2001 redemption obligation and for working capital needs. The difference between the redemption value and the original carrying amount of common stock subject to redemption was accreted over the period ending September 2000, which corresponded with the first redemption period. The accretion was charged to retained earnings to the extent of income, and the excess was charged to capital in excess of par value.

Comprehensive Income
      Comprehensive income combines net income and "Other comprehensive items," which represents unrealized net of tax gains and losses on available-for-sale investments, reported as a component of shareholders' investment in the accompanying balance sheet.






Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

Forward Contracts
      The Company manages its exposure to natural gas price fluctuations by entering into short-term forward contracts to purchase specified quantities of natural gas from its supplier. Losses are recognized on forward purchase contracts when the accumulated cost of inventory, including the overhead component, exceeds its net realizable value. No losses on natural gas forward contracts were recorded in the statement of income for 2000, 1999, and 1998
(Note 8).

Fair Value of Financial Instruments
      The Company's financial instruments consist primarily of cash and cash equivalents, advance to affiliate, available-for-sale investments, accounts receivable, note receivable, due from parent company and affiliated companies, accounts payable, and common stock subject to redemption. Available-for-sale investments are carried at fair value in the accompanying balance sheet (Note
2). The fair value of available-for-sale investments was determined based upon quoted market prices. The fair value of common stock subject to redemption was $23,762,000 and $61,592,000 at year-end 2000 and 1999, respectively. The fair value of common stock subject to redemption was determined based upon the quoted market prices of the common stock and the redemption rights. The carrying amounts of the Company's remaining financial instruments approximate fair value due to their short-term nature.

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

2.    Available-for-sale Investments

      Debt securities of the Company are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment. The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by major security type are as follows:

                                                                                         Gross       Gross
                                                                Market        Cost  Unrealized  Unrealized
(In thousands)                                                   Value       Basis       Gains      Losses
----------------------------------------------------------------------------------------------------------

2000
Government-agency Securities                                   $ 5,059     $ 5,057     $     2     $     -
Corporate Bonds                                                  2,991       2,990           1           -
                                                               -------     -------     -------     -------

                                                               $ 8,050     $ 8,047     $     3     $     -
                                                               =======     =======     =======     =======

1999
Government-agency Securities                                   $46,074     $46,139     $     -     $   (65)
Other                                                              331         331           -           -
                                                               -------     -------     -------     -------

                                                               $46,405     $46,470     $     -     $   (65)
                                                               =======     =======     =======     =======







Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

2.    Available-for-sale Investments (continued)

      Available-for-sale investments in the accompanying 2000 balance sheet have contractual maturities of one year or less. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
      The cost of available-for-sale investments that were sold was based on specific identification in determining the gross realized gains and losses recorded in the accompanying statement of income.

3.    Composites Venture and Sale of Fiber-recovery and Water-clarification
      Services Plant

Composites Venture
      In October 1999, the Company created a subsidiary, NEXT Fiber Products
Inc., to develop, produce, and market fiber-based composites primarily for the building industry, used for applications such as soundwalls, decking, privacy fencing, and siding. The Company capitalized NEXT Fiber Products with $3,200,000 in cash. NEXT Fiber Products then purchased capital equipment and technology related to the development of fiber-based composites, valued at $5,275,000, in exchange for shares of its common stock equal to 49% of its equity and $2,200,000 in cash, payable in installments, if certain conditions are met. The
Company paid $1,200,000 and $500,000 of the purchase price in 2000 and 1999, respectively. The $500,000 remaining obligation is expected to be paid in full in 2001 and is included in other accrued liabilities in the accompanying 2000 balance sheet. In January 2001, the Company acquired the remaining 49% equity interest in NEXT Fiber Products. In exchange for the 49% equity interest, the Company agreed to forgive certain amounts due from the seller related to the seller's investments in NEXT Fiber Products prior to the purchase of the remaining 49% equity interest.
      The Company constructed a composites manufacturing facility in Green Bay, Wisconsin, and began limited production at such facility in 2000.

Sale of Fiber-recovery and Water-clarification Services Plant
      In September 2000, the Company sold substantially all of the assets of its fiber-recovery and water-clarification services plant for $3,600,000. The purchase price consisted of an initial payment of $200,000 at the date of closing and a note receivable to be paid in seventeen monthly payments of $200,000, plus interest at 9.5 percent, beginning September 28, 2000. The note receivable is secured by an irrevocable letter of credit. The Company recognized a pretax gain of $729,000 on the sale.

4.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company has a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. As of year-end 2000, only nonqualified stock options have been awarded under this plan. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which may range from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair



Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

4.    Employee Benefit Plans (continued)

market value of the Company's common stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options, at fair market value, to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan have the same general terms as options granted under the stock-based compensation plan described above, except that the restrictions and repurchase rights generally lapse ratably over a four-year period and the option term is five years. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo
Electron and Thermo Fibertek.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 20,000 shares at a weighted average exercise price of $11.83 per share elected to participate in this exchange and, as a result, received options to purchase 10,000 shares of Company common stock at $7.95 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders were not able to sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.
      A summary of the Company's stock option activity is as follows:

                                                       2000                 1999                1998
                                                 ---------------------------------------------------------
                                                         Weighted             Weighted            Weighted
                                                 Number   Average    Number    Average   Number    Average
                                                     of  Exercise        of   Exercise       of   Exercise
(Shares in thousands)                            Shares     Price    Shares      Price   Shares      Price
----------------------------------------------------------------------------------------------------------

Options Outstanding, Beginning of Year              475    $ 9.67       430     $ 9.78      383     $10.13
 Granted                                              3     11.69        68       8.93       90       8.71
 Exercised                                          (53)     9.63         -          -        -          -
 Forfeited                                          (30)     9.09       (23)      9.55      (23)      9.57
 Canceled due to exchange                             -         -         -          -      (20)     11.83
                                                    ---    ------       ---     ------      ---     ------

Options Outstanding, End of Year                    395    $ 9.73       475     $ 9.67      430     $ 9.78
                                                    ===    ======       ===     ======      ===     ======


Options Exercisable                                 395    $ 9.73       475     $ 9.67      430     $ 9.78
                                                    ===    ======       ===     ======      ===     ======

Options Available for Grant                         353                 325                 370
                                                    ===                 ===                 ===

      A summary of the status of the Company's stock options at December 30, 2000, is as follows:

                                                             Options Outstanding and Exercisable
                                                   -------------------------------------------------------
                                                           Number             Weighted            Weighted
                                                               of              Average             Average
                                                           Shares            Remaining            Exercise
Range of Exercise Prices                           (In thousands)     Contractual Life               Price
----------------------------------------------------------------------------------------------------------

$ 8.43 - $ 9.51                                               139            4.7 years              $ 8.81
  9.52 -  10.60                                               233            8.9 years               10.00
 10.61 -  11.69                                                 3            2.4 years               11.69
 11.70 -  12.78                                                20            0.7 years               12.75
                                                              ---

$ 8.43 - $12.78                                               395            7.0 years              $ 9.73
                                                              ===




Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

4.    Employee Benefit Plans (continued)

Employee Stock Purchase Program
      Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by Thermo Fibertek.
Under this program, shares of Thermo Fibertek's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one-year resale restriction. In addition, prior to November 1, 2000, shares of Thermo Electron common stock could be purchased under the program. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

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

(In thousands except per share amounts)                                         2000       1999       1998
----------------------------------------------------------------------------------------------------------

Net Income:
 As reported                                                                  $  423     $1,040     $  399
 Pro forma                                                                       265        774        170
Basic Earnings per Share:
 As reported                                                                     .03        .07        .03
 Pro forma                                                                       .02        .05        .01
Diluted Earnings per Share:
 As reported                                                                     .03        .07        .02
 Pro forma                                                                       .02        .05        .01

      Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $3.17, $3.57, and $3.43 in 2000, 1999, and 1998, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                2000       1999       1998
----------------------------------------------------------------------------------------------------------

Volatility                                                                       42%        35%        35%
Risk-free Interest Rate                                                         4.7%       5.3%       5.0%
Expected Life of Options                                                   2.0 years  5.0 years  5.1 years

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



Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

4.    Employee Benefit Plans (continued)

401(k) Savings Plan
      Effective November 2000, substantially all of the Company's full-time employees are eligible to participate in Thermo Fibertek's 401(k) retirement savings plan, and prior to November 2000, in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company.
Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $88,000, $76,000, and $67,000 in 2000, 1999, and 1998, respectively.

5.    Common Stock

      At December 30, 2000, the Company had reserved 773,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.

6.    Income Taxes

      The components of the provision (benefit) for income taxes are as follows:

(In thousands)                                                                       2000     1999    1998
----------------------------------------------------------------------------------------------------------

Currently Payable:
 Federal                                                                            $ 682    $ 394   $  14
 State                                                                                 31       30      10
                                                                                    -----    -----   -----

                                                                                      713      424      24
                                                                                    -----    -----   -----

Net Deferred (Prepaid):
 Federal                                                                             (677)     219     211
 State                                                                               (211)      51      31
                                                                                    -----    -----   -----

                                                                                     (888)     270     242
                                                                                    -----    -----   -----

                                                                                    $(175)   $ 694   $ 266
                                                                                    =====    =====   =====

      The provision (benefit) for income taxes in the accompanying statement of income differs from the provision (benefit) calculated by applying the statutory federal income tax rate of 34% to income before provision (benefit) for income taxes due to the following:

(In thousands)                                                                       2000     1999    1998
----------------------------------------------------------------------------------------------------------

Provision (Benefit) for Income Taxes at Statutory Rate                              $(210)   $ 572   $ 226
Increases (Decreases) Resulting From:
 State income taxes, net of federal benefit                                          (118)     (30)   (176)
 Nondeductible expenses and other                                                     (21)     108      18
 Tax benefit of foreign sales corporation                                               -       (6)     (5)
 Change in valuation allowance                                                        174       50     203
                                                                                    -----    -----   -----

                                                                                    $(175)   $ 694   $ 266
                                                                                    =====    =====   =====

Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

6.    Income Taxes (continued)

      Net deferred tax asset (liability) in the accompanying balance sheet consist of the following:

(In thousands)                                                                                  2000      1999
--------------------------------------------------------------------------------------------------------------

Net Deferred Tax Asset (Liability):
 Operating loss carryforwards                                                                $ 1,045   $   253
 Reserves and accruals                                                                           127       141
 Available-for-sale investments                                                                   22        23
 Depreciation                                                                                   (815)     (462)
 Amortization of intangibles                                                                  (2,138)      (50)
                                                                                             -------   -------

                                                                                              (1,759)      (95)
 Less:  Valuation allowance                                                                      427       253
                                                                                             -------   -------

                                                                                             $(2,186)  $  (348)
                                                                                             =======   =======

      The valuation allowance relates primarily to uncertainty surrounding the realization of state operating loss carryforwards of $3,900,000 and $2,700,000 at year-end 2000 and 1999, respectively, which begin to expire in 2003. In addition, the Company has federal operating loss carryforwards of $2,000,000 at year-end 2000, which begin to expire in 2019.

7.    Related-party Transactions

Corporate Services Agreement
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. For these services, the Company was charged $62,000, $69,000, and $42,000 in 2000, 1999, and 1998, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron
Corporate Charter defines the relationships among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

Cash Management
      The Company has, from time to time, invested excess cash in arrangements with Thermo Electron as discussed in Note 1.



Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

7.    Related-party Transactions (continued)

License Agreement
      In 1996, the Company entered into a supply and license agreement with Thermo Fibertek in which Thermo Fibertek granted to the Company a worldwide, perpetual, royalty-free license to use Thermo Fibertek's proprietary fiber
"scalping" technology in the pulp and paper industry. The agreement has an initial term of eight years and is subject to annual renewals thereafter. The
Company's rights under the agreement are exclusive for a period of at least five years and such exclusivity will continue thereafter if the Company has purchased at least 35 scalping units from Thermo Fibertek within the first five years of the license and at least five such units in each subsequent year. The agreement also provides that Thermo Fibertek will be the exclusive manufacturer of products based on the licensed technology. As of year-end 2000, the Company had purchased two scalping units from a wholly owned subsidiary of Thermo Fibertek.
These purchases are included in other related-party transactions for 1998.

Other Related-party Transactions
      During 2000, 1999, and 1998, the Company purchased equipment for $14,000,
$52,000, and $441,000, respectively, from wholly owned subsidiaries of Thermo
Fibertek for use in its fiber-recovery and water-clarification systems.
      During 1998, two wholly owned subsidiaries of Thermo Fibertek performed certain laboratory and administrative services for the Company, for which the Company paid $69,000.

8.    Commitments

Operating Leases
      The Company occupies office space under several operating leases. The accompanying statement of income includes expense from operating leases of $260,000, $135,000, and $121,000 in 2000, 1999, and 1998, respectively. The future minimum payments due under noncancelable operating leases as of December
30, 2000, are $192,000 in 2001; and $164,000 in each of 2002, 2003, and 2004.
Total future minimum lease payments are $684,000.

Purchase Commitments and Forward Contract
      During 1998, the Company entered into a contract with a supplier to purchase all natural gas requirements and natural gas management services, which are used by its GranTek Inc. subsidiary, from the supplier through October 2003.
The Company has the option to enter into forward contracts with the supplier to purchase specified quantities of natural gas at the then-current posted price through specified future dates. As of December 30, 2000, the Company had committed to purchase natural gas for $700,000 in 2001.

9.     Business Segment Information

      The Company organizes and manages its business by individual functional operating entity. The Company operates in three business segments: Cellulose-based Products, Fiber-based Composite Products, and Fiber-recovery and Water-clarification Services.
      The Cellulose-based Products segment is comprised of the Company's GranTek subsidiary, which employs patented technology to produce biodegradable absorbing granules from papermaking byproducts used as agricultural carriers, oil and grease absorbents, and cat box fillers. The agricultural carriers are marketed under the trade name Biodac(R) and are used to deliver agricultural chemicals for professional turf, home lawn and garden, agricultural row-crop, and mosquito-control applications. Through its NEXT Fiber Products subsidiary, the Company's Fiber-based Composite Products segment develops, produces, and markets fiber-based composites primarily for the building industry, used for applications such as soundwalls, decking, privacy fencing, and siding. In
January 2001, the Company acquired the remaining 49% equity interest in NEXT
Fiber Products (Note 3).




Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

9.    Business Segment Information (continued)

      Prior to September 2000, the Company owned and operated a plant that provided fiber-recovery and water-clarification services to the host mill on a long-term contract basis. The plant, which the Company began operating in July
1998, cleans and recycles water and long fiber for reuse in the papermaking process. The Company sold this plant to the host mill in September 2000 (Note
3), although it intends to continue operating in this line of business and is pursuing other fiber-recovery projects.

(In thousands)                                                                 2000        1999       1998
----------------------------------------------------------------------------------------------------------

Revenues:
 Cellulose-based Products                                                   $ 6,608     $ 7,183    $ 4,711
 Fiber-based Composite Products                                                 231           -          -
 Fiber-recovery and Water-clarification Services                                955       1,396        565
                                                                            -------     -------    -------

                                                                            $ 7,794     $ 8,579    $ 5,276
                                                                            =======     =======    =======

Income (Loss) Before Income Taxes and Minority Interest:
 Cellulose-based Products                                                   $   485     $   975    $    65
 Fiber-based Composite Products                                              (2,824)       (182)         -
 Fiber-recovery and Water-clarification Services                               (777)     (1,803)    (2,533)
                                                                            -------     -------    -------

 Total operating loss                                                        (3,116)     (1,010)    (2,468)
 Interest and other income                                                    2,499       2,691      3,133
                                                                            -------     -------    -------

                                                                            $  (617)    $ 1,681    $   665
                                                                            =======     =======    =======
Total Assets:
 Cellulose-based Products                                                   $14,700     $14,408    $12,974
 Fiber-based Composite Products                                               6,865       4,808          -
 Fiber-recovery and Water-clarification Services                              3,388       3,512      3,192
 Corporate (a)                                                               13,512      49,710     54,950
                                                                            -------     -------    -------

                                                                            $38,465     $72,438    $71,116
                                                                            =======     =======    =======
Depreciation and Amortization:
 Cellulose-based Products                                                   $   726     $   750    $   773
 Fiber-based Composite Products                                               1,058          90          -
 Fiber-recovery and Water-clarification Services                                442         570        378
                                                                            -------     -------    -------

                                                                            $ 2,226     $ 1,410    $ 1,151
                                                                            =======     =======    =======
Capital Expenditures:
 Cellulose-based Products                                                   $   375     $   195    $   844
 Fiber-based Composite Products                                               3,310         346          -
 Fiber-recovery and Water-clarification Services                                120         398      3,290
                                                                            -------     -------    -------

                                                                            $ 3,805     $   939    $ 4,134
                                                                            =======     =======    =======

(a) Primarily cash, cash equivalents, and available-for-sale investments.



Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

10.   Significant Customers, Export Sales, and Concentrations of Risk

      Revenues from one customer accounted for 27%, 43%, and 34% of the Company's total revenues in 2000, 1999, and 1998, respectively. Revenues from a second customer accounted for 11%, 11%, and 16% of the Company's total revenues in 2000, 1999, and 1998, respectively. Revenues from a third customer accounted for 11%, 10%, and 14% of the Company's total revenues in 2000, 1999, and 1998, respectively. In addition, revenues from a fourth customer accounted for 15% of the Company's total revenues in 2000. The Company also provided fiber-recovery and water-clarification services to a mill from July 1998 to September 2000.
Revenues from these services accounted for 12%, 16%, and 11% of the Company's total revenues in 2000, 1999, and 1998, respectively. The Company sold this fiber-recovery and water-clarification services plant to the host mill in September 2000 (Note 3).
      Export revenues accounted for 12%, 8%, and 13% of the Company's total revenues in 2000, 1999, and 1998, respectively.
      At year-end 2000, a significant portion of the accounts receivable due to the Company was from two customers. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has or will have a significant negative impact on the Company.
      Revenues from the Cellulose-based Products segment are principally from sales of Biodac(R), its agricultural-carrier product; therefore, the Company is dependent upon the agricultural market.
      The raw material used in the manufacture of the products sold by GranTek is obtained from a single paper mill. The mill has the exclusive right to supply papermaking byproducts to GranTek's existing granulation plant in Green Bay, Wisconsin, under a contract that expires in December 2001, subject to successive mutual two-year extensions. Although the Company believes that its relationship with the mill is good, no assurance can be given that the mill will agree to renew the contract upon its termination. The inability of the Company to obtain papermaking byproducts from this paper mill would have a material adverse effect upon the Company's operations.

11.   Earnings per Share

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)                                            2000     1999     1998
---------------------------------------------------------------------------------------------------------

Basic
Net Income                                                                      $   423  $ 1,040  $   399
                                                                                -------  -------  -------

Weighted Average Shares                                                          13,500   14,389   14,715
                                                                                -------  -------  -------

Basic Earnings per Share                                                        $   .03  $   .07  $   .03
                                                                                =======  =======  =======

Diluted
Net Income                                                                      $   423  $ 1,040  $   399
                                                                                -------  -------  -------

Weighted Average Shares                                                          13,500   14,389   14,715
Effect of:
 Redemption rights                                                                  282    1,125    2,151
 Stock options                                                                       48       26        1
                                                                                -------  -------  -------

Weighted Average Shares, as Adjusted                                             13,830   15,540   16,867
                                                                                -------  -------  -------

Diluted Earnings per Share                                                      $   .03  $   .07  $   .02
                                                                                =======  =======  =======




Thermo Fibergen Inc.                                   2000 Financial Statements

                 Notes to Consolidated Financial Statements

11.   Earnings per Share (continued)

      Options to purchase 23,000, 123,000, and 385,000 shares of common stock were not included in the computation of diluted earnings per share for 2000, 1999, and 1998, respectively, because the options' exercise prices were greater than the average market price for the common stock and their effect would have been antidilutive.

12.   Unaudited Quarterly Information

(In thousands except per share amounts)

2000                                                                First     Second      Third    Fourth
---------------------------------------------------------------------------------------------------------

Revenues                                                           $2,733     $1,746     $1,276    $2,039
Gross Profit (Loss)                                                 1,067        626         49      (140)
Net Income (Loss)                                                     278        141        313      (309)
Earnings (Loss) per Share:
 Basic                                                                .02        .01        .02      (.03)
 Diluted                                                              .02        .01        .02      (.03)

1999                                                                First     Second      Third    Fourth
---------------------------------------------------------------------------------------------------------

Revenues                                                           $2,074     $2,253     $2,266    $1,986
Gross Profit                                                          964      1,024        938       849
Net Income                                                            279        282        302       177
Basic and Diluted Earnings per Share                                  .02        .02        .02       .01






Thermo Fibergen Inc.                                   2000 Financial Statements

                 Report of Independent Public Accountants

To the Shareholders and Board of Directors of Thermo Fibergen Inc.:

      We have audited the accompanying consolidated balance sheet of Thermo
Fibergen Inc. (a Delaware corporation and 91%-owned subsidiary of Thermo
Fibertek Inc.) and subsidiaries as of December 30, 2000, and January 1, 2000, and the related consolidated statements of income, comprehensive income and shareholders' investment, and cash flows for each of the three years in the period ended December 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo
Fibergen Inc. and subsidiaries as of December 30, 2000, and January 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States.



                                                             Arthur Andersen LLP



Boston, Massachusetts
February 12, 2001



Thermo Fibergen Inc.                                   2000 Financial Statements

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

Overview

      The Company organizes and manages its business by individual functional operating entity. The Company's three operating entities constitute the Company's business segments: Cellulose-based Products, Fiber-based Composite
Products, and Fiber-recovery and Water-clarification Services.
      The Cellulose-based Products segment includes the Company's GranTek subsidiary, which employs patented technology to produce biodegradable absorbing granules from papermaking byproducts that are marketed and sold as Biodac(R) agricultural carriers, Gran-sorb(TM) oil and grease absorbents, and PaPurr(R)
(pronounced "paper") cat box fillers. Biodac(R) is used to deliver agricultural chemicals for professional turf, home lawn and garden, agricultural row-crop, and mosquito-control applications.
      Through its NEXT Fiber Products Inc. subsidiary, formed in October 1999, the Fiber-based Composite Products segment develops, produces, and markets fiber-based composites primarily for the building industry, used for applications such as soundwalls, decking, privacy fencing, and siding. In
January 2001, the Company acquired the remaining 49% equity interest in NEXT
Fiber Products (Note 3). The Company constructed a composites manufacturing facility in Green Bay, Wisconsin, and began limited production in 2000. The
Company is currently working to expand the capacity of the facility and expects to have the capacity to support up to $20 million in annual revenues by mid-2001.
      Prior to September 2000, the Company owned and operated a plant that provided fiber-recovery and water-clarification services to the host mill on a long-term contract basis. The plant, which the Company began operating in July
1998, cleans and recycles water and long fiber for reuse in the papermaking process. The Company sold this plant to the host mill in September 2000 (Note
3), although it intends to continue operating in this line of business and is pursuing other fiber-recovery projects.

Results of Operations

2000 Compared With 1999
      Revenues decreased to $7,794,000 in 2000 from $8,579,000 in 1999. Revenues decreased $441,000 due to the September 2000 sale of the fiber-recovery and water-clarification services plant (Note 3). In addition, revenues decreased in the Cellulose-based Products segment primarily as a result of a $446,000 decrease in sales of cat box filler due to lower demand and, to a lesser extent, a $105,000 decrease in sales of Biodac. The decrease in sales of Biodac resulted from lower demand from the Company's largest customer, largely offset by a net increase in demand from other customers. Sales to the Company's largest customer decreased $1,599,000, primarily due to decreased demand for the customer's product as a result of recent federal regulations that prohibit a certain insecticide that the customer used in its product. Although the customer has announced the introduction of a replacement product there can be no assurance that future sales to this customer will not continue to be adversely affected.
These decreases were offset in part by a $231,000 increase in sales from the Company's new Fiber-based Composites Products segment. The Company expects sales of its recently introduced fiber-based composite materials to increase significantly in 2001.




Thermo Fibergen Inc.                                   2000 Financial Statements

                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

2000 Compared With 1999 (continued)
      The gross profit margin decreased to 21% in 2000 from 44% in 1999, primarily in the Fiber-based Composite Products segment as a result of manufacturing inefficiencies related to the startup of the composites business.
In addition, the gross profit margin at the Cellulose-based Products segment decreased to 34% in 2000 from 43% in 1999, primarily due to a suspension of production for nine weeks that resulted from the decline in sales, without a corresponding decrease in costs, as well as an increase of approximately
$590,000 in the cost of natural gas, which is used in the production process.
Natural gas prices sharply increased in the last six months of 2000. Continued high natural gas prices will have a material adverse effect on the Company's profitability.
      Selling, general, and administrative expenses as a percentage of revenues increased to 55% in 2000 from 40% in 1999, principally in the Fiber-based
Composite Products segment as a result of startup costs incurred at the composites business, without a significant contribution of revenues in 2000.
Selling, general and administrative expenses increased to $4,293,000 in 2000 from $3,400,000 in 1999 due to the inclusion of $1,462,000 of costs related to the fiber-based composites business, offset in part by a $339,000 decrease in costs at the Cellulose-based Products segment, primarily as a result of lower selling expenses. In addition, selling, general and administrative expenses decreased $230,000 in 2000 as a result of lower selling expenses at its Fiber-recovery and Water-clarification Services segment. The Company expects that selling, general, and administrative expenses will continue to increase as it expands its fiber-based composites business in 2001.
      Research and development expenses decreased to $1,154,000 in 2000 from $1,385,000 in 1999, primarily due to a reduction of costs in the Fiber-recovery and Water-clarification Services segment, offset in part by the inclusion of $250,000 of costs in the Fiber-based Composite Products segment as the Company focuses its research and development efforts on this business. The Company expects to increase its research and development expenses in 2001 as it develops new products at the fiber-based composites business.
      In September 2000, the Company sold its fiber-recovery and water-clarification services plant for $3,600,000, resulting in a gain of $729,000 (Note 3).
      Interest income decreased to $2,499,000 in 2000 from $2,691,000 in 1999, principally due to the effect of a decrease in average invested balances, resulting primarily from the use of cash to fund the October 2000 purchase of Company common stock from common stock redemption rightholders for $34,603,000 in cash (Note 1) and, to a lesser extent, to fund purchases of Company common stock in 1999 and purchases of capital equipment and technology by the Company's
NEXT Fiber Products subsidiary in late 1999 and 2000. These decreases were offset in part by an increase in average interest rates during the period and, to a lesser extent, the inclusion of interest earned on the note receivable from the September 2000 sale of the fiber-recovery and water-clarification services plant. The Company expects interest income to decrease significantly in 2001 due to lower invested amounts as a result of the September 2000 redemption and the anticipated September 2001 redemption of Company common stock (Note 1), as well as lower prevailing interest rates.
      The effective tax rate was 28% in 2000, compared with 41% in 1999. The tax benefit on the 2000 loss was below the statutory federal income tax rate due to the impact of state income taxes, including increases in the valuation allowance. In addition, the effective tax rate exceeded the statutory federal income tax rate in 1999 due to the impact of state income taxes and certain nondeductible expenses.
      Minority interest income in 2000 represents the minority investor's share of losses in the Company's 51%-owned NEXT Fiber Products subsidiary. In January
2001, the Company purchased the remaining 49% of NEXT Fiber Products from the minority investor (Note 3).

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



Thermo Fibergen Inc.                                   2000 Financial Statements

                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

1999 Compared With 1998 (continued)
      The gross profit margin increased to 44% in 1999 from 40% in 1998, primarily because the 1998 gross profit margin in the Cellulose-based Products segment was reduced due to the effect of a decrease in production volume resulting from necessary shutdowns of the GranTek manufacturing plant while inventory storage tanks were emptied. In addition, the Cellulose-based Products segment gross margin was $150,000 lower in 1998 due to costs associated with the introduction of its cat box filler product. The gross profit margin increased in the Fiber-recovery and Water- clarification Services segment due to the inclusion for the full year of higher-margin revenues from its fiber-recovery and water-clarification facility.
      Selling, general, and administrative expenses as a percentage of revenues decreased to 40% in 1999 from 59% in 1998, principally due to an increase in revenues in both segments. Selling, general, and administrative expenses increased to $3,400,000 in 1999 from $3,119,000 in 1998, primarily due to $410,000 of additional selling costs for cat box filler, offset in part by a $136,000 decrease in selling costs for agricultural carriers.
      Research and development expenses decreased to $1,385,000 in 1999 from $1,454,000 in 1998, primarily due to a reduction in expenditures related to the development of the fiber-recovery process in the Fiber-recovery and Water-clarification Services segment.
      Interest income decreased to $2,691,000 in 1999 from $3,113,000 in 1998, principally due to a decrease in average invested balances resulting primarily from the use of cash to fund the construction of the Company's fiber-recovery and water-clarification facility, completed in July 1998, and purchases of Company common stock in 1999.
      The effective tax rate was 41% in 1999, compared with 40% in 1998. The effective tax rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes, including increases in the associated valuation allowance, and certain nondeductible expenses.

Liquidity and Capital Resources

      The Company had negative working capital of $9,394,000 and $9,167,000 at December 30, 2000, and January 1, 2000, respectively. Included in working capital at December 30, 2000, are cash, cash equivalents, and available-for-sale investments of $13,165,000, compared with $46,456,000 at January 1, 2000. In addition, the Company had $5,087,000 invested in an advance to affiliate at January 1, 2000. Effective August 2000, the Company no longer participates in the domestic cash management arrangement with Thermo Electron. Net cash, cash equivalents, available-for-sale investments, and advance to affiliates decreased in 2000, primarily due to the September 2000 redemption of the Company's common stock for $34,603,000 (Note 1).
      During 2000, $482,000 of cash was used in operating activities. A net increase in accounts receivable used cash of $419,000, primarily as a result of an increase in short-term employee advances that were repaid in January 2001.
The Company used $302,000 of cash to increase inventories, primarily at the fiber-based composites business, as well as $167,000 to reduce accounts payable, primarily at GranTek. An increase in accrued income taxes for the composites manufacturing business primarily contributed to a net $278,000 increase in other accrued liabilities.
      During 2000, the Company's primary investment activities involved the purchases and maturities of available-for-sale investments and the withdrawal of funds that were advanced to Thermo Electron under a domestic cash management arrangement (Note 1). In September 2000, the Company sold substantially all of the assets of its fiber-recovery and water-clarification services plant for $3,600,000 (Note 3). The purchase price consisted of an initial payment of $200,000 at the date of closing and a note receivable to be paid in seventeen monthly payments of $200,000, plus interest at 9.5%, beginning September 28, 2000. In addition, the Company used $3,805,000 for purchases of property, plant, and equipment, including $3,310,000 for the composites manufacturing facility.
The Company's NEXT Fiber Products subsidiary used $1,200,000 of cash to pay for the 1999 purchase of capital equipment and technology related to the development of fiber-based composites. The Company has a remaining obligation for this purchase of $500,000, which is expected to be paid in 2001 and is included in other accrued liabilities in the accompanying December 30, 2000, balance sheet.
In January 2001, the Company acquired the remaining 49% equity interest in NEXT
Fiber Products (Note 1).



Thermo Fibergen Inc.                                   2000 Financial Statements

                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

Liquidity and Capital Resources (continued)

      During the month of September 2000, the initial redemption period, holders of the Company's common stock and common stock redemption rights surrendered
2,713,951 shares of the Company's common stock at a redemption price of $12.75 per share, for a total of $34,603,000 (Note 1). The Company used available working capital to fund the payment and retired these shares immediately following the redemption. Following the September 2000 redemption period, 2,001,049 redemption rights remain outstanding. Holders of a redemption right have the option to require the Company to redeem one share of the Company's common stock at $12.75 per share in September 2001 for a total redemption value of $25,513,000. As of December 30, 2000, there were 1,075,749 shares of Company common stock held by persons other than Thermo Electron or Thermo Fibertek. In addition, Thermo Electron, Thermo Fibertek, and/or the Company may acquire additional shares of the Company's common stock in the open market. There can be no assurance that the Company will issue additional shares of its common stock through the exercise of employee stock options or other transactions. To the extent the number of redemption rights exceeds the number of shares of common stock held by persons other than Thermo Electron or Thermo Fibertek, the maximum redemption value that the Company would be required to pay is an amount equal to the redemption price of $12.75 per share times the total number of shares of the Company's common stock outstanding held by persons other than Thermo Electron or Thermo Fibertek at the time of the redemption. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron.
      During 2001, the Company plans to make expenditures for property, plant, and equipment of approximately $4,100,000, primarily at the composites manufacturing facility. The Company may make additional capital expenditures to expand its fiber-based composites business. Thermo Fibertek has agreed to lend the Company up to $5 million on commercially reasonable terms for the Company's common stock redemption obligation in September 2001 and for working capital needs. Thermo Fibertek will seek repayment of amounts advanced only to the extent permitted by Thermo Fibergen's cash flows. The Company believes that the availability of this funding from Thermo Fibertek, if required, will enable the Company to continue operations as a going concern for the foreseeable future.

Market Risk

      The Company is exposed to market risk from changes in equity prices and interest rates which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.

Equity Prices
      The Company's common stock subject to redemption is sensitive to fluctuations in the price of Company common stock. The holder of a redemption right that holds a share of the Company's common stock at such time may require the Company to redeem one share of the Company's common stock at $12.75 per share in September 2001, the second and final redemption period. If the Company's common stock is trading on the open market at a price that is less than $12.75 per share in September 2001, the holders of redemption rights that hold a share of the Company's common stock at such time would more likely than not exercise their redemption rights. In the event all redemption rights for which there are corresponding shares of the Company's common stock outstanding, other than those shares held by Thermo Electron or Thermo Fibertek, are exercised, the Company may use up to $17,026,000 in cash to settle the redemption obligation.
      In addition, changes in equity prices would result in changes in the fair value of common stock subject to redemption due to the difference between the current market price and the price at the date of issuance of the underlying financial instruments. Since the market price of the redemption rights generally fluctuates in the opposite direction of fluctuations in the market price of the Company's common stock, the effect of a 10% increase in the market price of the Company's common stock on the fair value of common stock subject to redemption would be negated in part by a decrease in the market price of redemption rights.



Thermo Fibergen Inc.                                   2000 Financial Statements

                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

Market Risk (continued)

Interest Rates
      The Company's available-for-sale investments are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase of the financial instrument. A 10% increase in year-end 2000 and 1999 market interest rates would result in a negative impact to the Company of $3,000 and $96,000, respectively, on the fair value of the Company's interest-sensitive financial instruments.





Thermo Fibergen Inc.                                   2000 Financial Statements

                        Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 2001 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

      Operating Losses. The Company has reported operating losses since its inception as a division of Thermo Fibertek Inc. on December 29, 1991. As of December 30, 2000, the cumulative operating losses of the Company were approximately $11,591,000. The Company expects to continue to incur operating losses for at least the first half of 2001. There can be no assurance that the Company will reduce or eliminate its operating losses.

      The Composites Business - a New Entrant to a New Market. In 1999, the
Company established a subsidiary to develop, produce, market, and sell fiber-based composites primarily for the building industry. The Company has recently introduced a soundwall fence, privacy fence, and decking product to the market. The Company is currently developing several roof tile products.
Development and commercialization of these new products will require significant development and testing of the product and manufacturing process and, there can be no assurance the Company's development efforts will be successful. Further, even if the Company successfully develops these new products, there can be no assurance that they will gain market acceptance. The Company's ability to successfully market these products will depend on converting the demand for wood-based and other traditional building products into demand for the Company's fiber-based composites. The Company's strategy will be to emphasize the advantages of its products over conventional wood-based and other traditional products or other competitive non-wood alternatives. To penetrate the market and gain market share, the Company must educate consumers, including wood suppliers, contractors, and homebuilders, regarding the benefits of its fiber-based products over wood and other traditional materials.

      Limited Composite Manufacturer's Experience. The Company has no experience manufacturing these products at volume, cost, and quality levels sufficient to satisfy expected demand and no assurance can be given that the Company will not encounter difficulties in connection with any large-scale manufacturing or commercialization of these new products.

      Concentration of Revenues. Historically, a significant portion of the Company's revenues in any particular period has been attributable to sales to a limited number of customers. Revenues from the Company's largest customer accounted for 27% and 43% of the Company's total revenues in 2000 and 1999, respectively. Revenues from a second customer accounted for 11% of the Company's total revenues in 2000 and 1999. Revenues from a third customer accounted for 11% and 10% of the Company's total revenues in 2000 and 1999, respectively. In addition, revenues from a fourth customer accounted for 15% of the Company's total revenues in 2000. The Company also provided fiber-recovery and water-clarification services to a mill from July 1998 to September 2000.
Revenues from these services accounted for 12% and 16% of the Company's total revenues in 2000 and 1999, respectively. The Company sold this fiber-recovery and water-clarification services plant to the host mill in September 2000 (Note
3). The loss of a significant customer, any reduction in orders from a significant customer, or the cancellation of a significant order from a customer could have a material adverse effect on the Company's results of operations.

      Risks Associated with Fiber-recovery and Water-clarification Systems. The
Company's success in this segment will depend on its ability to introduce cost effective alternative methods for waste disposal by identifying and developing new technologies to maximize the value of the components of papermaking byproducts, such as cellulose fibers and minerals, for sale into other markets.
There can be no assurance that the Company will succeed in obtaining or developing such new technologies. Failure of the Company to obtain or develop such technologies, or to develop active markets for the components of the papermaking byproducts it processes, could reduce the Company's anticipated revenues.



Thermo Fibergen Inc.                                   2000 Financial Statements

                        Forward-looking Statements

      Risks Associated with Stock Redemption Rights. In September 2000, holders representing 2,713,951 shares elected to have Thermo Fibergen redeem their shares during the first of two redemption periods. Thermo Fibertek and Thermo
Electron currently own 91% and 0.1% of the Company's shares, respectively, and the remaining publicly traded shares of the Company trade lightly due to limited liquidity. In addition, the common stock may be de-listed from the American
Stock Exchange which would further harm the trading of the stock. If the common stock is de-listed from the American Stock Exchange, the Company may also decide to de-register the common stock and common stock redemption rights and terminate its reporting obligations under the Securities and Exchange Act of 1934 including its obligation to file annual and other periodic reports or to provide the type of going private disclosure contained in the Tender Offer Statement and Rule 13e/3 Transaction Statement issued in connection with the first redemption period.
      Since Thermo Fibertek owns more than 90% of the Company's shares, it will be able to cause Thermo Fibergen to merge with Thermo Fibertek without any action by the Board of Directors or stockholders of Thermo Fibergen. Although
Thermo Fibertek does not currently plan to merge Thermo Fibergen into Thermo
Fibertek, Thermo Fibertek plans to evaluate the benefits and detriments of a merger after the 2001 redemption period and may determine to merge Thermo
Fibergen into Thermo Fibertek. In the event of such a merger, Thermo Fibertek would be required to pay a fair value for the remaining Thermo Fibergen shares.
The second and last redemption period is September of 2001. After that date, any remaining redemption rights would expire worthless and the Company would not be obliged to redeem additional shares of common stock.
      The Company currently has $13.2 million of cash and available-for-sale investments. The Company is currently operating at a loss and there can be no guarantee that such losses will not continue. In addition, the Company may be required to use available cash to redeem shares of its common stock in the event that holders of the redemption rights that hold shares of the Company's common stock exercise their rights in September 2001. Although the Company has received a commitment for up to $5 million in additional capital from Thermo Fibertek, there can be no assurance that the exercise of the redemption rights will not have a material adverse effect on the Company's liquidity.

      Risks Associated with Protection, Defense, and Use of Proprietary
Technology and Intellectual Property. The Company holds several United States and foreign patents relating to various aspects of the processing and use of cellulose-based granular materials, including the processing and use of such materials as an agricultural carrier. In addition, the Company has filed several patents relating to its composite material business. Proprietary rights relating to the Company's technology are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. Moreover, although the Company is developing technologies for which it believes that it may be able to obtain patent protection, there can be no assurance that patents will issue from any pending or future patent applications owned by, or licensed to, the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's services or products, or gain access to its trade secrets and know-how. No assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights under these patents will provide competitive advantages to the Company. In addition, competitors may design around the Company's technology or develop competing technologies. The Company could incur substantial costs in defending suits brought against the Company to challenge the validity of the Company's patents or in suits in which the Company may assert our patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the business and results of operations could be materially adversely affected.
      In addition, there can be no assurance that third parties will not assert claims against the Company to the effect that the Company is infringing their intellectual property rights. The Company could incur substantial costs and diversion of management resources with respect to the defense of these claims, which could have a material adverse effect on the business, financial condition, and results of operations. In addition, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute, or market our products and services in the U.S. or abroad.



Thermo Fibergen Inc.                                   2000 Financial Statements

                        Forward-looking Statements

      In the event that a claim relating to intellectual property is asserted against the Company or there are pending or issued patents held by parties not affiliated with the Company that relate to our products or technology, the Company may seek licenses to, or challenge the validity of, such intellectual property. There can be assurance, however, licenses could be obtained on commercially reasonable terms, if at all, or that such challenge would be successful. The failure to obtain the necessary licenses or other rights could prevent the sale, manufacture, or distribution of the Company's products and, therefore, could have a material adverse effect on our business, financial condition, and results of operations.
      The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentially agreements with our collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

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

      Competition. The Company encounters intense competition in the sale of its Biodac agricultural carrier products, cat box filler, and other products made from the recoverable components of papermaking byproducts. The Company's main competitors are companies that produce clay-based products. Many of the Company's competitors have substantially greater financial, marketing, and other resources than the Company, as well as better established distribution channels and brand name recognition. There can be no assurance that the Company will be able to compete effectively in the markets for its cellulose-based products.
      The Company expects to encounter intense competition in the sale of its fiber-based composite products. The Company expects that its principal competitors for its composite materials will be producers of traditional products such as pressure treated lumber, and clay and slate tiles. Many of the suppliers of traditional products have established ties in the building industry. In addition, the Company expects to compete with other manufacturers of composite products. The dominant provider of composite decking products is Trex Company, Inc. In addition to TREX, there are several other manufacturers of composite products and many suppliers of traditional products have announced plans to develop new composite products. No assurance can be given that these technologies will not be superior to those of the Company. Many of these competitors may have substantially greater financial, marketing, and other resources than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their services and products than the Company. There can be no assurance that the Company will be able to compete effectively with its competitors. The Company expects to compete on the basis of product quality and price.

      Environmental and Regulatory Risks. Federal, state, and local environmental laws govern air emissions and discharges into water, as well as the generation, transportation, storage, treatment, and disposal of solid waste.
These laws establish standards governing most aspects of the operation of the Company's facility in Green Bay, Wisconsin. Although the Company was issued the governmental permits required to operate the Green Bay plant, there can be no assurance that all required additional permits will be issued for the plant, or that the requirements for continued permitting under environmental regulatory laws and policies governing their enforcement will not change, requiring new technology or stricter standards for the control of discharges of air or water pollutants, or for solid waste handling and disposal. Such future developments could affect the manner in which the Company operates its Green Bay plant, could require significant additional expenditures to achieve compliance with such requirements, or could delay or result in the abandonment of certain projects.



Thermo Fibergen Inc.                                   2000 Financial Statements

                        Forward-looking Statements

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

      Commodity Price Risks. The Company uses natural gas in the production process for its Cellulose-based products at GranTek. Natural gas prices have sharply increased in the last six months. The Company manages its exposure to natural gas price fluctuations by entering into short-term forward contracts to purchase specified quantities of natural gas from a supplier. There can be assurance that the Company will be effective in managing its exposure to natural gas price fluctuations. Continued high natural gas prices will have a material adverse effect on the Company's business.







Thermo Fibergen Inc.                                   2000 Financial Statements

                      Selected Financial Information


(In thousands except per share amounts)                2000 (a)  1999 (b)       1998       1997       1996
----------------------------------------------------------------------------------------------------------

Statement of Operations Data
Revenues                                                $ 7,794   $ 8,579    $ 5,276    $ 4,836    $ 2,223
Net Income (Loss)                                           423     1,040        399      1,098       (367)
Earnings (Loss) per Share:
 Basic                                                      .03       .07        .03        .07       (.03)
 Diluted                                                    .03       .07        .02        .07       (.03)

Balance Sheet Data
Working Capital                                         $(9,394)  $(9,167)   $55,909    $58,609    $56,477
Total Assets                                             38,465    72,438     71,116     70,164     71,033
Common Stock Subject to Redemption                            -         -     58,260     57,176     56,087
Shareholders' Investment                                  5,836     5,640     11,242     11,959     11,921

(a) Reflects the sale of the fiber-recovery and water clarification services plant for $3,600,000, resulting in a gain of $729,000, and the September 2000 redemption of Company common stock for $34,603,000.
(b) Reflects the reclassification of common stock subject to redemption to current liabilities.

Common Stock Market Information
      The Company's common stock and redemption rights traded together as units until December 12, 1996, after which the Company's common stock and redemption rights traded separately. The Company's common stock and redemption rights are traded on the American Stock Exchange under the symbols TFG and TFG_r, respectively. The following table sets forth the high and low sale prices of the Company's equity securities for 2000 and 1999, as reported in the consolidated transaction reporting system.

                                                                    Common Stock        Redemption Rights
                                                               ---------------------   -------------------
Quarter                                                              High        Low       High        Low
----------------------------------------------------------------------------------------------------------

2000
First                                                            $12 3/16   $11  5/8  $   15/16   $  13/16
Second                                                            12 7/16    11  1/4    1             9/16
Third                                                             12  1/2    11  1/2        3/4        1/4
Fourth                                                            12  7/8    11  1/4        1/2        3/8

1999
First                                                            $ 9  3/8   $ 8  1/2  $ 3   3/8   $ 2  5/8
Second                                                            11  3/4     9 1/16    2   1/2     1 3/16
Third                                                             11  1/2    11 3/16    1   3/8     1 1/16
Fourth                                                            12 3/16    10  1/4    1 15/16        7/8

      As of January 26, 2001, the Company had 8 and 3 holders of record of its common stock and redemption rights, respectively. This does not include holdings in street or nominee names. The closing market price on the American Stock
Exchange for the Company's common stock and redemption rights on January 26, 2001, was $11 7/16 per share and $1/2 per share, respectively.



Thermo Fibergen Inc.                                   2000 Financial Statements

Security Holder Services
      Holders of Thermo Fibergen Inc. common stock or redemption rights who desire information about the Company are invited to contact the Investor
Relations Department, Thermo Fibergen Inc., 81 Wyman Street, P.O. Box 9046,
Waltham, Massachusetts 02454-9046, (781) 622-1111.

Transfer Agent
      American Stock Transfer & Trust Company is the transfer agent and maintains holders' activity records. The agent will respond to questions on issuance of stock and rights certificates, change of ownership, lost stock and rights certificates, and change of address. For these and similar matters, please direct inquiries to:

      American Stock Transfer & Trust Company
      Shareholder Services Department
      59 Maiden Lane
      New York, New York 10038
      (718) 921-8200

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended
December 30, 2000, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo
Fibergen Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046.



